Filed Pursuant to Rule 424(b)(3)
Registration No. 333-187188

April 22, 2013

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders to be held on May 21, 2013, at 10:00 am (Pacific Standard Time) at Suite 408, 1199 West Pender Street, Vancouver, British Columbia, Canada for the following purposes:

1.

to approve the Plan of Conversion, a copy of which is attached as Schedule “A” to this Proxy Statement/Prospectus, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “Conversion” and a “Continuation”; and

2.	to transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board of Directors has approved the Plan of Conversion to change our corporate jurisdiction from Nevada to British Columbia. Therefore, our Board of Directors recommends that you vote “FOR” the Continuation of Canyon from Nevada to British Columbia.

Following completion of the Continuation, we will continue to be listed on the TSX Venture Exchange under the symbol “CNC” and quoted on the OTC Bulletin Board and OTC Markets QB (“OTCQB”) under the symbol “CNYC”.

See the “Risk Factors” beginning on page 8 of this Proxy Statement/Prospectus for a discussion of certain risks that you should consider as stockholders of our company in regards to the Continuation and the ownership of shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated April 22, 2013 and is first being sent or given to our stockholders on or about April 22, 2013.

Sincerely,

CANYON COPPER CORP.

/s/ Benjamin Ainsworth
Benjamin Ainsworth,
Chief Executive Officer and President

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 21, 2013

To Our Stockholders:

A special meeting of the stockholders of Canyon Copper Corp. will be held on May 21, 2013, at 10:00 am (Pacific Standard Time) at Suite 408, 1199 West Pender Street, Vancouver, British Columbia, Canada, for the following purpose:

1.

to approve the Plan of Conversion, a copy of which is attached as Schedule “A” to this Proxy Statement/Prospectus, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by means of a process called a “Conversion” and a “Continuation”; and

2.	to transact such other business as may properly come before the special meeting or any adjournment thereof.

The accompanying Proxy Statement/Prospectus provides additional information in relation to the special meeting and is supplemental to, and expressly made part of the Notice of Special Meeting. Our Board of Directors approved the Plan of Conversion to change our corporate jurisdiction from Nevada to British Columbia. Therefore, our Board of Directors recommends that you vote “FOR” the continuation of Canyon from Nevada to British Columbia.

Only stockholders of record at the close of business on April 19, 2013 are entitled to notice of and to vote at the meeting. Whether or not you expect to attend the special meeting in person, we urge you to submit your vote as promptly as possible by marking, signing and dating the enclosed proxy card and returning it to our office at Suite 408, 1199 West Pender Street, Vancouver, British Columbia V6E 2R1 or by facsimile at (604) 684-9365. You may revoke your proxy at any time before the special meeting. If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions in the voting instruction card furnished to you by such record holder.

Under Nevada law, stockholders of record who do not vote in favor of the Plan of Conversion may exercise their dissent rights to obtain fair value of their shares of stock if the Continuation is completed. You must strictly follow the procedures of Nevada law including, among other things, submitting a written demand before the vote is taken on the adoption of the Plan of Conversion and you must not vote in favor of the Plan of Conversion.

Dated at Vancouver, British Columbia, this 22nd day of April, 2013

BY ORDER OF THE BOARD OF DIRECTORS
CANYON COPPER CORP.

/s/ Benjamin Ainsworth
Benjamin Ainsworth,
Chief Executive Officer and President
Vancouver, British Columbia

PROXY STATEMENT/PROSPECTUS

PROXY STATEMENT/PROSPECTUS SUMMARY

As used in this Proxy Statement/Prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company”, “Canyon” and “Canyon Nevada” refers to Canyon Copper Corp. The term “Canyon B.C.” means Canyon Copper Corp. a British Columbia company, whose shares you are expected to own after we change our corporate jurisdiction from the state of Nevada to the province of British Columbia. All dollar amounts in this Proxy Statement/Prospectus are in U.S. dollars unless otherwise stated. You should read the entire Proxy Statement/Prospectus before making a decision.

About Us

We were incorporated on January 21, 2000 under the laws of the State of Nevada. Our principal executive office is located at Suite 408, 1199 West Pender Street, Vancouver, British Columbia, Canada V6E 2R1. Our telephone number is (604) 331-9526.

Overview of Our Business

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We currently hold 100% title in a major claim block totalling 661 unpatented mineral claims, covering approximately 13,220 acres located in Mineral County, Nevada (the “New York Canyon Claims”). We also hold 21 patented mineral claims covering an area of approximately 420 acres, located within the New York Canyon Claims area. We collectively refer to the New York Canyon Claims and the patented claims as the “New York Canyon Project.” See the sections titled “Our Business” and “Properties – New York Canyon Project” for additional information.

We also hold an option to acquire a 100% interest in a copper porphyry project comprised of 307 unpatented mineral claims having an area of approximately 6,300 acres located on the northern end of the Walker Lane Belt in Plumas County, California (the “Moonlight Property”). We acquired our interest in the Moonlight Property pursuant to an assignment agreement dated November 25, 2011 among Metamin Enterprises Inc. (the “Assignor”), a company controlled by Benjamin Ainsworth, our Chief Executive Officer, President, Secretary and director, Metamin Enterprises USA Inc., a wholly owned subsidiary of the Assignor, and Canyon. On January 24, 2013, we entered into an agreement with Sandfield Resources Ltd. (“Sandfield”) and Sandfield Resources (USA) Inc. whereby we agreed to transfer to Sandfield up to a 70% interest in our optioned Moonlight Property. See the sections titled “Our Business” and “Properties – Moonlight Property” for additional information.

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that commercially viable mineral deposits exist on our claims or that we will discover commercially exploitable levels of mineral resources on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Proposal – The Continuation

We are proposing to change our jurisdiction of incorporation from Nevada to British Columbia through a process known as a conversion under Nevada corporate law, and known as a continuation under British Columbian corporate law (the "Continuation" or the "Conversion").

If the stockholders approve the Continuation at the special meeting, we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia company and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia company immediately after the Continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the Continuation. The officers and directors of our company immediately before the Continuation becomes effective will be the officers and directors of the British Columbia company. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common stock will become one common share of the British Columbia company.

The Continuation and the Plan of Conversion are also subject to approval by the holders of a majority of the outstanding shares of our common stock and the TSX Venture Exchange.

Our directors and executive officers, who currently hold an aggregate of 1,959,251 shares of our common stock, approximately 2.9% of our outstanding common stock, have approved the Continuation and indicated that they intend to vote their shares for the approval of the Continuation and adopt the Plan of Conversion.

Our Board of Directors recommends that you vote “FOR” the approval of the Plan of Conversion.

The Continuation is set out in detail under the section titled “Continuation to British Columbia”.

Reasons for the Continuation

We believe that it is in the best interests of Canyon to become a British Columbia company because we believe that the change of our corporate jurisdiction to the Province of British Columbia, Canada will more accurately reflect our operations, which are headquartered in and managed from the Province of British Columbia, Canada. We also believe that changing our corporate jurisdiction to the Province of British Columbia, Canada more accurately reflects the identity of our company because Canada is the country from which we have derived much of our financing, and our common stock is listed on the TSX Venture Exchange in Canada. See “Continuation to British Columbia – Reasons for Continuation”.

Regulatory Approvals

In order for our company to carry out the Continuation, it will be necessary for us to comply with the provisions of the corporate law of the Nevada Revised Statutes (“NRS”) and the Business Corporations Act (British Columbia). Under the NRS, a Nevada corporation is required to obtain approval from the holders of a majority of its voting power in order to carry out a conversion.

If our stockholders adopt the Plan of Conversion, then we intend to file articles of conversion with the Secretary of State of Nevada. After that, we intend to submit a continuation application to the Registrar of Companies of British Columbia. Upon the filing of the continuation application and subsequent receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia company.

The Continuation is subject to the approval of the TSX Venture Exchange.

Material Tax Consequences

The following is a brief summary of certain tax consequences the Continuation will have for stockholders. Stockholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences for stockholders is set out under the sections of this Proxy Statement/Prospectus titled "Material United States Federal Tax Consequences" and "Material Canadian Income Tax Consequences".

United States Federal Tax Consequences

The Continuation will result in the application of the U.S. “corporate inversion” rules. United States federal income tax law with respect to corporate inversions provides in certain cases that a non-U.S. corporation may be treated as a U.S. corporation for all purposes of the Code. An inversion can occur in certain transactions in which a non-U.S. corporation acquires substantially all of the assets of or equity interests in a U.S. corporation, if, after the transaction, former equity owners of the U.S. corporation own 80% or more of the stock, by vote or by value, in the non-U.S. corporation. We believe that these conditions will be met as a result of the Continuation.

Thus, even though following the Continuation, we will be organized under the laws of British Columbia, Canada and treated as a Canadian company for corporate law and Canadian tax purposes, we will be treated also as a U.S. domestic corporation under United States federal tax law, fully subject to United States federal income tax on our worldwide income under Section 7874(b) of the Code.

The Continuation will be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and will therefore not be taxable to us. Moreover, U.S. Holders (as defined hereinafter) will not recognize gain or loss on their shares of common stock as a result of the Continuation. Accordingly, such stockholders’ tax bases in and holding periods for their shares of common stock after the Continuation will be the same as their tax bases in and holding periods for the shares of common stock before the Continuation.

However, we are a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes with respect to our Non-U.S. Holders (as defined hereafter). Therefore, unless certain trading requirements are met, the deemed exchange of shares of our common stock by a Non-U.S. Holder pursuant to the Continuation will be a taxable transaction to Non-U.S. Holders, who will be subject to U.S. federal income tax with respect to the gain recognized (unless the Non-U.S. Holder complies with certain notice requirements of the IRS). In addition, we would be required to withhold tax at a rate of 10% of the value of the shares of our common stock received by such Non-U.S. Holder in the Continuation and to report and remit such tax to the IRS within 20 days of the Continuation, absent of receiving certification from a Non-U.S. Holder that it will comply with certain notice requirements to the IRS.

Our company and our stockholders may be required to report certain information to the IRS in connection with the Continuation. Accordingly, U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding any statements or information reporting to the IRS in connection with the Continuation.

Canadian Tax Consequences

The Continuation should not give rise to Canyon having any liability for Canadian income tax. Following Continuation, Canyon will be a resident of Canada and subject to Canadian income tax on a worldwide basis. In addition, the Continuation shall not cause any tax liability for shareholders of Canyon, whether resident in Canada or elsewhere. However, Canyon will be required to withhold the required withholding tax on dividends paid to a shareholder not resident in Canada following Continuation.

Accounting Treatment of the Continuation

For United States accounting purposes, the Continuation of our company from a Nevada corporation to a British Columbia company represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflected in the accounts of Canyon B.C. based on existing carrying values at the date of the exchange. The historical comparative figures of Canyon B.C. will be those of Canyon Nevada. See “Continuation to British Columbia – Accounting Treatment of the Continuation”.

Reporting Obligations under Securities Laws

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under both the United States and Canadian securities laws. However, these requirements should be reduced because we would no longer be a United States company.

We currently prepare our financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). We file our audited annual financial statements with the Securities and Exchange Commission on annual reports on Form 10-K and our unaudited interim financial statements with the Securities and Exchange Commission on quarterly reports on Form 10-Q. Additionally, we are a reporting issuer in the Provinces of British Columbia and Alberta, Canada.

Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Securities Exchange Act of 1934 (the “Exchange Act”). Although we plan to file a Form 15 (the “Form 15”) to terminate and suspend our duty to file reports under the Exchange Act, rule 12h-3(c) of the Exchange Act provides that we will be required to file the balance of our quarterly and annual reports for our fiscal year ended June 30, 2013. As a foreign private issuer, we anticipate that we will file an annual report on Form 20-F for the fiscal year ended June 30, 2013. We will file our interim financial statements and management’s discussion and analysis, in the form required by Canadian securities legislation, with the Securities and Exchange Commission on Form 6-K. We anticipate that we will continue to prepare our financial statements for the balance of fiscal 2013 in accordance with US GAAP and then will prepare our financial statements in accordance with International Financial Reporting Standards (“IFRS”).

In addition, as a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will no longer be subject to the insider reporting requirements of Section 16(b) of the Exchange Act and we will no longer be subject to the proxy rules of Section 14 of the Exchange Act. Furthermore, Regulation FD does not apply to non-United States companies and will not apply to us upon completion of the Continuation.

Whether or not we change our corporate jurisdiction to the Province of British Columbia, Canada, we will remain subject to Canadian disclosure requirements including those requiring that we publish news releases and file reports about material changes to or for our company, send you information circulars with respect to meetings of our stockholders, file annual and quarterly financial statements and related management’s discussion and analysis and those that require that our officers, directors and major shareholders to file reports about trading in our shares.

Comparative Rights of Stockholders

You will continue to hold the same shares you now hold following the Continuation from Nevada to British Columbia. However, the rights of stockholders under the NRS differ in certain ways from the rights of shareholders under British Columbia law. See the section titled “Material Differences of the Rights of our Stockholders After the Change of our Corporate Jurisdiction”.

Our Authorized Capital after the Change of Our Corporate Jurisdiction

The application for the Continuation provides that our authorized capital after the change of our corporate jurisdiction will consist of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value. Our Articles of Incorporation, as amended, presently provides that our authorized capital is 131,666,666 shares of common stock with a par value of $0.00001 per share and 100,000,000 shares of preferred stock with a par value of $0.00001 per share.

Dissenters’ Rights

Under the NRS, our stockholders are entitled to dissent from approval of the Continuation pursuant to section 92A.380 of the NRS and to be paid the “fair value” of their shares of our common stock if the Continuation is completed. Stockholders electing to exercise these dissenter rights must comply with the provisions of sections 92A.300 to 92A.500 of the NRS. We will require strict compliance with the statutory procedures. A copy of the relevant provisions of the NRS is attached as Schedule B to this Proxy Statement/Prospectus. A more comprehensive discussion of dissenters’ rights is set out in the section titled “The Special Meeting – Dissenters’ Rights”.

Exchange of Share Certificates

Upon the effectiveness of the Continuation, Canyon B.C. will mail a letter of transmittal with instructions to each holder of record of our shares outstanding immediately before the effective time of the Continuation for use in exchanging certificates formerly representing shares of Canyon Nevada for certificates representing shares of Canyon B.C. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from Canyon B.C.

Listing on the TSX Venture Exchange and Quotation on the OTC Bulletin Board and OTCQB

Our common stock is listed for trading on the TSX Venture Exchange under the symbol “CNC” and quoted on the OTC Bulletin Board and OTCQB under the symbol “CNYC”. We expect that immediately following the Continuation, the common shares of Canyon B.C. will continue to be quoted on the OTC Bulletin Board and the OTCQB and listed on the TSX Venture Exchange under the same symbols.

However, upon our terminating and suspending our reporting obligations under the Exchange Act after fiscal 2013, the shares of our common stock will no longer be eligible for quotation on the OTC Bulletin Board and OTCQB.

RISK FACTORS

An investment in our common stock involves certain risks. In evaluating us and our business, investors should carefully consider the following risk factors in addition to the other information included in this Proxy Statement/Prospectus.

You should read the first set of risk factors in deciding whether to approve our Continuation from Nevada to British Columbia. You may also find it helpful to read the subsequent risk factors so you understand more clearly the risks associated with our business. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

Risk Related to the Continuation

We will still be treated as a U.S. corporation and taxed on our worldwide income after the Continuation.

The continuation of our company from the State of Nevada to the Province of British Columbia, Canada is considered a migration of our company from the State of Nevada to the Province of British Columbia, Canada. Certain transactions whereby a U.S. corporation migrates to a foreign jurisdiction can be considered by the United States Congress to be an abuse of the U.S. tax rules because thereafter the foreign entity is not subject to U.S. tax on its worldwide income. Section 7874(b) of the Internal Revenue Code of 1986, as amended (the “Code”), was enacted in 2004 to address this potential abuse. Section 7874(b) of the Code provides generally that certain corporations that migrate from the United States will nonetheless continue to be treated as United States corporations for all U.S. federal tax purposes, including being subject to U.S. tax on their worldwide income unless the migrating entity has substantial business activities in the foreign country to which it is migrating when compared to its total business activities.

Section 7874(b) of the Code will apply to the migration of our company from the State of Nevada to the Province of British Columbia, Canada, and our company will continue to be a U.S. domestic corporation for U.S. federal tax purposes and will be subject to United States federal income taxation on its worldwide income. Section 7874(b) of the Code will apply to our migration unless we have substantial business activities in Canada when compared to our total business activities, which we do not anticipate will be the case.

If we complete the Continuation, we will no longer be required to file quarterly financial statements that have been reviewed by our independent auditors, as required by the Exchange Act.

If we change our corporate jurisdiction to the Province of British Columbia, Canada, we will still have to comply with reporting requirements under United States securities laws. However, these requirements could be reduced because we will no longer be incorporated in a state of the United States.

We currently prepare our financial statements in accordance with US GAAP. We file our audited annual financial statements with the Securities and Exchange Commission with our annual reports on Form 10-K and we file our unaudited interim financial statements with the Securities and Exchange Commission with our quarterly reports on Form 10-Q. Upon completion of the Continuation, we anticipate that we will meet the definition of a “foreign private issuer” under the Exchange Act. As a foreign private issuer, we anticipate that we will be eligible to file our annual report for fiscal 2013 with the Securities and Exchange Commission on Form 20-F. We would also not be required to file quarterly reports on Forms 10-Q. Instead, we would file with the Securities and Exchange Commission on a quarterly basis interim financial statements that have not been reviewed by our auditors, together with management’s discussion and analysis in the form required under Canadian securities legislation. We anticipate that we will continue to prepare our financial statements in accordance with US GAAP for the balance of fiscal 2013 and thereafter will prepare our financial statements in accordance with IFRS.

If we complete the Continuation, insiders of our company will no longer be required to file insider reports under Section 16(a) of the Exchange Act and they will no longer be subject to the “short swing profit rule” of Section 16(b) of the Exchange Act.

As a foreign private issuer, our directors, officers and stockholders owning more than 10% of our outstanding common stock will be subject to the insider filing requirements imposed by Canadian securities laws but they will be exempt from the insider requirements imposed by Section 16 of the Exchange Act. The Canadian securities laws do not impose on insiders any equivalent of the “short swing profit rule” imposed by Section 16 and, after completion of the Continuation, our insiders will not be subject to liability for profits realized from any “short swing” trading transactions, or a purchase and sale, or a sale and purchase, of our equity securities within less than six months. As a result, our stockholders may not enjoy the same degree of protection against insider trading as they would under Section 16 of the Exchange Act.

If we complete the Continuation, our company will no longer be required to comply with Regulation FD.

Regulation FD, which prevents certain selective disclosure by reporting companies, does not apply to non-United States companies and will not apply to us upon completion of the Continuation. As a result, our stockholders may not enjoy the same degree of protection against selective disclosure as they would under Regulation FD.

Your rights as a stockholder of our company will change as a result of the Continuation.

Because of the differences between Nevada law and British Columbia law, your rights as a stockholder will change if the Continuation is completed. A detail discussion is set forth under the section titled “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction”.

The market for shares of our company as a British Columbia company may differ from the market for shares of our company as a Nevada corporation.

Although we anticipate that our common shares will continue to be quoted on the OTC Bulletin Board and OTCQB and listed on the TSX Venture Exchange following the completion of the Continuation, the market prices, trading volume and volatility of the shares of our company as a British Columbia company could be different from those of the shares of our company as a Nevada corporation. We cannot predict what effect, if any, the Continuation will have on the market price prevailing from time to time or the liquidity of our common shares.

Risk Factors Related to Our Business

We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activities and if we do not obtain sufficient financing, our business will fail.

We were incorporated on January 21, 2000 and to date have been involved primarily in the acquisition of our mineral property and the exploration and development on this property. We have no exploration history upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

-	our ability to locate a profitable mineral property; and

-	our ability to generate revenues.

Our plan of operation calls for significant expenses in connection with the exploration of the New York Canyon Project, which may require us to obtain financing. We recorded a net loss of $596,018 for the six months ended December 31, 2012 and have an accumulated deficit of $23,031,631 since inception. As at December 31, 2012, we had cash of $198,535. For the next twelve months, we have sufficient funds to meet our annual claim payments and meet our ongoing reporting obligations. However, we will require additional financing in order to implement our geochemical sampling program and the test drilling program on the New York Canyon Project. There is no assurance we will be successful in raising such funding or on terms that are acceptable to us. Since inception, we have been dependent on investment capital and debt financing from third parties as our primary source of liquidity. We anticipate continuing to rely on sales of shares of our common stock and loans in order to continue to fund our business operations. Issuances of additional shares will result in further dilution of our existing shareholders.

Obtaining financing would be subject to a number of factors, including the market prices for the mineral property and base and precious metals. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral properties and the production of minerals thereon, if any, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to ever generate any operating revenues or achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we are an exploration stage company, our business has a high risk of failure.

As noted in the financial statements that are included with this Proxy Statement/Prospectus, we are an exploration stage company that has incurred net losses since inception, we have not attained profitable operations and we are dependent upon obtaining adequate financing to complete our exploration activities. The success of our business operations will depend upon our ability to obtain further financing to complete our planned exploration program and to attain profitable operations. If we are not able to complete a successful exploration program and attain sustainable profitable operations, then our business will fail.

Because we have not commenced business operations, we face a high risk of business failure.

We have not earned any revenues as of the date of this Proxy Statement/Prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

We have no known mineral reserves and if we cannot find any, we will have to cease operations.

We have no mineral reserves. Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we are able to find mineral reserves on our property our production capability is subject to further risks including:

-

Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

-	Availability and costs of financing;
-	Ongoing costs of production; and
-	Environmental compliance regulations and restraints.

The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond our control and which cannot be accurately predicted, such as market fluctuations, the lack of milling facilities and processing equipment near our mineral properties and such other factors as government regulations, including regulations relating to allowable production, exporting of minerals, and environmental protection. If we do not find a mineral reserve or define a mineral inventory containing gold, silver or copper or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and investors will lose their investment.

In order to maintain our rights to our mineral properties, we will be required to make annual filings with federal and state regulatory agencies and/or be required to complete assessment work on our mineral properties.

In order to maintain our rights to our mineral properties, we will be required to make annual filings with federal and state regulatory authorities. In addition, we may be required by federal and/or state legislation or regulations to complete minimum annual amounts of mineral exploration work on our mineral properties. A failure by us to meet the annual maintenance requirements under federal and state laws could cause our rights to our mineral properties to lapse.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages if and when we conduct mineral exploration activities.

The search for valuable minerals involves numerous hazards. As a result, if and when we conduct exploration activities we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

If the price of base and precious metals declines, our financial condition and ability to obtain future financings will be impaired.

The price of base and precious metals is affected by numerous factors, all of which are beyond our control. Factors that tend to cause the price of base and precious metals to decrease include the following:

(i)	Sales or leasing of base and precious metals by governments and central banks;

(ii)	A low rate of inflation and a strong US dollar;

(iii)	Speculative trading;

(iv)	Decreased demand for base and precious metals industrial, jewelry and investment uses;

(v)	High supply of base and precious metals from production, disinvestment, scrap and hedging;

(vi)	Sales by base and precious metals producers and foreign transactions and other hedging transactions; and

(vii)

Devaluing local currencies (relative to base and precious metals price in US dollars) leading to lower production costs and higher production in certain major base and precious metals producing regions.

Our business is dependent on the price of base and precious metals. We have not undertaken hedging transactions in order to protect us from a decline in the price of base and precious metals. A decline in the price of base and precious metals may also decrease our ability to obtain future financings to fund our planned development and exploration programs.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Our success is dependent upon the performance of key personnel working full-time in management, supervisory and administrative capacities or as consultants. This is particularly true in highly technical businesses such as mineral exploration. These individuals are in high demand and we may not be able to attract the personnel we need. The loss of the services of senior management or key personnel could have a material and adverse effect on us, our business and results of operations. Failure to hire key personnel when needed, or on acceptable terms, would have a significant negative effect on our business.

As we undertake exploration of our mineral properties, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We are required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;

(ii)	Dust generation will have to be minimal or otherwise re-mediated;

(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;

(v)	Ground water will have to be monitored for any potential contaminants;

(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

There is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. If remediation costs exceed our cash reserves we may be unable to complete our exploration program and have to abandon our operations.

If we become subject to increased environmental laws and regulation, our operating expenses may increase.

Our exploration and development programs are regulated by US Federal, California and Nevada state environmental laws that relate to the protection of air and water quality, hazardous waste management and mine reclamation. These regulations will impose operating costs on us. If the regulatory environment for our operations changes in a manner that increases costs of compliance and reclamation, then our operating expenses would increase with the result that our financial condition and operating results could be adversely affected.

There has been a very limited public trading market for our securities, and the market for our securities may continue to be limited and be sporadic and highly volatile.

There is currently a limited public market for our common stock. Our common stock trades in Canada on the TSX Venture Exchange and over the counter in the United States on the OTC Bulletin Board and OTCQB market place. We cannot assure you that an active market for our shares will be established or maintained in the future. The OTC Bulletin Board and OTCQB are not national securities exchanges, and many companies have experienced limited liquidity when traded through these quotation systems. Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so. In addition, there can be no assurances that such markets will continue or that any shares, which may be purchased, may be sold without incurring a loss. The market price of our shares, from time to time, may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations. This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially. Many factors that are beyond our control may significantly affect the market price of our shares. These factors include:

(a)	price and volume fluctuations in stock markets;
(b)	changes in our operating results;
(c)	any increase in losses from levels expected by securities analysts;
(d)	changes in regulatory policies or law;
(e)	operating performance of companies comparable to us; and
(f)	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for the shares or might otherwise receive than if an active public market existed.

If we complete a financing through the sale of additional shares of our common stock, shareholders will experience dilution.

The most likely source of future financing presently available to us is through the issuance of our common stock. Any sale of share capital will result in dilution to existing shareholders. The only other anticipated alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated.

Because our stock is a penny stock, stockholders will be more limited in their ability to sell their stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system.

Because our securities constitute "penny stocks" within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the quotation price of our common stock is less than $5.00 per share, the common stock will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

1.	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

2.

contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

3.	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

4.	contains a toll-free telephone number for inquiries on disciplinary actions;

5.	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

6.	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

Non-U.S. holders of our common stock, in certain situations, could be subject to U.S. federal income tax upon the sale, exchange or disposition of our common stock.

We believe that we are, and will remain for the foreseeable future, a “U.S. real property holding corporation” for U.S. federal income tax purposes. As a result, under the Foreign Investment in Real Property Tax Act (“FIRPTA”) certain non-U.S. investors may be subject to U.S. federal income tax on gain from the disposition of shares of our common stock, in which case they would also be required to file U.S. tax returns with respect to such gain, and may be subject to a withholding tax with respect to a disposition of our stock. In general, whether these FIRPTA provisions apply depends on the amount of our common stock that such non-U.S. investors hold and whether, at the time they dispose of their shares, our common stock is regularly traded on an established securities market within the meaning of the applicable Treasury Regulations. So long as our common stock continues to be regularly traded on an established securities market, only a non-U.S. investor who has held, actually or constructively, more than 5% of our common stock at any time during the shorter of (i) the five-year period ending on the date of disposition, and (ii) the non-U.S. investor’s holding period for its shares, may be subject to U.S. federal income tax on the disposition of our common stock under FIRPTA.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this Proxy Statement/Prospectus constitute "forward-looking statements.” These statements, identified by words such as “plan,” "anticipate,” "believe,” "estimate,” "should,” "expect" and similar expressions include our expectations and objectives regarding our future financial position, operating results and business strategy. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, performance or achievements of Canyon to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current exploration activities; changes in project parameters as plans continue to be refined; changes in labour costs; future mineral prices; equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry, including but not limited to environmental hazards, cave-ins, pit-wall failures, flooding, rock bursts and other acts of God or unfavourable operating conditions and losses; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section titled "Risk Factors" in this Proxy Statement/Prospectus.

Forward looking statements are based on a number of material factors and assumptions, including the results of exploration and drilling activities, the availability and final receipt of required approvals, licenses and permits, that sufficient working capital is available to complete proposed exploration and drilling activities, that contracted parties provide goods and/or services on the agreed time frames, the equipment necessary for exploration is available as scheduled and does not incur unforeseen break downs, that no labour shortages or delays are incurred and that no unusual geological or technical problems occur. While we consider these assumptions may be reasonable based on information currently available to it, they may prove to be incorrect. Actual results may vary from such forward-looking information for a variety of reasons, including but not limited to risks and uncertainties disclosed in the section titled “Risk Factors” in this Proxy Statement/Prospectus.

We intend to discuss in our Quarterly Reports and Annual Reports any events or circumstances that occurred during the period to which such documents relate that are reasonably likely to cause actual events or circumstances to differ materially from those disclosed in this Proxy Statement/Prospectus. New factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on our business or the extent to which any factor, or combination of such factors, may cause actual results to differ materially from those contained in any forwarding looking statement.

CONTINUATION TO BRITISH COLUMBIA

Overview of the Continuation

On March 8, 2013, our Board of Directors determined that it would be in the best interest of our company to change our corporate jurisdiction from the State of Nevada to the Province of British Columbia, Canada. This process is called a “Conversion” under the NRS and a “Continuation” under the Business Corporations Act (British Columbia). A copy of the Plan of Conversion is attached as Schedule A.

If our stockholders approve the Continuation, we intend to file articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. Upon filing the articles of conversion, continuation application and receipt of a certificate of continuation from the Registrar of Companies of British Columbia, we will be continued as a British Columbia company and will be governed by the laws of British Columbia. The assets and liabilities of the British Columbia company immediately after the Continuation will be identical to the assets and liabilities of the Nevada corporation immediately prior to the Continuation. Our officers and directors immediately before the Continuation becomes effective will be the officers and directors of the British Columbia company. The change of our corporate jurisdiction will not result in any material change to our business and will not have any effect on the relative equity or voting interests of our stockholders. Each previously outstanding share of our common stock will become one common share of the British Columbia company.

The Continuation and the Plan of Conversion are subject to approval by the holders of a majority of the outstanding shares of our common stock and the TSX Venture Exchange.

The change of our corporate jurisdiction will result in changes in the rights and obligations of our current stockholders under applicable corporate laws. A detailed discussion of these differences is set forth under the section titled “Material Differences of the Rights of our Stockholders after the Change of our Corporate Jurisdiction” below.

In addition, the change of our corporate jurisdiction may have material tax consequences to stockholders which may or may not be adverse to any particular stockholder depending on the stockholder’s particular circumstances. A detailed discussion of the tax consequences is set out in the sections titled “Material United States Federal Tax Consequences” and “Material Canadian Income Tax Consequences” below.

Principal Terms of the Continuation

The Plan of Conversion provides that, at the effective time of the Continuation, Canyon Nevada will be converted into Canyon B.C. At the effective time of the Continuation, the continuation application and articles of Canyon B.C., in the forms attached as Appendix “A” and Appendix “B”, respectively, to the Plan of Conversion will replace the articles of incorporation and bylaws of Canyon Nevada.

Effective Time of the Continuation

The Plan of Conversion provides that, as promptly as practicable after the approval of the Plan of Conversion by our stockholders, we will file the articles of conversion with the Secretary of State of Nevada and a continuation application with the Registrar of Companies of British Columbia. The Plan of Conversion provides that the effective date and time of the Continuation will be the date and time on and at which the Continuation becomes effective under the laws of Nevada or the date and time on and at which the Continuation becomes effective under the laws of British Columbia, whichever occurs later.

Conditions to Effectuating the Conversion

The Plan of Conversion is subject to: (i) approval by our stockholders, (ii) approval by the TSX Venture Exchange, and (iii) stockholders holding no more than an aggregate of five percent (5%) of our shares of common stock exercising their dissenters’ rights.

Manner and Basis of Converting Shares of Common Stock

At the effective time of the Continuation, each share of our common stock, with a par value of $0.00001 per share, issued and outstanding immediately before the effective time of the Continuation will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable common share, without par value, of Canyon B.C.

Manner and Basis of Converting Warrants, Options and Other Rights

At the effective time of the Continuation, each option, warrant, option or other right to acquire shares of our common stock that is or was outstanding immediately before the effective time of the Conversion will, by virtue of the Conversion and without any action on the part of the holder thereof, be converted into and become a warrant, option or right, respectively, to acquire, upon the same terms and conditions, the number of common shares of Canyon B.C. that such holder would have received had such holder exercised such warrant, option or right, respectively, in full immediately before the effective time of the Continuation (whether or not such warrant, option or right was then exercisable) and the exercise price per share under each such warrant, option or right, respectively will be equal to the exercise price per share thereof immediately before the effective time of the Continuation, unless otherwise provided in the instrument or agreement granting such warrant, option or right, respectively.

Effect of the Continuation

At the effective time of the Continuation, Canyon Nevada will cease to exist as a Nevada corporation, and the title to all real estate vested by deed or otherwise under the laws of any jurisdiction, and the title to all other property, real and personal, owned by Canyon Nevada, and all debts due to Canyon Nevada on whatever account, as well as all other things in action or belonging to Canyon Nevada immediately before the Conversion, will be vested in Canyon B.C., without reservation or impairment. Canyon B.C. will have all of the debts, liabilities and duties of Canyon Nevada, and all rights of creditors accruing and all liens placed upon any property of Canyon Nevada up to the effective time of the Conversion will be preserved unimpaired, and all debts, liabilities and duties of Canyon Nevada immediately before the Conversion will attach to Canyon B.C. and may be enforced against it to the same extent as if it had incurred or contracted such debts, liabilities and duties. Any proceeding pending against Canyon Nevada may be continued as if the Continuation had not occurred or Canyon B.C. may be substituted in the proceeding in place of Canyon Nevada.

Amendment

Our Board of Directors may amend the Plan of Conversion at any time before the effective time of Continuation, provided, however, that an amendment made subsequent to the approval of the Continuation by our stockholders must not (a) alter or change the manner or basis of exchanging a stockholder’s shares of Canyon Nevada for a stockholder’s shares, rights to purchase a stockholder’s shares, or other securities of Canyon B.C., or for cash or other property in whole or in part or (b) alter or change any of the terms and conditions of the Plan of Conversion in a manner that adversely affects our stockholders.

Termination

At any time before the effective time of the Continuation, the Plan of Conversion may be terminated and the Continuation may be abandoned by our Board of Directors of Canyon Nevada, notwithstanding approval of the Plan of Conversion by our stockholders. We anticipate that the Plan of Conversion will be terminated if the proposed Conversion is not approved by our stockholders at the special meeting.

Reasons for the Continuation

We believe that the change of our corporate jurisdiction to the Province of British Columbia, Canada will more accurately reflect our operations, which are headquartered in and managed from the Province of British Columbia, Canada. We also believe that changing our corporate jurisdiction to the Province of British Columbia, Canada more accurately reflects the identity of our company because Canada is the country from which we have derived much of our financing, and our common stock is listed on the TSX Venture Exchange in Canada. Furthermore, all of our officers and directors are located in Canada, and a large amount of our issued and outstanding stock is owned of record by persons not resident in the United States. We believe that the change of our corporate jurisdiction may also enable us to qualify as a “foreign private issuer” in the United States. As a foreign private issuer, we believe that our regulatory compliance costs may decrease and our ability to raise capital should improve because it should, under certain circumstances, enable us to issue securities in private placement offerings with a four-month hold period (for which we believe there is more demand than there is for securities issued in a private placement with a minimum hold period of six-months, which is currently the case) without limiting our access to the U.S. capital markets.

In addition to the potential benefits described above, the Continuation will impose some moderate costs on our company and will expose us and our stockholders to some risk, including the risk of liability for taxation and the potential for greater impediments to enforcement of judgments and orders of United States courts and regulatory authorities against our company following the consummation of the Continuation. See the section titled “Risk Factors”. There are also differences between the laws of the State of Nevada and the laws of the Province of British Columbia. See the section titled “Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction”. Regardless of the risks and costs associated with the change of our corporate jurisdiction, our Board of Directors has determined that the potential advantages of the change of our corporate jurisdiction outweigh the risks and costs.

Although our Board of Directors evaluated variations in the basic structure of the Continuation, our Board of Directors believes, based on advice from management and its professional advisors, that the proposed structure of our company as a British Columbia company is the best structure to provide the advantages which our company is seeking without substantial operational or financial risks. No assurance can be given, however, that the anticipated benefits of the Continuation will be realized.

Corporate Law Requirements

In order for our company to carry out the Continuation, it will be necessary for us to comply with the provisions of the NRS and the Business Corporations Act (British Columbia).

The NRS allows a corporation that is incorporated under the Nevada corporate law to convert into a foreign entity pursuant to a Conversion approved by the stockholders of the Nevada corporation. Pursuant to the NRS, our Board of Directors has adopted the Plan of Conversion attached as Schedule A to this Proxy Statement/Prospectus.

If holders of a majority of the voting power of our stockholders vote to approve the Plan of Conversion, we intend to file articles of conversion with the Nevada Secretary of State. After we file the articles of conversion and pay to the Secretary of State of the State of Nevada all prescribed fees, and we comply with all other requirements, the Conversion will become effective in accordance with the Nevada corporate law.

As we are proposing to continue into the jurisdiction of the Province of British Columbia, we must also comply with the applicable provisions of the Business Corporations Act (British Columbia) in order to successfully complete the Continuation.

A foreign corporation is permitted to continue from a foreign jurisdiction into British Columbia by filing with the Registrar of Companies of British Columbia a continuation application and providing to the Registrar of Companies certain records and information that the Registrar of Companies may require. We expect that our continuation into British Columbia will be effective on the date and time that the continuation application, the form of which is attached hereto as Appendix “A” of the Plan of Conversion, is filed with the Registrar of Companies, assuming we provide the Registrar of Companies with any records and information it may require. After we have continued into British Columbia, the Registrar of Companies must issue a certificate of continuation showing the name of the continued company (expected to be “Canyon Copper Corp.”) and the date and time on which it is continued into British Columbia as a continued company.

If the Continuation is approved by our stockholders, we expect to file the articles of conversion and the continuation application promptly after the consummation of the merger described above.

Exchange of Share Certificates

Upon the effectiveness of the Continuation, Canyon B.C. will mail a letter of transmittal with instructions to each holder of record of our shares outstanding immediately before the effective time of the Continuation for use in exchanging certificates formerly representing shares of Canyon Nevada for certificates representing shares of Canyon B.C. Certificates should not be surrendered by the holder thereof until they have received the letter of transmittal from Canyon B.C.

Description of Our Securities after the Continuation

Upon completion of the Continuation, we will be authorized to issue an unlimited number of common shares without par value, and an unlimited number of preferred shares, without par value.

Common Shares

The holders of our common shares will be entitled to receive notice of and to attend and vote at all meetings of the shareholders of Canyon B.C. and each common share shall confer the right to one vote in person or by proxy at all meetings of the shareholders of Canyon B.C. The holders of our common shares, subject to the prior rights, if any, of any other class of shares of Canyon B.C., are entitled to receive such dividends in any financial year as our Board of Directors may by resolution determine. In the event of the liquidation, dissolution or winding-up of Canyon B.C., whether voluntary or involuntary, the holders of our common shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of Canyon B.C., the remaining property and assets of Canyon B.C. Our common shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Preferred Shares

Canyon B.C. will be authorized to issue preferred shares in one or more series. Holders of preferred shares will not be entitled to receive notice or vote at any meeting of Canyon B.C.

Subject to the Business Corporations Act (British Columbia), the directors of Canyon B.C. may, by resolution, if none of the shares of any particular series are issued, alter articles of Canyon B.C. and authorize the alteration of the notice of articles of Canyon B.C., as the case may be, to do one or more of the following: (i) determine the maximum number of shares of that series that Canyon B.C. is authorized to issue, determine that there is no such maximum number, or alter any such determination; (ii) create an identifying name for the shares of that series, or alter any such identifying name; and (iii) attach special rights or restrictions to the shares of that series, or alter any such special rights or restrictions.

The holders of our preferred shares, subject to the prior rights, if any, of any other class of shares of Canyon B.C., are entitled to receive such dividends in any financial year as our Board of Directors may by resolution determine.

The holders of preferred shares will be entitled, on the liquidation or dissolution of Canyon B.C., or on any other distribution of the assets of Canyon B.C. among shareholders of Canyon B.C. for the purpose of winding up its affairs, to receive, before any distribution is made to the holders of common shares of Canyon B.C. the amount paid up with respect to each preferred share together with all declared and unpaid dividends. After payment of this amount, they will not be entitled to share in any further distribution of the property or assets of Canyon B.C.

Recommendation of the Board of Directors

Our Board of Directors recommends that you vote FOR the approval of the Plan of Conversion.

Material Differences of the Rights of Our Stockholders After the Change of Our Corporate Jurisdiction

After the Continuation, the stockholders of the former Nevada corporation will become the holders of common shares in the capital of a British Columbia company. Differences between the NRS and Business Corporations Act (British Columbia) (“BCA”) will result in various changes in the rights of our stockholders. The following is a summary description of the more significant differences. This summary description is qualified by reference to the NRS and the BCA.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Qualification and Number of Directors

       A director must be a natural person who is at least 18 years of age. A company must have at least one director. Unless otherwise provided in the articles of incorporation of the company, directors need not be stockholders.

       Only an individual who is properly qualified may become or act as a director of a company. An individual is not qualified to act as a director or officer if the person is (i) under the age of 18, (ii) found to be incapable of managing their own affairs, (iii) an undischarged bankrupt, or (iv) has been convicted of an offence concerning the promotion, formation or management of a corporation or an unincorporated business or an offence involving fraud, subject to certain exceptions.

       BCA companies must have at least one director, and "public companies" must have at least three directors. Canyon is a "public company" because it has registered its securities under the Exchange Act and is a reporting issuer under the laws of British Columbia and Alberta.

       The BCA will require that Canyon have a minimum of three directors. As Canyon is currently required to have a minimum of three directors to maintain its listing on the TSX Venture Exchange, Canyon does not anticipate any material changes as a result of the Continuation.

Election and Removal of Directors

       Directors are elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Under the NRS, directors may fill vacancies on the board and appoint additional directors. Any director may be removed by the stockholders by a vote of not less than two-thirds of the issued and outstanding shares entitled to vote.

       Shareholders of a company shall, by ordinary resolution at each annual meeting, elect directors to hold office for the ensuing year. In addition, directors may fill vacancies on the board and appoint additional directors as long as the appointment does not exceed 1/3 of the number of current directors. Directors may be removed by the shareholders by special or ordinary resolution, depending on the Articles.

       The BCA imposes a lower threshold for removal of directors than under NRS. NRS requires approval of the removal of a director by not less than two-thirds of outstanding shares. In contrast, while two-thirds approval is required by the BCA, the number of shares required may be significantly less than the requirement in Nevada, due to the fact that the quorum requirement under the BCA is only two shareholders, in person or by proxy.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Transactions with Officers and Directors

       Under NRS, contracts or transactions between the corporation and a director or officer are not automatically void or voidable if (i) the fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transactions in good faith by a vote sufficient for the purpose, without counting the vote or votes of the common or interested director or directors, (ii) the fact that the common directorship, office or financial interest is known to the stockholders and the contract or transaction is approved or ratified, in good faith, by the holders of a majority of the voting power, (iii) the fact of common directorship, office or financial interest known to the director or officer at the time of the transactions is brought before the board of directors for actions, or (iv) the contract or transaction is fair and reasonable to the corporation at the time it is authorized or approved. Common or interested directors may be counted to determine presence of a quorum and if the votes of the common or interested directors are not counted at the meeting, then a majority of directors may authorize, approve or ratify a contract or transaction.

       Under the BCA, a director or senior officer of a company is liable to account to the company for any profit that accrues to a director or senior officer under a material contract or transaction between the company and its directors or senior officers, or between a corporation and another entity in which a director or senior officer of the corporation is a director or officer or has a material interest in. A director or senior officer will not be liable to account to the company for any profit if: (i) the director or senior officers discloses the material contract and transaction, and (ii) the material contract and transaction is approved by the disinterested directors or by a special resolution of the shareholders. An interested director may be counted to determine the presence of quorum. A contract or transaction is not invalid merely because a director or senior officer has not disclosed an interest in the contract or transaction or the directors or shareholders have not approved the contract or transaction in which the director or senior officer has an interest.

Both the BCA and NRS provide for disclosure and approval by disinterested directors of transactions in which a director has a material interest.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Indemnification of Officers and Directors

       The NRS provides that a corporation must indemnify a director or officer of all expenses, including attorneys’ fees, if such person has been successful on the merits or in the defense of the action, suit or proceeding.

       A corporation may elect to indemnify a director or officer against expenses, including attorneys’ fees, if the person (i) is not found to be liable in breaching their fiduciary duties to the corporation, or (ii) acted in good faith and in a manner not reasonably believed to be opposed to the best interests of the corporation and, for a criminal proceeding, no reasonable cause to believe conduct was unlawful. Discretionary indemnification may be made by a corporation if determined that it is proper to indemnify the director or officer. The determination must be made either: (i) by the stockholders; (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding; (iii) if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or (iv) if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

       The BCA provides that a company must indemnify a director or officer or former director or officer (“eligible party”) of all costs, charges, and expenses, including legal and other fees, if the director or officer is successful or substantially successful in the outcome of the proceeding.

       A company may elect to indemnify an eligible party against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of a proceeding to which such person was a party by reason of being or having been an eligible party, if the person: (i) acted honestly and in good faith with a view to the best interests of the company; and (ii) in the case of a criminal or administrative proceeding enforced by a monetary penalty, the individual had reasonable grounds for believing that the individuals conduct was lawful. In addition, a company must not indemnify an eligible party in the case of a proceeding brought by the company, such as a derivative action. Payment of advance expenses is allowed as long as the company obtains a written undertaking from the eligible party that it will repay the amounts advanced if the payment is prohibited under corporate law.

Both the BCA and NRS provide for discretionary indemnification of directors

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Indemnification of Officers and Directors (cont’d)

       The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Inspection of Books and Records

       Under NRS, any person who has been a stockholder of record for six months or owns not less than 5% of all of the issued and outstanding shares of the stock of such corporation, upon at least 5 days' written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, stock ledger describing all the stockholder of the corporation and to make copies of records. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation.

       In addition, any person who has been a stockholder of record of any corporation and owns not less than 15% of all of the issued and outstanding shares of the stock, upon at least 5 days' written demand, is entitled to inspect in person or by agent or attorney, during normal business hours, the books of account and all financial records of the corporation, to make copies of records, and to conduct an audit of such records. The right of stockholders to inspect the corporate records may not be limited in the articles or bylaws of any corporation. However, these provisions do not apply to any corporation that furnishes to its stockholders a detailed, annual financial statement or any corporation that has filed during the preceding 12 months all reports required to be filed pursuant to section 13 or section 15(d) of the Exchange Act.

       Under the BCA, a shareholder may, if and to the extent permitted by the articles, inspect all the records that a company is required to keep at its records office, including the company’s central securities register which includes the name and last known address of each person to whom shares have been issued or transferred.

       The proposed articles of Canyon B.C. provide that a shareholder may inspect all records except: (i) minutes of meetings of directors or committees of directors (and consent resolutions) and lists of those present at certain meetings; (ii) unless contained in the minutes of a meeting or in a consent resolution, texts of resolutions passed at meetings of directors (or committees of directors) and records of disclosures of interests of directors or senior officers made to the directors; and (iii) written dissents by directors.

       The Continuation to a British Columbia company will allow a shareholder, holding at least one share of Canyon, to inspect a number of corporate records that are currently not available to shareholders under NRS.

Amendments to the Articles

       In order to amend the articles of incorporation of a corporation, the board of directors must adopt a resolution setting forth the proposed amendment and call a meeting of the stockholders to vote on the amendment or direct that the proposed amendment be considered at the next annual meeting of the stockholders entitled to vote on the amendment. Stockholders holding at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes, or as may be required by the provisions of the articles

       In order to amend its articles, the shareholders of a BCA company must pass a special resolution approving the amendment. A special resolution may be either two thirds or three quarters of the votes cast on the resolution, as set out in the company's articles. The proposed articles of Canyon B.C. require two- thirds for a special resolution.

       A right or special right attached to issued shares must not be prejudiced or interfered with unless the consent of the holders of the shares of the particular

       Under the BCA, approval is determined based upon those shareholders present at the meeting and entitled to vote on any amendment to the articles of incorporation. While two- thirds approval is required, the number of shares required may be significantly less than 50% of the outstanding share capital, as is the requirement in

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Amendments to the Articles (cont’d)

of incorporation, must vote in favour of the amendment. If any proposed amendment would adversely alter or change any preference or any other right given to any class of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class adversely affected by the amendment.

class or series is obtained. This consent requires a special separate resolution which, if passed at a meeting, requires the majority of the votes specified in the articles for a special separate resolution (or, failing which, a separate resolution) of that class or series. If the articles do not specify the majority required, then a majority of two-thirds of the votes cast is required. The special separate resolution is in addition to the resolution authorizing the alterations.

       Nevada, due to the fact that the quorum requirement under the BCA is only two shareholders, in person or by proxy, of all outstanding shares. Accordingly, it will be substantially easier for Canyon to amend its articles as a BC company as compared to a Nevada corporation.

Voting Rights with respect to extraordinary corporate transactions

       Approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving a merger is necessary if: (i) the merger does not amend the articles of incorporation of the corporation; (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common stock of the corporation and no securities or obligations convertible into common stock are to be issued in the merger, or the common stock to be issued in the merger, plus that initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common stock of the corporation outstanding immediately before the merger.

       Approvals of amalgamations (except amalgamations between a corporation and wholly owned subsidiaries), arrangements with shareholders, creditors or other persons, consolidations, and sales, leases or other dispositions of substantially all of property of the company requires approval by the shareholders by a special resolution at a duly called meeting.

       Under the BCA, approval is determined based upon those shareholders present at the meeting and entitled to vote on any amendment to the articles of incorporation. While two- thirds approval is required, the number of shares required may be significantly less than 50% of the outstanding share capital, as is the requirement in Nevada, due to the fact that the quorum requirement under the BCA is only two shareholders, in person or by proxy, of all outstanding shares. Accordingly, extraordinary corporate transactions may be easier for Canyon to facilitate under the BCA as compared to the NRS.

Stockholders' consent without a meeting

       Unless otherwise provided in the articles of incorporation or the bylaws, any actions required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after taking the actions, a written consent is signed by the stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required. In no instance where actions are authorized by written

       Any action required or permitted to be taken at a meeting of the shareholders by an ordinary resolution may be taken by a written resolution signed by a special majority, being two-thirds, of the shareholders entitled to vote on such resolution.

       Any action required or permitted to be taken at a meeting of the shareholders by any other resolution, being a special, exceptional or unanimous resolution, may be taken by a written resolution signed by all the

       NRS permits shareholder action to be taken by written consent of the majority of a company's shareholders, whereas the BCA requires the written consent of (i) a special majority of all the shareholders with respect to ordinary resolutions and (ii) all shareholders with respect to

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Stockholders' consent without a meeting (cont’d)	consent, need a meeting of the stockholders be called or notice given.	shareholders entitled to vote on such resolution.

any other resolution. As a public company, it is unlikely that Canyon would seek shareholder approval by written consent in any event given the rules regarding proxy solicitation under the Exchange Act and Canadian securities laws.

Stockholder Meeting Quorum Requirements

       Unless the articles of incorporation or bylaws provide for different proportions, a majority of the voting power, which includes the voting power that is present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transactions of business. Canyon’s current bylaws provide that a quorum for transacting business at a meeting of stockholders is one percent (1%) of the issued and outstanding stock.

       Unless the articles otherwise provide, a quorum of shareholders is established for a meeting if two shareholders, in person or by proxy, are present at the meeting. Canyon’s proposed articles will mirror the requirements of the BCA as two shareholders, in person or by proxy, will satisfy the quorum requirement.

       As Canyon’s current quorum requirement is one percent (1%) of the issued and outstanding shares, Canyon does not anticipate any material changes to the quorum requirement on completion of the Continuation.

Stockholder Voting Requirements

       Other than the election of directors, approval of matters before a stockholder meeting requires an affirmative vote of the majority of shares present, in person or by proxy, at the meeting. Directors must be elected by a plurality of the votes of the shares present, in person or by proxy at the meeting.

       In the case of a separate vote by a class or series or classes or series, a majority of the voting power constitutes a quorum for the transaction of business. An act by the stockholders of each class or series is approved if a majority of the voting power of a quorum of the class or series votes for the actions.

       Except where the BCA or the articles require approval by a special resolution or unanimous resolution, a simple majority or the shares present in person or represented by proxy and entitled to vote on a resolution is required to approve any resolution properly brought before the shareholders.

       A right or special right attached to issued shares just not be prejudiced or interfered with unless the consent of the holders of the shares of the particular class or series is obtained. This consent requires a special separate resolution which, if passed at a meeting, requires the majority of the votes specified in the articles for a special separate resolution (or, failing which, a separate resolution) of that class or series. If the articles do not specify the majority required, then a majority of two-thirds of the votes cast is required. The special separate resolution is in addition to the resolution authorizing the alterations.

       The shareholder voting requirements for ordinary matters are the same under NRS and the BCA, being the majority vote of the shares present and entitled to vote at the shareholders meeting. Under the BCA, certain matters, such as amendments to the articles or actions that prejudice or interfere with rights attached to shares, require approval by a special resolution, an unanimous resolution, or a special separate resolution.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Dividends

       A corporation is prohibited from making a distribution to its stockholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or, except as otherwise specifically allowed by the articles, the corporation's total assets would be less than its total liabilities (plus any amounts necessary to satisfy any preferential rights).

       A company is prohibited from declaring or paying a dividend if there are reasonable grounds for believing that the company is insolvent or the payment of the dividend would render the company insolvent.

The requirements for payment of dividends are similar under both the BCA and NRS, as each imposes a solvency test which must be met before dividends may be paid.
Anti-Takeover Provisions

       The NRS provides that a corporation that has at least 200 shareholders, with at least 100 shareholders of record having a Nevada address recorded in the stock ledger, and that does business directly or through an affiliated corporation in Nevada is subject to the anti-takeover provisions. Under the anti- takeover provisions, a person that owns a minimum of 20% of the voting shares of the corporation is prohibited from exercising their voting rights of those shares unless approved by the shareholders of the corporation. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

       The NRS also restricts a “business combination” with “interested stockholders”, unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes (a) any merger with an interested stockholder, or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an interested stockholder, having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets; (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or (iii) representing 10% or more of the earning power or net income of the corporation, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to the interested stockholder, having an aggregate market value equal to 5% or more of the aggregate market

		There is no provision under the BCA similar to Nevada’s anti-takeover provisions.	Upon completion of the Continuation into British Columbia, Canyon’s shareholders will lose the protection of the anti-takeover provisions in Nevada.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Anti-Takeover Provisions (cont’d)

value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the interested stockholder, (e) certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the interested stockholder, or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an interested stockholder. An interested stockholder is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation's voting stock. A corporation to which this statute applies may not engage in a combination within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three year period expires, the combination may be consummated if all applicable statutory requirements are met and either (a) (i) the board of directors of the corporation approves, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such or (b) (i) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets certain minimum requirements set forth in the statutes and (ii) prior to the consummation of the combination, except in limited circumstances, the interested stockholder will not have become the beneficial owner of additional voting shares of the corporation.

Subject Matter	Nevada	British Columbia	Discussion of Material Change
Appraisal Rights; Dissenters' Rights

       Under NRS, unless otherwise provided in the articles of incorporation or the bylaws of the issuing corporation in effect on the tenth day following an acquisition of a controlling interest by an acquiring person, if control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, whose shares are not voted in favour of authorizing voting rights for the control shares may dissent in and obtain payment of the fair value of his shares. Also, NRS does not provide for dissenters' rights in the case of a sale of assets.

       Under the BCA, a shareholder entitled to dissent to certain proposed corporation actions can require the company to purchase his or her shares for their “fair value”. The actions giving rise to a right of dissent are as follows: (i) an alteration in the articles of a company by altering the restrictions on the business carried on or to be carried on by the company, or on its powers; (ii) a proposed amalgamation; (iii) approval of an arrangement (where permitted); (iv) a proposed disposition of all or substantially all of its undertaking; (iv) a proposed continuance outside of British Columbia; or (v) in respect of any resolution or court order or arrangement permitting dissent.

       Canyon’s shareholders will be provided with greater rights of dissent and appraisal than they currently possess under the NRS if it completes the Continuation. However, under NRS, shareholders currently have rights of dissent and appraisal in the circumstances of the acquisition of a controlling interest by an investor.

Name Change	The NRS requires that a corporation may only change its name with the approval of the shareholders.	Under the BCA, a company may change its name by obtaining approval of the Board.	Following the Continuation, the Board will not be required to obtain shareholder approval in order to change the name of Canyon.

Accounting Treatment of the Continuation

For United States accounting purposes, the Continuation from a Nevada corporation to a British Columbia company represents a non-substantive exchange to be accounted for in a manner consistent with a transaction between entities under common control. All assets, liabilities, revenues and expenses will be reflect in the accounts of Canyon B.C.

Material United States Federal Tax Consequences

Subject to the limitations and qualifications described herein, the following discussion constitutes, as of the date of this proxy statement/prospectus, the opinion of Hodgson Russ LLP, special U.S. tax counsel to Canyon Nevada (“Tax Counsel”), as to the material U.S. federal income tax consequences to:

  Canyon Nevada of the Continuation; and

  the U.S. Holders and Non-U.S. Holders (as defined below) of the shares of common stock of Canyon Nevada (the “Canyon Nevada Commons Shares”) of the Continuation and the post-Continuation ownership and disposition of the shares of common stock in Canyon B.C. (the “Canyon B.C. Common Shares”). The Canyon Nevada Common Shares and Canyon B.C. Common Shares are referred to collectively herein as the “Common Shares”.

Scope of Discussion

This discussion constitutes Tax Counsel’s opinion to the extent of the legal conclusions stated herein. This discussion addresses the material United States federal income tax considerations, under current U.S. law, generally applicable to U.S. Holders and Non-U.S. Holders (as defined below) of the Continuation and the ownership and disposition of Canyon B.C. Common Shares after the Continuation. This discussion does not address all potentially relevant U.S. federal income tax matters including the U.S. federal income tax consequences of a U.S. Holder or Non-U.S. Holder of Canyon Nevada Common Shares exercising dissenters’ rights pursuant to this proxy statement/prospectus and it does not address consequences to persons subject to special provisions of U.S. federal income tax law, such as those described below as excluded from the definitions of a U.S. Holder and Non-U.S. Holder. United States alternative minimum tax considerations are not addressed in this discussion. In addition, this discussion does not cover any state, local or foreign tax consequences, nor any U.S. federal gift, estate or generation-skipping transfer tax consequences (except for such considerations addressed briefly herein for Non-U.S. Holders).

The following discussion is based upon the Code, Treasury Regulations (“Regulations”), published IRS rulings, published administrative positions of the IRS, and court decisions that are currently applicable, any of which could be materially and adversely changed, possibly on a retroactive basis, at any time (including, without limitation, United States rates of taxation). This discussion does not consider the potential effects, both adverse and beneficial, of any recently proposed legislation which, if enacted, could be applied, possibly on a retroactive basis, at any time. U.S. Holders and Non-U.S. Holders should note that no rulings have been or will be sought from the IRS, nor will any opinions of counsel be obtained other than herein, with respect to any of the U.S. federal income tax matters discussed herein. There is no assurance that the IRS will not successfully challenge the conclusions reached herein.

U.S. Holders and Non-U.S. Holders

As used herein, a “U.S. Holder” means a holder of Canyon Nevada Common Shares or, after the Continuation, Canyon B.C. Common Shares, who is: a citizen, or an individual resident (as defined under United States tax laws), of the United States; a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is taxable in the United States irrespective of source; or a trust if:

  a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions; or

  the trust was in existence on August 20, 1996 and has properly elected to continue to be treated as a United States person.

This discussion is limited to U.S. Holders who hold their Common Shares directly (e.g., not through an intermediary entity such as a corporation, partnership, limited liability company, or trust).

As used herein, a “Non-U.S. Holder” means a holder of Canyon Nevada Common Shares or, after the Continuation, Canyon B.C. Common Shares that is not a U.S. Holder and who holds their Common Shares directly (e.g., not through an intermediary entity such as a corporation, partnership, limited liability company, or trust).

This discussion does not address the U.S. federal income tax consequences applicable to U.S. Holders and Non-U.S. Holders that are subject to special provisions under the Code, including, but not limited to, the following:

  tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

  financial institutions, insurance companies, real estate investment trusts, or regulated investment companies;

  dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method;

  U.S. Holders that have a "functional currency" other than the U.S. dollar;

  U.S. Holders and Non-U.S. Holders that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

  U.S. Holders and Non-U.S. Holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

  U.S. Holders and Non-U.S. Holders that hold Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; or

  U.S. tax expatriates or former long-term residents of the U.S.

U.S. Holders and Non-U.S. Holders that are subject to special provisions under the Code, including U.S. Holders and Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the Continuation and the ownership and disposition of Canyon B.C. Common Shares following the Continuation.

Treatment of Canyon B.C. as a U.S. Corporation for U.S. Federal Tax Purposes Following the Continuation

The Continuation of Canyon Nevada from Nevada to British Columbia, Canada will result in the application of the U.S. “corporate inversion” rules. United States federal income tax law with respect to corporate inversions provides in certain cases that a non-U.S. corporation may be treated as a U.S. corporation for all purposes of the Code. An inversion can occur in certain transactions in which a non-U.S. corporation acquires substantially all of the assets of or equity interests in a U.S. corporation, if, after the transaction, former equity owners of the U.S. corporation own 80% or more of the stock, by vote or by value, in the non-U.S. corporation. These conditions will be met as a result of the Continuation.

Thus, even though following the Continuation Canyon B.C. will be organized under the laws of British Columbia, Canada and treated as a Canadian company for corporate law and Canadian tax purposes, Canyon B.C. will also be treated as a U.S. domestic corporation under United States federal tax law, fully subject to United States federal income tax on its worldwide income under Section 7874(b) of the Code, and the remainder of this discussion assumes such treatment.

Material U.S. Federal Income Tax Consequences of the Continuation

The Continuation will be treated as a tax-free reorganization pursuant to Section 368(a)(1)(F) of the Code, and will therefore not be taxable to the Company.

The U.S. federal income tax consequences of the Continuation to the Company’s shareholders depends on the status of such shareholder, as discussed below.

U.S. Holders will not recognize gain or loss on their Canyon Nevada Common Shares as a result of the Continuation. Accordingly, such U.S. Holders’ tax bases in and holding periods for their Canyon B.C. Common Shares after the Continuation will be the same as their tax bases in and holding periods for their Canyon Nevada Common Shares before the Continuation.

As discussed in more detail below under the heading “Material U.S. Federal Income Tax Considerations of Owning Shares After the Continuation—Non-U.S. Holder—Dispositions of Shares,” Canyon Nevada is a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes with respect to its Non-U.S. Holders. Therefore, unless certain trading requirements described more fully under the heading “Material U.S. Federal Income Tax Considerations of Owning Shares After the Continuation—Non-U.S. Holder—Dispositions of Shares,” below, are met, the deemed exchange of the Canyon Nevada Common Shares for the Canyon B.C. Common Shares by a Non-U.S. Holder pursuant to the Continuation will be a taxable transaction to Non-U.S. Holders, who will be subject to U.S. federal income tax with respect to gain recognized (unless the Non-U.S. Holder complies with certain notice requirements to the IRS). In addition, Canyon Nevada would be required to withhold tax at the rate of 10% of the value of the Canyon B.C. Common Shares received by such Non-U.S. Holder in the Continuation and to report and remit such tax to the IRS within 20 days of the Continuation, absent receiving certification from a Non-U.S. Holder that it will comply with certain notice requirements to the IRS.

If, however, the Canyon B.C. Common Shares are ‘‘regularly traded on an established securities market,’’ different results apply, depending on whether the Non-U.S. Holder is a 5% Shareholder or Less-Than 5% Shareholder, as defined below. Based on representations from the Company, prior to the Continuation and through the end of the calendar quarter in which the Continuation will be completed, the Common Shares will be treated as regularly traded on an established securities market, as discussed in more detail under the heading “Material U.S. Federal Income Tax Considerations of Owning Shares After the Continuation—Non-U.S. Holder—Dispositions of Shares.”

The U.S. federal income tax consequences of the Continuation to Non-U.S. Holders depends on whether such Non-U.S. Holder is a “5% Shareholder” or a “Less-Than 5% Shareholder.” A “5% Shareholder” is a Non-U.S. Holder that holds 5% or more of the outstanding Canyon Nevada Common Shares during the shorter of (a) the period during which the shareholder owned those shares, or (b) the 5-year period ending with the date of the Continuation. A “Less-Than 5% Shareholder” is a Non-U.S. Holder that is not a 5% Shareholder.

5% Shareholders will be required to comply with the reporting and other requirements of the Regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period upon the deemed exchange of their Canyon Nevada Common Shares for Canyon B.C. Common Shares pursuant to the Continuation. Each 5% Shareholder will be required to submit a FIRPTA certification of nonrecognition fulfilling the requirements specified under Treasury Regulation Section 1.1445 -2(d)(2)(iii), faling which the Continuation will be a fully taxable transaction to the 5% Shareholder and such holder will be required to recognize gain or loss on the disposition of the Canyon Shares as if it were effectively connected with the conduct by the 5% Shareholder of a trade or business in the United States.

Less-Than 5% Shareholders will not recognize gain or loss on their Canyon Nevada Common Shares as a result of the Continuation. Accordingly, such Less-Than 5% Shareholders’ tax bases in and holding periods for their Canyon B.C. Common Shares after the Continuation will be the same as their tax bases in and holding periods for their Canyon Nevada Common Shares before the Continuation.

The Company and its stockholders may be required to report certain information to the IRS in connection with the Continuation. Accordingly, U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding any statements or information reporting to the IRS in connection with the Continuation.

Material U.S. Federal Income Tax Considerations of Owning Canyon B.C. Common Shares after the Continuation

U.S. Holders

Distributions on Shares

For United States federal income tax purposes, the gross amount of any distribution (including non-cash property) paid by Canyon B.C. (including Canadian taxes withheld therefrom) with respect to Canyon B.C. Common Shares generally will be included in the gross income of a U.S. Holder as a dividend to the extent such distribution is paid out of the current or accumulated earnings and profits of Canyon B.C., as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds Canyon B.C.’s current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the shares and to the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis in the shares, will be taxed as a capital gain (see “Capital Gains and Losses” below). Dividends received by non-corporate U.S. Holders will be subject to United States federal income tax at lower rates (generally 15% or 20%, depending on the non-corporate U.S. Holder’s U.S. federal adjusted gross income) than other types of ordinary income in taxable years beginning on or after January 1, 2013 if certain conditions are met. These conditions include the U.S. Holder’s satisfaction of a holding period requirement, and the U.S. Holder not treating the distribution as “investment income” for purposes of the investment interest deduction rules.

Except as described immediately below, dividend distributions to U.S. Holders that are corporations will qualify for the 70% dividends received deduction, which is generally available to corporations that own less than 20% of the voting power or value of the outstanding stock of the distributing U.S. corporation. A corporate U.S. Holder may not be entitled to take the 70% dividends received deduction in all circumstances. In addition to other applicable rules, U.S. Holders that are corporations should consider the effect of:

  Section 246A of the Code, which reduces the dividends received deduction allowed to a corporate U.S. Holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock;

  Section 246(c) of the Code, which, among other things, disallows the dividends received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period; and

  Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined in the Code) that is eligible for the dividends received deduction.

Dispositions of Shares

Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of Canyon B.C. Common Shares generally will be subject to United States federal income taxation as a capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted tax basis in the shares and the amount realized on the disposition (see “Capital Gains and Losses” below). Any such gain or loss that a U.S. Holder recognizes will generally be treated as U.S.-source income or loss.

Capital Gains and Losses

A capital gain or loss may be realized with respect to a disposition of Canyon B.C. Common Shares, as described above. The amount of the capital gain or loss will be equal to the difference between the U.S. Holder’s adjusted tax basis in the Canyon B.C. Common Shares and the amount realized on the transaction. Net capital gains (i.e. capital gains in excess of capital losses) recognized by a non-corporate U.S. Holder (including an individual) on capital assets that have been held for more than one year will generally be subject to a maximum United States federal income tax rate of 15% or 20% (depending on the non-corporate U.S. Holder’s U.S. federal adjusted gross income) for taxable years beginning on or after January 1, 2013. Deductions for capital losses are subject to certain limitations.

Foreign Tax Credit

Generally, a U.S. Holder who pays (or has withheld from distributions) non-U.S. income tax with respect to the Canyon B.C. Common Shares he or she owns is entitled to either a deduction or a tax credit for such foreign tax paid or withheld. Generally, it is more advantageous to claim a credit because a credit reduces United States federal income tax on a dollar-for-dollar basis, while a deduction merely reduces the taxpayer’s income subject to tax. This election is made on a year-by-year basis and generally applies to all foreign taxes paid by (or withheld from) the U.S. Holder during that year.

In addition, this limitation is calculated separately with respect to specific “baskets” of income. Foreign taxes assigned to a particular class of income generally cannot offset United States tax on income assigned to another class. Unused foreign tax credits can generally be carried back one year and carried forward ten years.

In this situation, however, it is unclear whether Canadian tax paid or withheld on distributions on Canyon B.C. Common Shares will be creditable for U.S. federal income tax purposes because following the Continuation, Canyon B.C. will be treated as a U.S. domestic corporation for U.S. tax purposes. The IRS may take the position that distributions on Canyon B.C. Common Shares are U.S.-source income and thus Canadian income tax withheld on distributions is not creditable against a U.S. Holder’s United States federal income tax liability. U.S. Holders should consult their own tax advisors concerning their ability to utilize foreign tax credits in this context.

Currency Fluctuations

For United States federal income tax purposes, the amount received by a U.S. Holder as payment with respect to a distribution on, or disposition of, Canyon B.C. Common Shares, if paid in non-U.S. currency, will be the U.S. dollar value of the payment at the date of the payment, regardless of whether the payment is later converted into U.S. dollars. In such case, the U.S. Holder may recognize ordinary income or loss as a result of currency fluctuations between the date on which the payment is made and the date the payment is converted into U.S. dollars.

Information Reporting and Backup Withholding Tax

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Canyon B.C. Common Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (under current law), if a U.S. Holder:

  fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9);

  is notified by the IRS that such U.S. Holder has previously failed to properly report interest and dividend income; or

  fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax, and that such U.S. Holder is a U.S. person.

However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding rules.

New Tax on Net Investment Income

For tax years beginning on or after January 1, 2013, certain U.S. Holders that are individuals, estates or trusts whose income exceeds certain thresholds will be required to pay an additional 3.8% tax on “net investment income”, which includes, among other things, dividends and net gain from the sale or other disposition of property (other than property held in a trade or business). U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our shares.

Non-U.S. Holders

Distributions on Shares

The gross amount of any distribution by Canyon B.C. to a Non-U.S. Holder with respect to Canyon B.C. Common Shares is treated first as dividend income to the extent such distribution is paid out of Canyon B.C.’s current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds Canyon B.C.’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in shares. Then, to the extent that such distribution exceeds the Non-U.S. Holder’s adjusted tax basis in shares, it is taxed as gain from the sale or exchange of the Non-U.S. Holder’s Canyon B.C. Common Shares (see “Dispositions of Shares”, below). In addition, if Canyon B.C. is a USRPHC, as we believe it will be, and any distribution exceeds its current and accumulated earnings and profits, Canyon B.C. will need to choose to satisfy its withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules in the following paragraph (and withhold at a minimum rate of 10%), or by treating only the amount of the distribution equal to Canyon B.C.’s reasonable estimate of its current and accumulated earnings and profits as a dividend, with the excess portion of the distribution subject to withholding as if such excess were the result of a sale of shares in a USRPHC (discussed below under ‘‘Dispositions of Shares’’).

Any such distribution that constitutes a dividend is treated as U.S.-source gross income for Non-U.S. Holders of Canyon B.C. Common Shares, and is subject to withholding under Section 1441 of the Code (unless it is treated as “effectively connected” income as described below). The withholding rate under the Code on dividends is generally 30%, but may be reduced pursuant to a treaty. Any dividend income that is “effectively connected” with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) will not be subject to the withholding tax described in this paragraph but instead will be taxed as described in the second bullet point and the remaining discussion under the heading “Dispositions of Shares” below. Non-U.S. Holders will be required to provide specific documentation to claim a treaty exemption or reduced rate of withholding with respect to the distribution. Non-U.S. Holders should also review the discussion of the new FATCA rules, below.

Dispositions of Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized upon the disposition of Canyon B.C. Common Shares unless:

  such Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition and certain other conditions are met;

  such gain is effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, where a tax treaty applies, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder); or

  we are or have been a USRPHC for U.S. federal income tax purposes at any time during the five-year period ending on the date of disposition or such shorter period that such Common Shares were held and certain trading requirements described below are not met.

A Non-U.S. Holder described in the first bullet above is required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S.-source capital losses. A Non-U.S. Holder described in the second bullet above is required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in the second bullet above may also be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different results.

As to matters described in the third bullet point above, Canyon Nevada is currently a USRPHC for U.S. federal income tax purposes, and therefore Canyon B.C. will also be a USRPHC. Therefore, unless certain trading requirements described below are met, the sale or disposition of Canyon B.C. Common Shares by a Non-U.S. Holder will be subject to U.S. federal income tax at normal graduated rates with respect to gain recognized. In addition, the purchaser of Canyon B.C. Common Shares will be required to withhold tax at the rate of 10% of the amount realized from the sale and to report and remit such tax to the IRS within 20 days of the purchase. Such withheld amount is not an additional tax but is a credit against the Non-U.S. Holder’s U.S. federal income tax liability arising from the sale.

If the Canyon B.C. Common Shares are ‘‘regularly traded on an established securities market,’’ however, the Canyon B.C. Common Shares will not be treated as an interest in a USRPHC (and therefore gain recognized on disposition will not be subject to U.S. federal income tax) with respect to Non-U.S. Holders who are not 5% Shareholders (See “Material U.S. Federal Income Tax Consequences of the Continuation”, above). In addition, the purchaser of Common Shares will not be required to withhold tax if the Canyon B.C. Common Shares are ‘‘regularly traded on an established securities market’’ (regardless of whether the selling Non-U.S. Holder is a 5% Shareholder).

An ‘‘established securities market’’ consists of any of the following: (a) a United States national securities exchange which is registered under Sec. 6 of the Securities Exchange Act of 1934; (b) a non-United States national securities exchange which is officially recognized, sanctioned, or supervised by a governmental authority; or (c) any over-the-counter market. An over-the-counter market is any market which has an interdealer quotation system. An interdealer quotation system is any system of general circulation to brokers and dealers which regularly disseminates quotations of stocks and securities by identified brokers or dealers, other than by quotation sheets which are prepared and distributed by a broker or dealer in the regular course of business and which contain only quotations of such broker or dealer.

Under temporary Regulations, for so long as 100 or fewer persons own 50% or more of the Canyon B.C. Common Shares (which is the case now and which Canyon B.C. anticipates will continue to be the case for at least the remainder of the Calendar quarter in which the Continuation occurs), the Common Shares will be ‘‘regularly traded’’ on an established securities market for a calendar quarter only if the established securities market is located in the United States and the Common Shares are regularly quoted by more than one broker or dealer making a market in the Common Shares. A broker or dealer makes a market in a class of stock only if the broker or dealer holds himself out to buy or sell shares of such class of stock at the quoted price. Based on representations from Canyon, prior to the Continuation, the Canyon Nevada Common Shares will be treated as regularly traded on an established securities market under this definition, and the Canyon B.C. Common Shares will be considered to be regularly traded on an established securities market under this definition at least through the end of the calendar quarter in which the Continuation occurs.

At such time that it is no longer the case that 100 or fewer persons own 50% or more of the Canyon B.C. Common Shares, under temporary Regulations, the Canyon B.C. Common Shares would also be ‘‘regularly traded’’ on an established securities market for a calendar quarter if: (a) the Canyon B.C. Common Shares trade, other than in de minimis quantities, on at least 15 days during the calendar quarter; (b) the aggregate number of Canyon B.C. Common Shares traded during the calendar quarter is at least 7.5% of the average number of Canyon B.C. Common Shares outstanding during such calendar quarter (reduced to 2.5% if there are 2,500 or more record shareholders); and (c) in the event that the Canyon B.C. Common Shares are traded on an established securities market located outside the United States, either (x) the Canyon B.C. Common Shares are registered under Sec. 12 of the Securities Exchange Act of 1934, or (y) Canyon B.C. attaches a statement to its U.S. federal income tax return providing the following information:

•	a caption stating ‘‘The following information concerning certain shareholders of this corporation is provided in accordance with the requirements of § 1.897-9T’’;

•	the name and jurisdiction in which Canyon B.C. is incorporated, the principal place of business of Canyon B.C., and its employer identification number;

•	the identity of each person who, at any time during Canyon B.C.’s tax year, was the beneficial owner of more than 5% of the Canyon B.C. Common Shares;

•	the total number of Canyon B.C. Common Shares issued; and

•

with respect to each beneficial owner of more than 5% of the Canyon B.C. Common Shares, the number of Canyon B.C. Common Shares owned, the percentage of the Canyon B.C. Common Shares represented thereby, and the nature of the beneficial ownership of the Canyon B.C. Common Shares so owned.

The determination of whether the Canyon B.C. Common Shares are regularly traded on an established securities market under the foregoing rules will depend on whether, at a particular time, the Canyon B.C. Common Share meet the trading volume and other requirements described above. Non-U.S. Holders are strongly urged to consult with their own tax advisors regarding the U.S. tax consequences of disposing of their Canyon B.C. Common Shares if (i) such Common Shares are not treated as regularly traded on an established securities market under the foregoing rules or (ii) such Non-U.S. Holder holds, actually or constructively, more than 5% of the outstanding Canyon B.C. Common Shares at any time during the five-year period ending on the date of disposition or such shorter period that such Canyon B.C. Common Shares were held.

Moreover, because the determination of whether Canyon B.C. is a USRPHC depends on the fair market value of its U.S. real property interests relative to the fair market value of its foreign real property interests and other business assets, Canyon B.C. may not be a USRPHC in the future. Even if and when Canyon B.C. is no longer a USRHPC, however, generally only after it has not been a USRPHC for five consecutive years will the income tax and withholding requirements terminate.

Non-U.S. Holders should also review the discussion of the new FATCA rules, below.

U.S. Estate and Gift Tax Consequences of Owning Shares

The U.S. gift, estate, and generation-skipping transfer tax rules generally apply to a Non-U.S. Holder of Canyon B.C. Common Shares. In general, the Canyon B.C. Common Shares are considered a U.S.-situs asset for U.S. estate tax purposes and could be subject to U.S. estate tax at the death of a Non-U.S. Holder depending on the particular facts and circumstances of the Non-U.S. Holder. Non-U.S. Holders of Canyon B.C. Common Shares should consult an independent tax advisor with respect to U.S. gift, estate, and generation-skipping transfer tax consequences applicable to the ownership of such shares.

Backup Withholding and Information Reporting

Generally, Canyon B.C. must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid and the amount of tax, if any, withheld with respect to those payments. These information reporting requirements apply even if withholding is not required. Pursuant to tax treaties or other agreements, the IRS may make such information available to tax authorities in the Non-U.S. Holder’s country of residence. The payment of proceeds from the sale of Canyon B.C. Common Shares by a broker to a Non-U.S. Holder is generally not subject to information reporting if:

•	the Non-U.S. Holder certifies his, her or its non-U.S. status under penalties of perjury by providing a properly executed IRS Form W-8BEN, or otherwise establish an exemption; or

•	the sale of the Canyon B.C. Common Shares is effected outside the U.S. by a foreign office of a broker, unless the broker is:

	•	a U.S. person;

	•	a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the U.S.;

•	a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits interest of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

A backup withholding tax may apply to amounts paid to a Non-U.S. Holder if the Non-U.S. Holder fails to properly establish its foreign status on the applicable IRS Form W-8 or if certain other conditions are met. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, assuming the required information is timely provided to the IRS.

FATCA

New U.S. legislation signed into law on March 18, 2010 (the Foreign Account Tax Compliance Act (“FATCA”) substantially changes the withholding and reporting rules applicable to Non-U.S. Holders who are not individuals that receive certain U.S.-source income, generally effective for payments made after December 31, 2013 (with respect to dividends) and after December 31, 2014 (with respect to gross proceeds from a sale or other disposition). Certain changes made by FATCA may result in different U.S. federal income tax consequences for Non-U.S. Holders that are not individuals than those described above, including with respect to withholding and information reporting, and distributions on and dispositions of Canyon B.C. Common Shares.

FATCA imposes a 30% U.S. withholding tax (which may be reduced pursuant to a treaty) on dividends on, or gross proceeds from the sale or other disposition of, Canyon B.C. Common Shares paid to a Non-U.S. Holder that is a foreign financial institution or certain foreign non-financial entities, unless:

  the foreign financial institution undertakes certain diligence and reporting obligations; or

  the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner.

If the Non-U.S. Holder is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Non-U.S. Holders should consult their own tax advisors with respect to the application of FATCA to their particular circumstances.

Material Canadian Income Tax Consequences

In the opinion of Thorsteinssons LLP, Canadian tax counsel to Canyon, the following fairly summarizes the principal Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Tax Act”) applicable to Canyon and its shareholders of the Continuation, and thereafter of holding and disposing of common shares in the capital of Canyon.

Comment is restricted to shareholders (each in this summary a “Holder”) of Canyon each of whom is an individual (other than a trust) or corporation who or which, at all material times for the purposes of the Canadian Tax Act, holds all common shares in the capital of Canyon solely as capital property, acts at arm’s length with Canyon, and is not, a “financial institution” as defined in the Canadian Tax Act for the purposes of the “mark-to-market” rules, a “specified financial institution” as defined in the Canadian Tax Act, nor a shareholder in respect of whom Canyon is a “foreign affiliate” under the Canadian Tax Act. Comment is further restricted, in the case of any Holder who is not resident in Canada for Canadian income tax purposes (in this commentary, a “Nonresident Holder”), to Non-resident Holders whose common shares in the capital of Canyon are not used in or in the course of carrying on a business in Canada, and will not constitute “taxable Canadian property” at any particular time after the Continuation. In general, a common share of Canyon held by a Non-resident Holder will not constitute taxable Canadian property at any particular time after the Continuation provided that neither the Non-resident Holder, nor any one or more persons with whom the Nonresident Holder does not deal at arm’s length, alone or in any combination held or had a right to acquire 25% or more of the issued shares of any class in the capital stock of Canyon at any time in the five years immediately preceding the particular time.

This summary assumes that Canyon will not, at the time of the Continuation, own shares of a corporation that is resident in Canada for the purposes of the Canadian Tax Act or any property that is taxable Canadian property for such purposes, and will not elect pursuant to paragraph 128.1(2)(b)(i) of the Canadian Tax Act to increase the paid-up capital of shares in its capital is respect of the Continuation.

This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder (the "Regulations"), and counsel's understanding of the current published administrative practices and policies of the Canada Revenue Agency (the "CRA"). This summary takes into account all specific proposals to amend the Canadian Tax Act and the Regulations (the "Proposed Amendments") announced by or on behalf of the Minister of Finance (Canada) before the date hereof and assumes that all Proposed Amendments will be enacted in their present form. However, there can be no assurance that the Proposed Amendments will be enacted in the form proposed or at all. Except for the Proposed Amendments or as otherwise expressly set out below, this summary does not take into account or anticipate any change in law, whether by legislative, governmental, regulatory, or judicial action or decision, or changes in the administrative practices or assessing policies of the CRA, nor does it take into account provincial, territorial or foreign income tax considerations, which may differ from the Canadian federal income tax considerations discussed below.

This summary is of a general nature only and is not, and is not to be construed as, Canadian income tax advice to any particular Holder. Each Holder is urged to obtain independent advice as to the legal and Canadian income tax implications of the Continuation, and thereafter of holding and disposing of common shares in the capital of Canyon, applicable to the Holder’s particular circumstances.

The Continuation

Canyon

Canyon’s taxation year for Canadian tax purposes will be deemed to have ended immediately before the Continuation. It will be required to fix a new taxation year end for Canadian income tax purposes.

Canyon will also be deemed to have disposed of each asset owned by it immediately before the Continuation for proceeds of disposition equal to the fair market value of the asset at that time, and immediately thereafter to have acquired each asset at a cost, equal to the fair market value of the asset at that time. The Continuation, in and of itself, should not give rise to Canyon having any liability for Canadian income tax.

Canyon will become a resident of Canada for the purposes of the Canadian Tax Act as a result of the Continuation, and consequently thereafter will be liable for Canadian income tax on its world-wide taxable income, if any, computed in accordance with the Canadian Tax Act, subject only to such relief, if any, to which it may be entitled under any Canadian bilateral income tax treaty that may apply to it.

Canadian Resident Holders and Non-Resident Holders

The Continuation should not give rise to any liability for Canadian income tax to any Holder, regardless of the Holder’s fiscal residence.

Disposing of Common Shares

Canadian Resident Holders

The normal rules for the taxation of capital gains and losses applicable before the Continuation to Holders who are resident in Canada for the purposes of the Canadian Tax Act (each a “Resident Holder”) will continue to apply to Resident Holders in respect of a disposition of common shares in the capital of Canyon after the Continuation.

In summary, these rules provide that a Resident Holder who disposes of a common share of Canyon after the Continuation will realize a capital gain (or capital loss) equal to the amount by which the proceeds received by the Resident Holder on the disposition exceed (or are exceeded by) the adjusted cost base of the common share to the Resident Holder.

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by it in that year. A Resident Holder will generally be entitled to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canadian Tax Act.

A Resident Holder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be required to pay an additional 62/3% refundable tax on certain investment income, which includes taxable capital gains.

Non-Resident Holders

A Non-resident Holder who disposes of or is deemed to dispose of a common share in the capital of Canyon after the Continuation will not be subject to tax under the Canadian Tax Act on any capital gain realized on such disposition unless (a) the common share is "taxable Canadian property" as defined in the Canadian Tax Act of the Non-resident Holder at the time of the exchange, and (b) the common share is not "treaty-protected property" as defined in the Canadian Tax Act of the Non-resident Holder at the time of the disposition.

Generally, a common share in the capital of Canyon will not be taxable Canadian property of a Non-resident Holder at a particular time provided no more that 50% of the fair market value of the share was derived directly or indirectly from one or any combination of:

(a)	real or immovable property situated in Canada,
(b)	Canadian resource properties,
(c)	timber resource properties, and
(d)	options in respect of, or interests in, or civil law rights in, property described in any of paragraphs (a) to (c) above.

Even if a common share of the capital of Canyon is taxable Canadian property of a Non-resident Holder, such share will be treaty-protected property of the Non-resident Holder at the time of disposition for purposes of the Canadian Tax Act if the capital gain from the disposition of that share would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act. Many of the income tax treaties to which Canada is a signatory, including the Canada-U.S. Tax Convention (1980) (the "U.S. Treaty") explicitly provide that Canada reserves the right to tax (i.e., does not exempt from Canadian tax) gains on the sale of real property situated in Canada, which for these purposes may include (and under the U.S. Treaty, does include) a share of the capital stock of a corporation resident in Canada, the value of whose shares is derived principally from real property situated in Canada. Non-resident Holders should consult their own advisers in this regard.

In the event a common share in the capital of Canyon is taxable Canadian property of a Non-resident Holder at the time of disposition and is not treaty-protected property of the Non-resident Holder at that time, the tax consequences discussed above under “Disposing of Common Shares – Canadian Resident Holders” will generally apply.

Reporting and withholding obligations apply under section 116 of the Canadian Tax Act when a person who is not resident in Canada for purposes of the Canadian Tax Act disposes of taxable Canadian property, other than "excluded property" as defined in the Canadian Tax Act. Excluded property includes shares of a class of shares of a corporation if the class of shares is listed on a designated stock exchange (which currently includes the TSX Venture Exchange (Tiers 1 and 2)).

Any Non-resident Holder who is contemplating disposing of common shares in the capital of Canyon after the Continuation should obtain Canadian tax advice as to whether the Non-resident Holder will be subject to Canadian income tax, or be subject to the reporting and withholding obligations under section 116 of the Canadian Tax Act, in respect of the disposition.

Dividends on Common Shares

Canadian Resident Holders

A Resident Holder who is an individual will be required to include in income the amount of any dividend received or deemed to have been received after the Continuation on a common share in the capital of Canyon, and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit rules applicable to any dividends designated by Canyon as "eligible dividends".

A Resident Holder that is a corporation will be required to include in income the amount of any dividend received or deemed to be received by it after the Continuation on a common share in the capital of Canyon, but generally will be entitled to deduct an equivalent amount in computing its taxable income. A "private corporation" as defined in the Canadian Tax Act or any other corporation controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals, may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 331/3% on any dividend that it receives or is deemed to receive on its common shares in the capital of Canyon.

Non-Resident Holders

Dividends paid, deemed to be paid, or credited on the common shares in the capital of Canyon to a Non-resident Holder will be subject to withholding tax under the Canadian Tax Act at a rate of 25% of the gross amount of the dividend unless the rate is reduced by an applicable income tax treaty. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the U.S. Treaty and is entitled to the benefits of the U.S. Treaty rate of withholding tax on dividends will be reduced to 15%. If the beneficial owner is a company that is a resident of the United States for the purposes of the U.S. Treaty that owns at least 10% of the voting shares of Canyon and is entitled to the benefits of the U.S. Treaty, then the applicable rate of withholding tax on dividends will be 5%. Canyon will be required to withhold the required amount of withholding tax from the dividend, and to remit it to the CRA for the account of the Non-resident Holder.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as set out below, no expert or counsel named in this Proxy Statement/Prospectus as having prepared or certified any part of this Proxy Statement/Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group has assisted us in the preparation of this Proxy Statement/Prospectus and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock. Attorneys who are members of or employed by Northwest Law Group who have provided advise with respect to this matter own shares and options to purchase shares of our common stock.

Thorsteinssons LLP has assisted us in connection with Canadian federal income tax consequences with respect to the Continuation.

Hodgson Russ LLP has assisted us in connection with United States federal tax consequences with respect to the Continuation.

Saturna Group Chartered Accountants LLP (“Saturna”), our independent accountant, has audited our financial statements included in this Proxy Statement/Prospectus to the extent and for the periods set forth in their audit report. Saturna has presented their report with respect to our audited financial statements. The report of Saturna is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

OUR BUSINESS

Overview

We were incorporated on January 21, 2000 under the laws of the State of Nevada. On November 24, 2010, in order to conform our capital structure with the requirements of the TSX Venture Exchange, we completed a 79-for-100 reverse split of our common stock, decreasing our authorized capital from 166,666,666 shares of common stock, par value $0.00001 per share, to 131,666,666 shares of common stock, par value $0.00001 per share.

We are an exploration stage company engaged in the acquisition, exploration and development of mineral properties. We currently hold 100% title in a major claim block totalling 661 unpatented mineral claims, covering approximately 13,220 acres located in Mineral County, Nevada (the “New York Canyon Claims”). We also hold 21 patented mineral claims covering an area of approximately 420 acres, located within the vicinity of the New York Canyon Claims area. We collectively refer to the New York Canyon Claims and the patented claims as the “New York Canyon Project.” See “Properties – New York Canyon Project”.

We also hold an option to acquire a 100% interest in a copper porphyry project comprised of 307 unpatented mineral claims having an area of approximately 6,300 acres located on the northern end of the Walker Lane Belt in Plumas County, California (the “Moonlight Property”). We acquired our interest in the Moonlight Property pursuant to an assignment agreement dated November 25, 2011 among Metamin Enterprises Inc. (the “Assignor”), a company controlled by Benjamin Ainsworth, our President, Secretary and director, Metamin Enterprises USA Inc., a wholly owned subsidiary of the Assignor, and Canyon. On January 24, 2013, we entered into an agreement (the “Earn-In Agreement”) with Sandfield Resources Ltd. (“Sandfield”) and Sandfield Resources (USA) Inc. whereby we agreed to transfer to Sandfield up to a 70% interest in our optioned Moonlight Copper-Porphyry Property. See “Properties – Moonlight Property”.

In fiscal 2010 and 2011, we primarily focused our resources on the proposed listing on the TSX Venture Exchange, updating our Canadian National Instrument 43-101 Technical Report on the New York Canyon Project and maintaining our New York Canyon Project in good standing.

In fiscal 2012, we completed the following corporate developments:

1.	Listing on the TSX Venture Exchange. On July 18, 2011, our shares of common stock commenced trading on the TSX Venture Exchange under the symbol “CNC”.

2.

New York Canyon Project: Acquisition of Patented Mineral Claims. In October 2011, we acquired 100% title to three patented mineral claims included in the New York Canyon Project. The patented mineral claims, being Copper Queen 1, Copper Queen 2 and Mildred, form a contiguous block of approximately 57 acres over the Copper Queen workings including 2 former mine shafts.

3.

Moonlight Property: Assignment Agreement. On November 25, 2011, we entered into an assignment agreement (the “Assignment Agreement”) with Metamin Enterprises Inc. (the “Assignor”), a company controlled by Benjamin Ainsworth, our President, Secretary and director, and Metamin Enterprises USA Inc. (the “Subsidiary”), a wholly owned subsidiary of the Assignor, whereby: (i) the Assignor assigned all of its right, title and interest in and to an option agreement dated September 20, 2010, as amended on February 18, 2011 and October 31, 2011, (the “Option Agreement”) between the Assignor and Lester Storey (the “Optionor”) in respect of the Moonlight Property; and (ii) the Subsidiary transferred to us certain mineral claims held by the Subsidiary that form part of the Moonlight Property.

In consideration of the assignment, we agreed to:

	(a)	pay to the Assignor the following cash payments:

		(i)	$15,000 on January 16, 2012, the date of approval from the TSX Venture Exchange (the “Exchange Approval Date”) (which amount has been paid);
		(ii)	$25,000 on or before February 18, 2012 (which amount has been paid);
		(iii)	$25,000 on or before February 18, 2013 (which amount has been paid by Sandfield);
		(iv)	an annual advanced royalty, deductible from any future royalty payments, of $15,000 commencing on February 18, 2014 and payable every year thereafter; and

	(b)	issue to the Assignor the following shares of our common stock (“Shares”):

		(i)	75,000 Shares on the Exchange Approval Date (which shares have been issued);
		(ii)	75,000 Shares on or before February 18, 2012 (which shares have been issued);
		(iii)	150,000 Shares on or before February 18, 2013 (which shares have been issued by Sandfield); and
		(iv)	200,000 Shares on or before February 18, 2014.

We also reimbursed the Assignor approximately $90,000 for annual maintenance and exploration expenses previously incurred on the Moonlight Property by the Assignor. The Assignor will retain a 1% net smelter return on metals extracted from the Moonlight Property, which can be repurchased by us for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

As we acquired the Assignor’s right and interest in the Option Agreement, we will also be required to do the following in order to maintain and exercise the Option:

(a)	pay to the Optionor the following cash payments:

	(i)	$25,000 on or before February 18, 2012 (which amount has been paid);
	(ii)	$25,000 on or before February 18, 2013 (which amount has been paid by Sandfield);
	(iii)	an annual advanced royalty, deductible from any future royalty payments, of $15,000 commencing on February 18, 2014 and payable every year thereafter; and

(b)	issue to the Optionor the following Shares:

	(i)	75,000 Shares on the Exchange Approval Date (which shares have been issued);
	(ii)	75,000 Shares on or before February 18, 2012 (which shares have been issued);
	(iii)	150,000 Shares on or before February 18, 2013 (which shares have been issued by Sandfield); and
	(iv)	200,000 Shares on or before February 18, 2014.

Under the Option Agreement, we are also required to incur $100,000 in exploration expenditures on the Moonlight Property by May 31, 2013. The Optionor will retain a 1% net smelter return on metals extracted from the Moonlight Property, which can be repurchased by us for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

4.

New York Canyon Project: Implementing Phase One Exploration Program. In August 2011, we commenced Phase One of our exploration program on the New York Canyon Project. Phase One involved the re-assay of 1,440 drill samples from our 2006 drill program on Longshot Ridge. In early 2012, we received the results of the re-analysis and engaged an independent consultant to update our 2010 mineral resource estimate. See "Properties - New York Canyon Project - Current Exploration Activities".

Subsequent to fiscal 2012, we completed the following significant corporate developments:

1.

New York Canyon Project: Project Wide Geochemical Sampling Program. In summer 2012, we commenced a geochemical program to cover the considerable area of the New York Canyon Project with a survey of arroyo/stream sediments. The purpose of the survey is to assess the potential for areas of mineralization that may be associated with the several areas of old prospects and workings within the claims. See “Properties - New York Canyon Project – Current Exploration Activities”.

2.

New York Canyon Project: Reduction in Mineral Claims to Reduce BLM Fees. In August 2012, as part of a cost reduction initiative, we conducted a detailed review of our New York Canyon Claims in order to determine whether certain claims should be released due to their low mineral potential. As a result of our review, we determined that 632 mineral claims could be released, resulting in Bureau of Land Management (“BLM”) annual fees being reduced by approximately $88,500.

3.

Moonlight Property: Earn-In Agreement. On January 24, 2013, we entered into the Earn-In Agreement with Sandfield and Sandfield Resources (USA) Inc. whereby we agreed to transfer to Sandfield up to a 70% interest in the Moonlight Property. Under the terms of the Earn-In Agreement, Sandfield will earn a 60% interest in the Moonlight Property (the “Initial Interest”) upon:

	(a)	paying to us $125,000 on TSX Venture Exchange approval of the Earn-In Agreement (which amount has been paid);

	(b)	issuing to us 500,000 Sandfield common shares on the date Sandfield lists its common shares on the TSX Venture Exchange;

	(c)	incurring $100,000 of exploration expenditures on or before May 31, 2013;

	(d)	paying to us $125,000 and incurring an additional $500,000 of exploration expenditures by the second anniversary of the Earn-In Agreement; and

	(e)	paying to us $125,000, issuing 2,500,000 Sandfield common shares and incurring an additional $1,000,000 of exploration expenditures by the third anniversary of the Earn-In Agreement.

Sandfield will be able to earn an additional 10% interest in the Moonlight Property (the “Secondary Interest”) by issuing to us 1,000,000 Sandfield common shares and incurring an additional $3,000,000 of exploration expenditures by the fifth anniversary of the Earn-In Agreement. Sandfield will also be responsible for all payments and share issuances required by the underlying option and assignment agreements and paying all BLM claim maintenance fees.

Subject to Sandfield exercising the Initial Interest, the Company and Sandfield will form a joint venture for the purpose of carrying out further exploration and development of the Moonlight Property on the earlier of Sandfield exercising the Secondary Interest and the fifth anniversary of the Earn-In Agreement.

Products, Distribution, Suppliers and Customers

We do not currently produce any products, metals, or minerals nor do we offer any products for sale. We are not party to any distribution arrangements, and have no principal customers or suppliers. We do not anticipate any changes in this status for at least the next 12 months, or until such time as there is a commercially viable mineral or metal deposits located on our mineral properties.

Competition

We are an exploration stage company. We compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Markets and Economics

Although we compete with other junior exploration companies for financing, properties of merit, and subcontractors, there is no competition for the exploration or removal of mineralized material from the New York Canyon Project or the Moonlight Property. Although there can be no assurance, large and well capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. At present there are no limitations with respect to the sale of metals or precious metals other than price. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

Governmental Controls and Approvals

Exploration and development activities are all subject to stringent national, state and local regulations. All permits for exploration and testing must be obtained through the local Bureau of Land Management (“BLM”). The granting of permits requires detailed applications and filing of a bond to cover the reclamation of areas of exploration. From time to time, an archaeological clearance may need to be obtained prior to proceeding with any exploration programs.

We have applied for and received permits from the BLM to conduct drilling activities on BLM administered lands within the New York Canyon Project. The BLM reference the property as case file NV N-79198. We have also applied to the BLM for permits to conduct drilling on the Moonlight Property. We are required to adhere to the stipulations of the permit, primarily to plug all drill holes as they are completed and to reclaim roads and drill sites when they are no longer necessary. Reclamation work is ongoing but not complete as the project remains active.

Mining operations are regulated by Mine and Safety Health Administration (“MSHA”). MSHA inspectors will periodically visit projects to monitor health and safety for the workers, and to inspect equipment and installations for code requirements. Although we are not engaged in mining operations, we require all of our workers to have completed safety training courses when working on our project.

Other regulatory requirements monitor the following:

(a)	Explosives and explosives handling.
(b)	Use and occupancy of site structures associated with mining.
(c)	Hazardous materials and waste disposal.
(d)	State Historic site preservation.
(e)	Archaeological and paleontological finds associated with mining.

We believe that we are in compliance with all laws and plans to continue to comply with the laws in the future. We believe that compliance with the laws will not adversely affect its business operations. There is however no assurance that any change in government regulation in the future will not adversely affect our business operations.

Environmental Liability

We will have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event that a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application for a permit, if we anticipate disturbing land. A permit is issued after review of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

(i)	Water discharge will have to meet drinking water standards;
(ii)	Dust generation will have to be minimal or otherwise re-mediated;
(iii)	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;
(iv)	An assessment of all material to be left on the surface will need to be environmentally benign;
(v)	Ground water will have to be monitored for any potential contaminants;
(vi)	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
(vii)	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Research and Development Activities and Costs

We have no plans to undertake any research and development activities in the foreseeable future, and have not incurred research and development expenditures to date.

Employees

Aside from our officers and directors, we have no employees at present.

Reports to Security Holders

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information that we file with the Commission at the Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at (202) 551-8090 for further information on the public reference room. These Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Commission at http://www.sec.gov.

PROPERTIES

We rent approximately 1,606 square feet of office space located at Suite 408, 1199 West Pender Street, Vancouver, British Columbia, Canada from Alpha Minerals Inc. at a cost of approximately $3,500 per month. This rental is on a month-to-month basis with no formal agreements.

We do not own any real property. We currently hold 100% title in the New York Canyon Claims totalling 661 unpatented mineral claims covering approximately 13,220 acres located in Mineral County, Nevada. We also hold 21 patented mineral claims covering an area of approximately 420 acres, located within the vicinity of the New York Canyon Claims area. We collectively refer to the New York Canyon Claims and the patented mineral claims as the “New York Canyon Project.”

We also hold an option to acquire a 100% interest in the Moonlight Property, which is a copper porphyry project comprised of 307 unpatented mineral claims having an area of approximately 6,300 acres located on the northern end of the Walker Lane Belt in Plumas County, California. On January 24, 2013, we entered into the Earn-In Agreement with Sandfield and Sandfield Resources (USA) Inc. whereby we agreed to transfer to Sandfield up to a 70% interest in the Moonlight Property subject to the terms and conditions of the Earn-In Agreement. See “Our Business – Overview”.

NEW YORK CANYON PROJECT

Description of Property

New York Canyon Claims

The acquisition of title to the New York Canyon Claims was completed pursuant to the terms of the Property Option Agreement dated March 18, 2004 (the “Property Option Agreement”) among Canyon and Nevada Sunrise LLC (“Nevada Sunrise”), Robert Weicker, Sharon Weicker, Kurt Schendel, and Tami Schendel (collectively, the “Optionors”).

Under the terms of the Property Option Agreement, we exercised our option to acquire the New York Canyon Claims by: (i) paying $460,000 to the Optionors; (ii) issuing 526,667 shares of our common stock to the Optionors; and (iii) incurring exploration expenditures of a minimum of $2,250,000 on the New York Canyon Claims. The Optionors also retained a 2% net smelter returns royalty (the “Royalty”) over any future production. We have the option to reduce the Royalty to 1% by making a lump sum payment of $1,000,000 to the Optionors.

In accordance with the terms of the Property Option Agreement and upon our acquisition of the New York Canyon Claims, Nevada Sunrise assigned to us its interest under two lease agreements. On October 9, 2004, Nevada Sunrise entered into a lease agreement with Tammy Gentry and Pat Hannigan pursuant to which it obtained a nine year lease over the Copper Queen #2 patented mineral claim. As a result of the assignment of this lease, we acquired the Copper Queen #2 patented mineral claim by paying the lessors $50,000.

In addition, on January 1, 2005, Nevada Sunrise entered into a lease agreement with Clifford DeGraw and Richard Markiewicz pursuant to which it obtained a seven year lease over the Mildred and Copper Queen #1 patented mineral claim. As a result of the assignment of these leases, we acquired the Mildred and Copper Queen #1 patented claims by paying the lessors $130,000.

Lease Agreement with Jaycor Mining Inc.

On July 21, 2004, we entered into a lease agreement (the “Jaycor Lease Agreement”) with Jaycor Mining, Inc. (“Jaycor”). Under the terms of the Lease Agreement, we were granted rights to explore and, if proved feasible, develop 18 patented mineral claims held by Jaycor (the “Jaycor Claims”). These rights were granted as a lease for an initial term of 15 years, and are renewable for a further 15 years.

As consideration for the lease of the Jaycor Claims, we were required to pay Jaycor the following amounts prior to the commencement of any future production activities: (i) $25,000 on execution of the Jaycor Lease Agreement; (ii) $1,000 monthly commencing on the first anniversary; (iii) $2,000 monthly commencing on the second anniversary; and (iv) $3,000 monthly commencing on the third anniversary and continuing for as long as the Jaycor Lease Agreement is in effect (collectively, the “Jaycor Minimum Payments”)

In addition to the Minimum Payments, we have issued an aggregate of 6,583 shares to Jaycor in accordance with the Jaycor Lease Agreement. As of the date of this Annual Report, we have made all required Minimum Payments and is in good standing under the Jaycor Lease Agreement.

The Jaycor Claims under the Lease Agreement are subject to an overriding royalty deed granted to Kookaburra Resources Ltd. (“Kookaburra”) by Jaycor. Upon commencement of production, we are required to pay Kookaburra a net smelter returns royalty of 1.75%, up to a maximum of $2,000,000. In addition, we have also agreed to pay Jaycor a net smelter return royalty of 0.5% until such time as Kookaburra has been paid $2,000,000, at which time the royalty payable to Jaycor will then increase to 1.5% . The 1.5% rate payable is subject to a maximum of $2,000,000, at which time the ongoing royalty payment to Jaycor will be reduced to 0.5% for as long as the Lease Agreement is in effect.

The Jaycor Claims are located in Sections 32, 33 and 34 T8N; R35E MDBM in Mineral County, Nevada and are recorded as follows:

Name of Claim	Mineral Survey No.	US Patent #	County Land Parcel
Mayflower	38	10541	009-170-11
Wall Street	43	21509	009-170-09
Turk	44	21510	009-170-09
Footwall	3447	264845	009-170-03
Nora Higgins	3447	264845	009-170-02
Willie Higgins	3447	264845	009-170-02
Annex No. 1	3447	264845	009-170-03
Annex No. 2	3447	264845	009-170-03
Annex No. 3	3447	264845	009-170-03
Annex No. 4	3447	264845	009-170-03
Iron Gate	4444	806518	009-170-02
Velvet	4444	806518	009-170-02
Saddle	4444	806518	009-170-02
Vacation	4571	982162	009-170-12
Goodenough	4612	989401	009-170-02
Copper Butte	4612	989401	009-170-02
Copper Bar	4612	989401	009-170-02
Hecla	4612	989401	009-170-02

The holders of patented minerals claims generally retain all mineral and property rights, and the permitting procedures for both exploration and development can be streamlined and fast tracked.

BLM Annual Maintenance Fees

In order to maintain our New York Canyon Project claims each year we must pay a maintenance fee of $140 per claim to the Nevada State Office of the Bureau of Land Management and on November 1 of each year we must file an affidavit and Notice of Intent to Hold the claims in Mineral County. We have paid the required maintenance fees and filed the affidavits required in order to extend the claims to August 31, 2013.

QUATERNARY
Qal
Alluvial deposits
Qpl
Playa deposits
TERTIARY
Tvi
Andesite flows and breccias
CRETACEOUS
Kgr
Quartz monzonite and granodiorite
JURASSIC
Jd
Dunlap Fm
Sandstone, volcanics and conglomerate
JURASSIC & TRIASSIC
JTRj
Gabbs and Sunrise Fm
Intercalated shale and limestone
TRIASSIC
TRl
Luning Fm
Limestone, dolomite and shale
Contacts
Faults
Thrust Faults
95
U.S. Highway
361
Paved roads
New York Canyon Claim Block
Targets
Power Line
Buffington Springs
Copper Queen
Champion
Longshot Ridge
Soda Spring Valley
New York Canyon
Luning
CANADA
Vancouver
Toronto
NEVADA
Reno
Denver
UNITED STATES

N
0 1 2 3 4 kilometers
0 1 2 3 4 miles

BK EXPLORATION ASSOC.

NEW YORK CANYON PROJECT
Mineral County, Nevada USA

LOCATION AND REGIONAL GEOLOGY OF EASTERN MINERAL COUNTY, NEVADA, USA

July 31, 2008

Figure 1

Location and Access, Climate, Local Resources, and Physiography

The New York Canyon Project is approximately five miles east of Luning and 30 miles east of Hawthorne, the seat of Mineral County, in the sparsely populated west central part of Nevada. The largest full-service city with daily commercial air flights to most major American cities is Reno, located 169 miles north-northwest of the New York Canyon Project via paved highway US95. Access to the New York Canyon Project from Hawthorne is via paved highway US95 for 25 miles to Luning and then by 5 miles of all-weather gravel road.

The New York Canyon Project is at the south end of the Gabbs Valley Range with part of the New York Canyon Project extending westward into Soda Spring Valley. The terrain is part of the “Basin and Range” physiographic province consisting of steep rugged hills at elevations from 5,500 to 7,000 feet separated by broad basins ranging from 4,600 to 5,500 feet elevation.

The climate is semi-arid with two seasons: a wet cold winter and a dry hot summer. The main period of snow occurs between November and March. Annual rainfall for the last several years has ranged from 2 to 6 inches per year with temperatures ranging from 25°F to 95°F. The prevailing vegetation consists of grasses, low shrubs (most commonly sagebrush) and occasional patches of pinion pine and juniper trees at higher elevations. The local economy is based largely on ranching and mining with many people employed by the Hawthorne Naval Ammunition Depot.

During the past twenty years, a number of mines have operated in this part of Nevada, mostly gold and silver mines with some by-product base metals. As a result, the community contains a small pool of experienced labor sufficient for the needs of many short-term mining operations.

History

The New York Canyon Project has a long history of exploration, development and production beginning with discovery of the copper oxide deposits in 1875. The district’s first recorded production occurred from 1906 to 1929 when the Wall Street Copper Company consolidated various holdings in the district and commenced copper production at the Anderson, Champion, Mayflower, New York, Turk, Vacation and Wall Street Mines. An estimated 8.9 million pounds of copper was recovered from approximately 110,000 tons of ore at an average grade of 5.5% copper during this period.

1965 to 1979 — A total of 107 exploration drill holes (98,433 feet) were drilled during 1965 to 1979 in the New York Canyon Project area, initially by Amax but primarily by Conoco Oil Company, who subsequently operated the Project from 1977 to 1981. Exploration was focused mainly on porphyry copper-molybdenum sulfide targets at the Copper Queen and Champion prospects. This historic drilling by Conoco, from 1977 to 1981, indicated 13.2 million tons of mineralized material with an average grade of 0.55% copper for the Longshot Ridge area and 142 million tons grading 0.35% and 0.015% molybdenum for the Copper Queen deposit.

In 1979, Conoco contracted Hazen Research, Inc. to conduct a preliminary testing program for copper recovery using sulfuric acid bottle roll leaching tests and flotation tests on drill core sample composites. Hazen prepared composites based on five rock types crushed to minus 0.5 inch size. Drill core from the Copper Queen deposit yielded recoveries ranging from 65% to 75% copper over the six-day leach period with acid consumptions of 160 pounds per ton for porphyry copper mineralized rock to 509 pounds of sulfuric acid (H2SO4) per ton of carbonate-rich host rock. Copper oxide material provided recoveries ranging from 75.0% to 84.45% from the six-day bottle roll test with corresponding acid consumption of 232 to 349 pounds H2SO4 per ton of ore.

1992 to 1997 — Kookaburra Resources Ltd. (“Kookaburra”) and its various joint venture partners – including Coca Mines and Phelps Dodge – conducted the next stage of exploration from 1992 to 1997, drilling 54 holes totaling 13,018 feet to test the Longshot Ridge and Copper Queen skarns. In 1993, Peter Cowdery, PhD., P.Eng. of CORE Engineering and Associates conducted an estimate of the mineralized material at the Longshot Ridge copper oxide deposit for Kookaburra Resources Ltd. The CORE technical report indicated 17.7 million tons of mineralized material with an average grade of 0.55% copper using a 0.23% copper cutoff.

Prior to our acquisition of the New York Canyon Project, Kookaburra commissioned Mountain States R & D International, Inc. to conduct a simulated vat leach test to determine copper recovery in relation to acid consumption on minus three-quarter inch copper mineralized material from Longshot Ridge. A 13.67 kilogram composite of typical copper oxide material was placed into a 5½ foot high column and leached with 25 gram per liter sulfuric acid for 19 days. Results of the test indicated a 39.41% copper recovery with total acid consumption of 174.7 pounds per ton of mineralized material.

2004 to 2006 – We completed three drill programs on the New York Canyon Project, primarily focused on defining the extent of mineralization at the Longshot Ridge prospect. In total, we have completed 40 holes totaling 16,482 feet. The 2004 drill program involved two HQ holes on Longshot Ridge and one HQ hole on Copper Queen. In 2005, we implemented more extensive drill program involving 28 reverse circulation drill holes and eight HQ drill holes on Longshot Ridge as well as one HQ drill hole on Copper Queen. Our 2006 drill program focused solely on Longshot Ridge and totaled seven HQ holes and 26 reverse circulation holes. These drilling programs confirmed copper mineralization at each of Longshot Ridge and Copper Queen.

General Geology

The New York Canyon Project lies within the central portion of the Walker Lane structural belt, a broad zone of northwest-southeast striking parallel to sub-parallel, right lateral strike-slip faults extending for more than 400 miles through western Nevada and into northern California. The structural belt was initiated during the Jurassic period, at which time a number of important porphyry copper deposits and related skarn deposits, such as Yerington, were formed. Volcanism and related hydrothermal mineralization, often of Tertiary age, are recognized along the length of this structural trend. Significant mining districts associated with the Walker Lane Belt, in addition to Yerington, include Comstock, Goldfield, Rawhide, Tonopah-Hall, Dome Hill and numerous other copper and/or gold-silver occurrences.

The New York Canyon area stratigraphy is comprised mostly of conformable marine sedimentary units of Triassic and Jurassic ages which are intruded by granitic rocks of Cretaceous age. Tertiary-age non-mineralized volcanic flows locally cover these older rocks on the hills and Quaternary-age alluvium and colluvium cover them in the valleys. At New York Canyon, the rocks are disrupted by structures mostly related to the Walker Lane structural belt. These structures provide conduits for mineralizing fluids and often subsequently disrupt mineralized zones.

The oldest rocks belong to the middle to late Triassic age Luning Formation, consisting predominately of dolomite, dolomitic limestone and limestone with minor shale, argillite and conglomerate. Project mapping and logging of drill holes indicate this sequence is approximately 2000 thinner in the Project area than its regionally mapped thickness of more than 10,000 feet. The Luning limestones are thin to medium bedded and intercalated with siltstones in the bottom 1000 feet of the sequence, and massive to thick bedded in the top 4000 feet of the sequence.

The late Triassic age Gabbs Formation conformably overlies the Luning Formation. The Gabbs Formation consists of three members: a thin bedded fossiliferous limestone, argillaceous limestone, and calcareous tuffaceous siltstone. The type locality of the Gabbs Formation is in New York Canyon, where its thickness is measured as 400 feet, but drill logs indicate it is up to 650 feet thick.

The Jurassic age Sunrise Formation conformably overlies the Gabbs Formation. The Sunrise Formation consists of five members with quartz latite porphyry flows near the base overlain by thin bedded limestones, siltstones, silty limestone, tuffaceous siltstone, shale and claystone totaling about 800 feet in thickness in the New York Canyon area.

The Jurassic age Dunlap Formation conformably overlies the Sunrise Formation. The Dunlap Formation is a 3000-foot thick sequence of basal conglomerate, limestones, clastic sediments, and volcanic flows of andesitic and rhyolitic composition.

The strata of New York Canyon are intruded by Jurassic to Cretaceous age multiphase domes, plugs, dikes and sills consisting primarily of diorite and granodiorite with areas of quartz monzonite, granite and other associated felsic rock types.

Numerous Tertiary age units (mostly Oligocene and Miocene age) consisting of mafic to felsic volcanics, volcanoclastics, flows, tuffs, tuffaceous sediments, and continental sediments locally overlie the older rocks. These lithologies are of varying thicknesses ranging from 100s of feet to more than 1000 feet.

Quaternary age deposits consisting of various alluvial and lacustrine sediments comprise the youngest units in the area and fill the valley bottoms and form pediments along the range fronts. These young units may be 200 feet or more thick.

Property Geology at New York Canyon

The upper New York Canyon area consists primarily of the Luning Formation which is overlain by the Gabbs and Sunrise Formations in the Longshot Ridge area. The Luning Formation exposed beneath the Longshot Ridge area consists of gray to tan colored, thickbedded limestone and dolomite. Felsic sills and dikes intrude all units in the area.

The Gabbs Formation at Longshot Ridge is extremely calc-silicate altered. It was originally a very thin bedded to laminated limestone and silty limestone intercalated with siltstone and shale. The Gabbs Formation is comprised of three members: (#1) the lowest member, which is 250 feet thick, consisting of thick black bioclastic limestone intercalated with siltstone, (#2) the middle member, 200 feet thick, consisting of predominately argillaceous limestone intercalated with calcareous and tuffaceous siltstone, and (#3) the upper member, from 0 to 200 feet thick, consisting of argillaceous limestone intercalated with siltstone. The black bioclastic carbonaceous limestone at the base of the Gabbs Formation is a distinct unit which provides a clear marker for the contact with the underlying Luning Formation.

The two lowest members of the Sunrise Formation at Longshot Ridge are also calcsilicate altered. The Sunrise consists of five members: (#1) the lowest member, 100 feet thick, consisting of argillaceous limestone intercalated with siltstone and some quartz latite porphyry flows near the base, overlain by (#2), 50 feet thick, consisting of thick-bedded fossiliferous limestone intercalated with siltstone and silty limestone, overlain by (#3), 250 feet thick, consisting of shale and siltstone, overlain by (#4), 200 feet thick, consisting of silty limestone and limestone, and capped by (#5), 200 feet thick, consisting of claystone and limestone.

The Dunlap formation, mentioned in the previous description of regional geology, is not present in the Longshot Ridge area. Similarly, only one of the Tertiary-age volcanic sequences exists along the flank of Longshot Ridge.

The intrusive rocks (Fi) on Longshot Ridge are primarily sills with some local dikes. Rock types mapped at the surface and encountered in drill holes consist of granodiorite porphyry, porphyritic quartz monzonite, quartz monzonite porphyry and quartz-feldspar porphyry. These sills and dikes are typically only 5 to 20 feet thick but are relatively common throughout the area.

Rock strata on Longshot Ridge average N75°E in strike dip about 35°. The rocks are severely faulted and folded. Drag and overturned features are common. The major faults are curvilinear with fairly high dip angles that commonly change along the strike of the structure. The faults generally trend either northeast or northwest, but there are some local faults that strike north and dip steeply east. For the most part, the faults appear to have normal displacements ranging from 50 to 200 feet.

Deposit Types at New York Canyon Project

Mineralization in the New York Canyon Project occurs principally as contact metasomatic copper skarn deposits and as possible copper porphyry deposits within intrusive bodies at depth beneath the skarns.

Contact metasomatic deposits include a variety of types such as those that are copper-rich, ironrich, tungsten-rich, etc. The deposits are commonly referred to as skarns when rich in copper and tactites when rich in tungsten. Minerals associated with the copper-rich skarn deposits typically include chalcopyrite, bornite, magnetite, specularite, pyrite, pyrrhotite, sphalerite, and molybdenite. Alteration associated with the skarn deposits converts limestone and limy sediments to higher temperature calc-silicate minerals consisting of garnet, epidote, diopside, tremolite and calcite.

Skarn deposits are always adjacent to small to moderate sized intrusive bodies of intermediate composition such as monzonite and granodiorite. These intrusive bodies – occurring mainly as sills, dikes, plugs or stocks – are the sources for the mineralizing and altering hydrothermal fluids and for the heat that drives the fluids. Skarn mineralization develops along specific altered beds of carbonate rock in zones of strong deformation or faulting adjacent to the intrusive bodies.

The New York Canyon copper skarns closely fit these descriptions. The skarns either consist mostly of oxidized minerals, as at Longshot Ridge, or they consist of both oxidized and sulfide minerals as at the Champion prospect west of Longshot Ridge.

Skarn type copper deposits are occasionally associated with larger intrusive bodies that are hosts for porphyry type copper-molybdenum deposits, such as the major Carr Fork copper skarns associated with the world-class Bingham Canyon porphyry copper deposit in Utah. Sizes can range from 10 million to 100 million tons or more with grades of 1% to 2% Cu. Associated metallic minerals include chalcopyrite, bornite, magnetite, specularite, pyrite, pyrrhotite, sphalerite, and molybdenite. Other examples of significant skarn deposits associated with large porphyry-copper deposits include Santa Rita-Pinos Altos in New Mexico, Mason Valley-Copper Canyon in Nevada, and Mission-Pima in Arizona.

Porphyry-type copper-molybdenum deposits are closely associated with and related to moderate sized intrusive rock bodies of intermediate to felsic composition. Porphyry-type mineralization consists of disseminated sulfides and crosscutting stockwork quartz-sulfide veins or veinlets occurring within the intrusive body and extending outward into the surrounding rocks. The intrusive bodies are commonly 0.3 to 1 mile or more across and their emplacement produces large volumes of altered and intensely fractured ground.

At Copper Queen, the westernmost New York Canyon target, known mineralization, incompletely explored to date, consists of both non-oxidized copper sulfide skarns and potential porphyry-type copper-molybdenum sulfides in the underlying intrusive body. The porphyry mineralization remains an exploration target of possible large size based on (1) the widespread occurrences of oxide copper showings on the surface, (2) limited geophysical surveys, (3) apparent doming of the overlying sediments, and (4) the district’s location within the Walker Lane structural belt which hosts several large porphyry systems such as Yerington to the northwest and Hall Mountain to the southeast. Exploration targets for the project might range from 150 million to 400 million tons as grades of 0.4% to 0.5% copper with possible credits in molybdenum.

Mineralization at New York Canyon Project

Mineralization in the New York Canyon Project consists of three principal copper target areas: Longshot Ridge on the east, Champion in the center, and Copper Queen on the west. These target areas are aligned along a west-northwest trend that probably reflects deeper basement structures.

The Longshot Ridge and Champion prospects both contain numerous widespread showings of copper skarn mineralization exposed in surface outcrops and in old mine workings. In contrast, the Copper Queen prospect has no exposed mineralization at the surface but contains copper sulfide skarn at depth and an incompletely tested copper-molybdenum sulfide porphyry system at greater depth. Recent exploration in the New York Canyon Project has focused mainly on the extensive oxide copper skarn mineralization at Longshot Ridge. This mineralization is the subject of this report.

Hydrothermal alteration and mineralization at Longshot Ridge has formed copper-rich skarn in porous and permeable zones within sedimentary rock strata of the Luning, Gabbs and Sunrise Formations. Additionally copper-rich stockwork veinlets in permeable fractures occur in some of the felsic porphyry intrusive dikes and sills that intrude the rock strata. The alteration associated with the intrusive bodies consists of argillization, phyllic, and silicification which are typical for rocks of this type.

The oxide copper minerals abundantly present at Longshot Ridge are apparently products of the supergene weathering and oxidation of primary copper sulfide minerals which were present in the original skarn. The copper mineralization consists almost entirely of secondary copper minerals, principally malachite, azurite, chrysocolla and copper wad. Additionally, some copper-rich limonite (goethite) is reported. A fairly common greenish clay alteration mineral is thought to be a zinc-bearing clay. Because limestones tend to buffer the solutions that carry copper in a supergene environment, the copper weathered from sulfides in the skarn migrates to the non-skarn limestone units where it may be enriched by as much as 300 to 400 percent.

About 90 percent of the Longshot Ridge mineralization is within the two upper units of the Gabbs Formation. Drilling results indicate that the strongest, thickest and most continuous mineralization occurs in a northeast-trending zone, 200 feet wide by 1300 feet long, which is crossed by two northwest-trending structurally-controlled high grade zones, each about 100 feet wide and from 400 to 700 feet long. Mineralization in these trends is from 100 feet to 200 feet thick and covers an area of 500,000 square feet down to a depth of 350 feet, using a 0.30% Cu/ft cutoff. Within this area are many smaller higher-grade zones. A comparison of adjacent holes and twins of previously drilled holes indicates this copper mineralization has good continuity.

The copper skarns and supergene enriched zones are relatively flat lying to only gently dipping (less than 30º dip to the south). For this reason, the thicknesses of mineralization intersected by the vertical holes drilled to test this system represent the approximate true thicknesses of the mineralization.

Luning Formation - these carbonates consist primarily of dolomite and limestone. Alteration associated with these rocks includes a skarn mineral suite consisting primarily of serpentine, talc, garnet, magnetite, and locally diopside. The serpentine and talc minerals in skarn form sinuous veins along the structures within the dolomite and are very diagnostic of skarn formation in dolomite. Due to the massive nature of the Luning Formation, the altering and mineralizing solutions closely followed high-angle cross-cutting structures and formed limited skarn halos with only small areas of moderately high grade copper mineralization.

The Luning also has some small local zones of hematite and dolomite containing jasperoid veins a few feet thick. These consist of fine-grained silica, hematite, goethite, limonite and copper oxides. Historically, all the higher-grade copper shipped from this district during World War I was from the copper skarns in the Luning, not from the copper skarns in the Gabbs.

Gabbs Formation – The principal host for the Longshot Ridge copper skarn deposits are impure thin-bedded sandy limestone and siltstone in the upper two units of the Gabbs Formation. The alteration associated with these rocks is either a skarn mineral suite consisting of garnet, diopside and magnetite in the limestone, or is hornfels developed in the siltstone. The copper mineralization is much more widespread, but lower grade for the reasons stated in the previous Luning skarn description. The diopside-rich Gabbs skarns are more abundantly fractured and mineralized due to the brittle nature of diopside, and for this reason these skarns are slightly higher grade than the garnet-rich skarn. Commonly the Gabbs skarns are only a few feet thick (5 to 15 feet), but there are many of them.

The lowest Gabbs unit, a carbonaceous bioclastic limestone, is the location of the “marble line,” which is the alteration boundary between marbleized and calc-silicate altered limestone. This unit rarely forms skarns. The upper two units are hosts for the plentiful skarns and hornfels formed when the hydrothermal solutions traveled up structures and outward along permeable units. These same structures and permeable beds were later intruded by granodiorite porphyry dikes and sills. The intrusive bodies proximal to the skarns are most commonly sills but dikes are locally present.

Sunrise Formation – The two lowest sedimentary units of the Sunrise Formation are impure thin-bedded sandy limestone and siltstone which are altered and mineralized. The alteration occurs as either a skarn mineral suite consisting of garnet, diopside and magnetite in the limestone, or as hornfels developed in the siltstone. The copper mineralization is much more widespread, but lower grade for the reasons stated above in the previous Luning skarn description. The diopside-rich skarns are more abundantly fractured and mineralized due to the brittle nature of diopside and for this reason these skarns are slightly higher grade than the garnet-rich skarns. The skarns in the Sunrise Formation are commonly very thick (50 feet). The largest of these is the Mayflower Mine, which was mined on a fairly large scale. This thick skarn is capped by a thick hornfels.

Current Exploration Program

We are in the process of completing a two-phase exploration program to effectively test the New York Canyon Project.

Phase One

Phase One of our exploration program involving the following activities:

  re-analysis of 2006 Longshot Ridge drill pulps, duplicate samples, blank samples and standards by an independent laboratory to determine the correct copper values;
  acquiring representative mineralized material at Longshot Ridge for metallurgical testwork samples to determine the optimal copper beneficiation process;
  initiate environmental base line studies for permitting advanced exploration.

Re-Analysis of 2006 Longshot Ridge

In March 2012, we completed the re-analysis of 33 drill holes from the 2006 Longshot Ridge program. The 33 drill holes in 2006, comprised of 26 reverse circulation holes totaling 8,818 ft (2,688 meters) and 7 HQ core holes totaling 2,805 feet (855 meters), were not included in the 2010 resource estimate due to extremely high variability in the duplicate, blank and standard check samples.

Hole #	Depth		Intersection	Total Copper
(C=Core, R=Reverse Circulation)	From (m)	To (m)	meters	Average Grade %
06-11-R	0.00	70.10	70.10	0.18
06-15-R	0.00	59.44	59.44	0.15
06-16-R	0.00	64.01	64.01	0.15
06-18-R	0.00	64.10	64.10	0.22
06-20-R	0.00	68.58	68.58	0.13
06-21-R	3.05	60.96	57.91	0.31
06-22-R	0.00	108.2	108.2	0.19
06-24-R	0.00	35.05	35.05	0.21
06-28-R	0.00	16.76	16.76	0.68

06-30-R	0.00	68.58	68.58	0.19
06-31-R	0.00	166.12	166.12	0.4
06-32-C	3.05	28.95	28.95	0.16
06-33-C	0.00	105.16	105.16	0.37

Note 7 holes did not have any assay due to small pulp size.

Geochemical Sampling Program

In summer 2012, we commenced a geochemical program to cover the considerable area of the New York Canyon Project with a survey of arroyo/stream sediments. The purpose of the survey is to assess the potential for areas of mineralization that may be associated with the several areas of old prospects and workings within the claims. We anticipate that this exploration will take approximately six months to complete for a total cost of $125,000.

Environmental Base Line Studies

In the event that we proceed with Phase Two of our drilling program, we will need to complete our proposed environmental base line study. We anticipate that the environmental base line study will cost approximately $55,000.

Phase Two

The estimated costs of the Phase Two program are detailed in following table and include:

  definition drilling, permitting and scoping studies designed to advance the Longshot Ridge project to a pre- feasibility stage;
  drill-testing geophysical targets generated from the IP survey and other geological targets in the Copper Queen and Champion areas;
  continuation of metallurgical testwork to refine the optimal copper beneficiation process for completion of a pre- feasibility study.
Analyses	$450,000
Drilling	$1,550,000
Equipment and Supplies	$65,000
Environmental	$30,000
Field Supplies and Support	$145,000
Geological Mapping	$20,000
Labor	$180,000
Metallurgical Testing	$65,000
Management Fee	$200,000
Contingency	$295,000
Total	$3,000,000

Our ability to commence and complete Phase Two of our exploration program is subject to our obtaining substantial financing, of which there is no assurance.

MOONLIGHT PROPERTY

Description of Property

We hold an option to acquire a 100% interest in the Moonlight Property, which is comprised of 307 unpatented mineral claims having an area of approximately 6,300 acres located on the northern end of the Walker Lane Belt in Plumas County, California. We acquired our interest in the Moonlight Property pursuant to the Assignment Agreement among Metamin Enterprises Inc. (the “Assignor”), a company controlled by Benjamin Ainsworth, our President, Secretary and director, Metamin Enterprises USA Inc., a wholly owned subsidiary of the Assignor, and Canyon. In consideration of the assignment, we agreed to:

(a)	pay to the Assignor the following cash payments:
	(i)	$15,000 on January 16, 2012, the date of approval from the TSX Venture Exchange (the “Exchange Approval Date”) (which amount has been paid);
	(ii)	$25,000 on or before February 18, 2012 (which amount has been paid);
	(iii)	$25,000 on or before February 18, 2013 (which amount has been paid by Sandfield);
	(iv)	an annual advanced royalty, deductible from any future royalty payments, of $15,000 commencing on February 18, 2014 and payable every year thereafter; and

(b)	issue to the Assignor the following shares of our common stock (“Shares”):
	(i)	75,000 Shares on the Exchange Approval Date (which shares have been issued);
	(ii)	75,000 Shares on or before February 18, 2012 (which shares have been issued);
	(iii)	150,000 Shares on or before February 18, 2013 (which shares have been issued by Sandfield); and
	(iv)	200,000 Shares on or before February 18, 2014.

We also reimbursed the Assignor approximately $90,000 for annual maintenance and exploration expenses previously incurred on the Moonlight Property by the Assignor. The Assignor will retain a 1% net smelter return on metals extracted from the Moonlight Property, which can be repurchased by us for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

As we acquired the Assignor’s right and interest in the Option Agreement, we will also be required to do the following in order to maintain and exercise the Option:

(a)	pay to the Optionor the following cash payments:
	(i)	$25,000 on or before February 18, 2012 (which amount has been paid);
	(ii)	$25,000 on or before February 18, 2013 (which amount has been paid by Sandfield);
	(iii)	an annual advanced royalty, deductible from any future royalty payments, of $15,000 commencing on February 18, 2014 and payable every year thereafter; and

(b)	issue to the Optionor the following Shares:
	(i)	75,000 Shares on the January 16, 2012 (the “Exchange Approval Date”) (which shares have been issued);
	(ii)	75,000 Shares on or before February 18, 2012 (which shares have been issued);
	(iii)	150,000 Shares on or before February 18, 2013 (which shares have been issued by Sandfield); and
	(iv)	200,000 Shares on or before February 18, 2014.

Under the Option Agreement, we are also required to incur $100,000 in exploration expenditures on the Moonlight Property by May 31, 2013. The Optionor will retain a 1% net smelter return on metals extracted from the Moonlight Property, which can be repurchased by us for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

On January 24, 2013, we entered into the Earn-In Agreement with Sandfield and Sandfield Resources (USA) Inc. whereby we agreed to transfer to Sandfield up to a 70% interest in the Moonlight Property. Under the terms of the Earn-In Agreement, Sandfield will earn a 60% interest in the Moonlight Property (the “Initial Interest”) upon:

(a)	paying to us $125,000 on TSX Venture Exchange approval of the Earn-In Agreement (which amount has been paid);

(b)	issuing to us 500,000 Sandfield common shares on the date Sandfield lists its common shares on the TSX Venture Exchange;

(c)	incurring $100,000 of exploration expenditures on or before May 31, 2013;

(d)	paying to us $125,000 and incurring an additional $500,000 of exploration expenditures by the second anniversary of the Earn-In Agreement; and

(e)	paying to us $125,000, issuing 2,500,000 Sandfield common shares and incurring an additional $1,000,000 of exploration expenditures by the third anniversary of the Earn-In Agreement.

Sandfield will be able to earn an additional 10% interest in the Moonlight Property (the “Secondary Interest”) by issuing to us 1,000,000 Sandfield common shares and incurring an additional $3,000,000 of exploration expenditures by the fifth anniversary of the Earn-In Agreement. Sandfield will also be responsible for all payments and share issuances required by the underlying option and assignment agreements and paying all BLM claim maintenance fees.

Subject to Sandfield exercising the Initial Interest, the Company and Sandfield will form a joint venture for the purpose of carrying out further exploration and development of the Moonlight Property on the earlier of Sandfield exercising the Secondary Interest and the fifth anniversary of the Earn-In Agreement.

In order to maintain Moonlight Property claims each year we must pay a maintenance fee of $140 per claim to the California State Office of the Bureau of Land Management. We have paid the required maintenance fees and filed the affidavits required in order to extend the claims to August 31, 2013.

MOONLIGHT
PROJECT
OREGON
CALIFORNIA
NEVADA
Redding
Susanville
Greenville
Reno
Sacramento
SAN FRANCISCO
Oakland
Stockton
Eureka
N

MOONLIGHT
PROJECT
California

KILOMETERS
0
50
100

CANYON COPPER CORP.

MOONLIGHT PROJECT

Greenville, California

LOCATION MAP

Location and Access, Climate, Locale Resources and Physiography

The Moonlight Property is located about 10 miles northeast of Greenville, California and about 100 miles northwest of Reno, Nevada. The Moonlight Property is accessed from the Reno Nevada International airport by taking US Interstate 395 northwest for approximately 85 miles to the town of Susanville California. At the town, turn south onto State Highway 36 towards the town of Westwood for approximately 18.6 miles to a secondary road heading south (approximately 2.2 miles east of Westwood). The western most edge of the Moonlight Property is approximately 12.6 miles from the turnoff of Highway 36 via a series of gravel roads, many of which are actively used by logging companies operating east of the company’s claim block. The access is good all across the current project ground utilizing active forestry roads and many old drill access roads completed by Placer Dome in the 1960-70’s.

The Moonlight Property is situated in the Sierra Nevada province of California, characterized by north-northwest trending mountain ranges separated by alluvial filled valleys. The claims vary in elevation from a low of approximately 5,520 feet (1,682 meters) in the Moonlight Valley at the western edge of the property, to a high of approximately 6,420 feet (1,957 meters) on the peak in the southeast corner of the property. Outside the claims to the northwest of the claim block, elevation rises steeply to Moonlight Peak where elevations reach approximately 6,830 feet (2,082 meters). There are a few bedrock exposures on the property and only a thin soil development on the upland portion of the blocks. The Moonlight Valley floor has virtually no bedrock exposure.

The climate is defined by hot summers to a maximum of 100 F and cold, windy winters with lows to -10 F. Precipitation is moderately light with an average rainfall of 30” and an average snowfall of approximately 140”. Spring and autumn months are moderate in temperature. The vegetation varies depending on elevation and moisture. Cedar, lodgepole pine, mountain mahogany, and juniper grow on the slopes of the project ground. Some studies have been done on lichen that may indicate copper mineralization at depth but no final conclusions have been completed on the lichen distribution. The Moonlight Property area is fairly dry with numerous small dry drainages scattered throughout the claim block, water will need to be trucked during drilling phases. The Mountain Meadows Reservoir is located approximately six miles to the west-northwest of the property which could supply water for all advanced exploration activities on the Moonlight Property.

The area is serviced by Pacific Gas & Electric Company and significant high tension power lines lie close to the project ground and parallel Highway 36. The nearest rail line is the Western Pacific that runs through the town of Westwood, approximately 15 road miles to the west of the Moonlight Property. International air services are located in Reno, approximately 85 miles southeast of Susanville. The closest deep water port is Sacramento which is located approximately 150 miles to the southwest.

There is a highly trained mining-industrial workforce available in Carlin-Elko area of northern Nevada which is located approximately 250 road miles from the Moonlight Property area. Most all supplies are available at Carlin, Elko or Reno, where all the needed equipment, supplies and services for mining companies to conduct full exploration and mining development projects are available.

Exploration and mining can be conducted year-round, due to the established road and its proximity to infrastructure. The property is large enough to support all future exploration or mining operations including facilities and potential waste disposal areas. Potential processing plant sites may have to be located closer to water. Controlling the mineral rights under valid lode claims will not fully entitle the company to develop a mine. Permitting will need to be carefully planned and executed to be sustainable in the community and this area of California.

History

Plumas County was actively explored between 1863 and the 1930’s. In 1885, Henry Engels first discovered in the Lights Creek area which eventually became the Engels Mine. The Engels Mine is located approximately 2.6 miles east of the Moonlight Property. The mine shut down in the 1930’s and since that time there have been sporadic periods of exploration activity. The Engels Mining Company also operated the Superior Mine, which is southeast to the Moonlight Property between 1922 and 1930.

In 1953 and 1954 Newmont Mining Co. completed a preliminary aerial geologic map of the Lights Creek area of the Moonlight Property.

In 1961, American Exploration and Mining (“Amex”), a subsidiary of Placer Dome, began an initial investigation, being reconnaissance and magnetometer surveys, of the Lights Creek area. In October 1962, Amex completed preliminary geological investigations of the various known mineral occurrences in the area. That was followed in by geochemical stream-sediment and soil sampling of the area that outlined six large anomalous zones within an area of about six square miles. One of the copper soil anomalies coincides with the present Moonlight deposit. This resulted in the first claims staked in the Moonlight Valley in late 1964. Preliminary drilling was completed on the Sulfide Ridge geochemical anomaly located outside the present day Moonlight Property. In mid-1966, Induced Polarization surveys were conducted over many of the known mineral occurrences in the Lights Creek district. This survey produced anomalies in the area of the present day Moonlight deposit.

In August 1966, the first drill hole in the Moonlight deposit was completed. This hole, ML-1, showed encouraging results, being disseminated bornite in top 220 feet of hole. Encouraged by the results, Amex staked additional claims and continued drilling through to December 1966. This work indicated that a significant low-grade disseminated copper mineralized zone was present on the Moonlight Property.

During the last half of 1967, Amex completed additional drilling and initiated detailed petrological studies. At this point, diamond drilling in the area totaled 142,093 feet and included drilling on all mineral showings such as Moonlight, Superior, Engels and other satellite showings. At this junction in the program, Amex determined that there was a problem with all the previous analyses that had been completed at their own Golden Sunlight Mine assay facilities in Montana. Therefore, they decided that all drill samples must be re-assayed by an independent firm, Union Assay.

In early 1968, Amex began an investigation of the metallurgy of the deposit with the shipment of two large composited samples to the Placer Dome laboratory in Salmo, B.C. By spring 1968, the re-assaying program had been completed; Amex resumed drilling and carried on through to January 1969. In addition, Amex completed further claim staking. Drilling resumed in August 1969 and continued sporadically until November 1970. In 1969-1970, Amex commissioned a number of independent geophysical studies that were completed on the property including an airborne gamma ray spectrometer survey, IP surveys, and detailed ground magnetometer survey. The IP survey successful identified the north-eastern extension to the Moonlight mineralized body which was subsequently confirmed by drilling. During the same period, Amex completed a number of computer modeling studies in an attempt to look for trends in grade and for possible correlation between degree of fracturing and grade.

The project was put on hold from 1971-1994, with respect to any new field exploration, due to the declining copper prices in the early 1970’s and the change in focus within Amex. In 1994, Amex dropped all interest in the project, allowing the claims to lapse.

In 2007, Sheffield Resources Ltd. (“Sheffield”) acquired an option to purchase the Moonlight Property. Between 2005 to 2007, Sheffield completed a detailed surface sampling program on the Moonlight Property. This sampling program consisted of 304 surface and underground samples. In 2006, Sheffield completed a 14 hole diamond drill program totaling 11,135 feet.

Geology at Moonlight Property

The Moonlight Property is hosted in the Lights Creek intrusive stock which lies near the triple point junction of the Cascade, Sierra Nevada, and Basin and Range provinces. The Moonlight, Engels and Superior deposits are located in the Lights Creek district at the north end of the 25 mile long 5 mile wide Plumas Copper Belt.

The Plumas Copper Belt is situated along the northwest extension of the Walker Lane Mineral Belt. The Walker Lane has hosted some of the biggest precious and base metal mines in the western US and major discoveries continue to be made along this prolific trend.

Triassic-Jurassic weakly metamorphosed basalts and andesites are intruded by late Jurassic-Cretaceous plutonic rocks of varying composition in the Lights Creek district. The roof pendant metavolcanics have been largely eroded in the Lights Creek district exposing a 7 square mile area of the Lights Creek Stock. Earlier work suggests there are five distinct batholithic differentiates in the Lights Creek area.

The Lights Creek Stock refers to quartz monzonite, which is the ore host at the Moonlight and Superior deposits. Both Sheffield and Placer have noted that the quartz monzonite tends to be finer grained with a more porphyritic texture near the contact with metavolcanics and less potassium feldspar-rich and more equigranular with depth and towards the center of the quartz monzonite stock.

Deposit Types at Moonlight Property

The Moonlight copper deposit is classified as a porphyry copper deposit with associated gold, silver and molybdenum credits.

Typical porphyry copper deposits are cylindrical, stock-like composite bodies having elongate outcrops 1.5 x 2 km in diameter and containing an outer shell of medium to coarse-grained equigranular rock with a porphyritic core of similar composition. The most common ore hosts are quartz monzonite to granodiorite felsic plutonic rocks. In addition, a second population of deposits occurs in more mafic intrusive rocks of syenitic to dioritic composition.

Typically, four alteration halos are often present roughly centered on the porphyry stock:

•

Potassic Zone – this zone was always present and characterized by secondary potassium feldspar, biotite and/or chlorite replacing primary potassium feldspar, plagioclase and mafics. Minor sericite may be present.

•	Phyllic Zone - not always present a characterized by vein quartz, sericite and pyrite with minor chlorite, illite and rutile replacing the potassium feldspar and biotite.

•

Argillic Zone – was not always present. It is identified by the clay minerals kaolinite and montmorillonite with minor disseminated pyrite. Plagioclase is strongly altered, potassium feldspar unaffected and biotite chloritized.

•	Propylitic Zone –always present and contains chlorite, calcite and minor epidote. The mafic minerals are highly altered while the plagioclase is less altered.

At depth all zones are thought to coalesce into a single, large potassium feldspar-quartz- chlorite-sericite unit.

The closest known porphyry copper deposit in this area of NW United States is the Yerington copper deposits located 60 miles south east of Reno (approximately 145 miles southeast of the Moonlight deposit). The Yerington porphyry copper deposit lies in the central portion of the mid-Jurassic Yerington batholith, a three phase intrusive body composed of an older granodiorite, a quartz monzonite and a younger quartz monzonite porphyry dyke swarm. The mine operated by Anaconda Copper from 1952-1978 and produced approximately 162 million tons of oxide and sulphide copper ore averaging 0.55% Cu. From 1990-1999, Arimetco Inc. produced approximately 31,500 tons of copper from oxide ore using SXEW technology.

Placer recognized that the deposits of the Lights Creek district had many characteristics which were not typical of porphyry copper deposits and lacked many of the typical features.

Many copper deposits which had previously been classified as porphyry copper-type have now been recharacterized as belonging to the iron oxide copper-type. There is considerable evidence that the Lights Creek deposits should be included in this group. Deposits with a fairly wide variety of characteristics have been classified as belonging to the iron oxide copper group. However the characteristics listed below are consistently used to classify these types of deposits.

•	Abundant magnetite and/or hematite which is often specular. If both are present, hematite is more common higher in the system.

•	Low pyrite content with increased pyrite often located beneath and adjacent to the ore zone.

•	Typically tabular shaped orebody rather than cylindrical or deep sided cupola-shaped like porphyry copper deposits.

•	Abundant bornite and/or hypogene chalcocite often as a late fracture filling phase of mineralization.

Anomalous gold, silver, uranium and rare earth elements.

The Lights Creek deposits show all of these characteristics.

Mineralized diabase dikes have been observed at both Moonlight and Superior raising the question of how long after the crystallization of the quartz monzonite did some of the mineralization take place. More study is needed before a more complete genetic model can be developed for the Lights Creek district.

Mineralization at Moonlight Property

Regional Mineralization

The Lights Creek stock appears to be unique to Northern California as it hosts porphyry copper-type mineralization. At least three zones of copper mineralization have been delimited by past workers.

Property Mineralization-Engels

The steeply northward plunging, tabular Engels copper mineralized body is contained in a vertical shear zone that ranges from 25 to 125 feet in width. The mineralized body principally consisted of bornite and chalcopyrite hosted in a hornblende gabbro body. Younger quartz diorite and quartz monzonite bodies are associated with the gabbro and likely played an important role in the placement of the copper mineralization.

Property Mineralization-Superior

The Superior mine is thought to have formed at a higher temperature than the Moonlight deposit. The previously mined deposit consists of a stockwork of seven parallel, northeasterly striking, and easterly dipping (550-800) vein zones. The veins principally consist of chalcopyrite and some bornite, along with associated magnetite and pyrite and are 8-20 feet thick. Magnetite is more prevalent at the Superior Mine than at the Moonlight deposit while specularite, common at Moonlight is non-existent at Superior. The Superior mine exhibits some porphyry like attributes and similarities to Moonlight in that they are both found within an intrusive body in close proximity to an older metavolcanic sequence. Its copper mineralization is contained in stockwork vein system hosted in a similar quartz monzonite body to the host of the Moonlight deposit. Mineralization historically was mined from steeply dipping, thick chalcopyrite rich veins, steeply dipping controls to the mineralization at Moonlight are only now being considered important. A large body of disseminated copper mineralization has been identified at Superior as the result of work completed by Placer/Amex. They drilled approximately 96 drill holes or approximately 50,200 feet of diamond drilling (including 3,550 feet of rotary drilling) from 1964-1968.

Property Mineralization-Moonlight

Two different styles of mineralization were revealed by Sheffield’s drilling. An earlier stage of disseminated very fine grained copper minerals is commonly located interstitial to silicates and especially to disseminated rosettes of tourmaline. Most of the copper encountered in drilling the southern part of the Moonlight deposit was contained in this disseminated style of mineralization. Copper mineralization is also contained in later stage veinlets and crackle breccias associated with tourmaline, quartz, hematite and magnetite. Pyrite is virtually absent in both styles of mineralization at the depths drilled at Moonlight. However, some pyrite was encountered at the deeper levels of drilling and may be more abundant at greater depths.

Oriented core and inspection of the bedrock in drilling sumps and shallow prospect workings showed that copper mineralization was contained on fractures with a wide variety of orientations. Strong copper mineralization was commonly observed on veinlets trending N20-35W and dipping 15-35 SW. In addition to the mineralization in shallow dipping fractures, copper is contained on NS steep to moderately E dipping, N60-75E steeply N dipping, N70-85W steeply south dipping veinlets. A more complete description of the geologic characteristics of the deposit is presented in the geology section below.

Both Sheffield and Placer have recognized that there at least two styles or stages of mineralization at the Moonlight deposit. The paragenetically earlier style is characterized by disseminated copper minerals located interstitial to quartz, feldspar, chlorite and especially disseminated rosettes of tourmaline. This mineralization usually consists of fine grained chalcopyrite but zones of disseminated bornite are also common. High in the system disseminated hypogene chalcocite has also been occasionally observed. Bornite has been observed to rim chalcopyrite grains in some places. Placer characterized this mineralization as late stage magmatic or pneumatolytic. A metasomatic origin should not be precluded. This style of mineralization shows some association with potassium feldspar and a very strong association with tourmaline and sometimes chlorite abundance.

Unless overprinted by second stage fracture or breccia hosted mineralization, this style of mineralization has typically been observed to assay 0.1 - 0.8 %Cu. Visual estimates from core logging suggest that this style of mineralization accounts for less than 25 % of the copper value in the north part of the deposit around Sheffield holes 06MN-9,10,11,12. It is estimated to account for about 50% of the copper in the central part of the deposit around holes 05MN-1,2 and 06MN-8,13,14 and approximately 75% of the copper value in the southern part of the deposit around holes 06MN-3,4,5,6.

The second transgressive stage of mineralization is characterized by veinlets or stockwork breccias which often have a gangue of tourmaline and lesser quartz with strong hematite. Strong copper mineralization was commonly observed on veinlets trending N20-35W and dipping 15 -35 SW. The overall orientation of the Moonlight deposit appears to be parallel to these gently southwest dipping fractures and indicates a good exploration target underneath the metavolcanics to the southwest. In addition to the mineralization in shallow dipping fractures, copper is contained on N-S steep to moderately E dipping, N60-75E steeply N dipping, N70-85W steeply south dipping veinlets. Although fracture hosted mineralization is widespread and often high grade at Moonlight, drilling to date has not revealed extensive vein-like structures similar to those mined at the Superior and Engels mines.

The copper sulfides show a very strong vertical zonation, with chalcocite or digenite predominating in the upper levels of the deposit. With increasing depth, bornite predominates and chalcopyrite appears. Bornite is often observed to rim or cut chalcopyrite. Bornite and chalcopyrite are also observed to be cut by chalcocite veinlets. At the deeper levels chalcopyrite typically predominates in fracture hosted mineralization, but bornite is often still abundant. Magnetite can sometimes appear with hematite decreasing in abundance with depth. In rare cases pyrite will appear in veinlets at depth. Iron or magnesium-rich carbonates are also common in fracture hosted mineralization. Late stage copper-poor calcite and quartz veinlets that cut both preceding types of mineralization are also common.

Sericitic, chloritic and albitic alteration has been observed to form halos around veinlets and breccia zones. Epidote becomes more abundant in and around veinlets with depth. Potassium feldspar is abundant but it is unclear how much is primary and how much is hydrothermal. In addition to the quartz, feldspar and 1-5% disseminated tourmaline that typically makes up the Lights Creek Quartz Monzonite, there is 2-8% finely disseminated hematite and magnetite. The hematite is typically specular and thin section work indicates that it is usually replacing magnetite. This replacement by hematite decreases with depth and the quartz monzonite is typically more magnetic with depth

This veinlet or breccia hosted mineralization is much more common in the northern part of the deposit and chalcocite-rich mineralization here commonly runs more than 1%. In holes 06MN-9,10,11,2 chalcocite-rich mineralization grades quickly into chalcopyrite with depth and bornite is not very abundant. In the southern and central parts of the deposit the chalcocite-bornitechalcopyrite zonation is well developed. Fracture hosted mineralization sometimes runs more than 1% copper in the central and southern portions of the deposit as well.

Current Exploration Program

During the term of the Earn-In Agreement, we are not planning to conduct any exploration activities on the Moonlight Property. Under the terms of the Earn-In Agreement, Sandfield will be required to incur $100,000 of exploration expenditures on the Moonlight Property, make all the Moonlight Property Assignment and Option Agreement payments and be responsible for all claim maintenance payments to the Bureau of Land Management.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Shares of our common stock trade in Canada on the TSX Venture Exchange under the symbol “CNC” and over the counter in the United States on the OTC Bulletin Board and OTCQB market place under the symbol “CNYC."

The following table indicates the high and low bid prices of our shares of common stock on the TSX Venture Exchange and OTC Bulletin Board obtained during the periods indicated:

			OTC Bulletin Board
Fiscal Quarter Ended	2013		2012		2011
	High	Low	High	Low	High	Low
September 30 (Q1)	$0.10	$0.05	$0.39	$0.08	$0.13	$0.05
December 31 (Q2)	$0.08	$0.04	$0.29	$0.09	$0.35	$0.05
March 31 (Q3)	$0.08	$0.04	$0.18	$0.10	$0.45	$0.25
June 30 (Q4)	N/A	N/A	$0.14	$0.06	$0.40	$0.28

			TSX Venture Exchange
Fiscal Quarter Ended	2013		2012		2011
	High	Low	High	Low	High	Low
September 30 (Q1)	$0.10	$0.05	$0.38	$0.20	N/A	N/A
December 31 (Q2)	$0.07	$0.05	$0.25	$0.12	N/A	N/A
March 31 (Q3)	$0.06	$0.06	$0.13	$0.10	N/A	N/A
June 30 (Q4)	N/A	N/A	$0.13	$0.08	N/A	N/A

The above quotations have been adjusted to reflect our 79-for-100 reverse split effective November 24, 2010. Quotations entered on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders Of Our Common Stock

As of April 19, 2013, we had 104 registered holders of our common stock holding an aggregate of 68,696,934. We believe a large number of stockholders hold stock on deposit with their brokers or investment bankers registered in the name of depositories.

Dividends

We have neither declared nor paid any cash dividends on our capital stock since our inception and do not contemplate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business. Our Board of Directors will determine future dividend declarations and payments, if any, in light of the then-current conditions they deem relevant and in accordance with Chapter 78 of the NRS.

There are no restrictions in our articles of incorporation or in our bylaws which prevent us from declaring dividends. Chapter 78 of NRS, however, does prohibit us from declaring dividends where, after giving effect to the distribution of a dividend:

(a)	We would not be able to pay our debts as they become due in the usual course of business; or

(b)

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving distributions.

Equity Compensation Plan Information

The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all previous equity compensation plans not previously approved by stockholders, as at June 30, 2012.

EQUITY COMPENSATION PLAN INFORMATION AS AT JUNE 30, 2012
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	2,567,500	$0.13	3,637,275
Equity Compensation Plans not approved by security holders	664,918	$0.80	Nil
Total	3,232,418	$0.27	3,637,275

Note:
(1)	On December 2, 2012, options to purchase 546,418 shares of our common stock a price of $0.95 expired.

Amended and Restated 2009 Stock Option Plan

On May 4, 2011, our Board of Directors adopted an Amended and Restated 2009 Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to assist us in attracting, retaining and motivating directors, officers, employees and consultants of our company. The Stock Option Plan provides that, subject to the requirements of the TSX Venture Exchange, the aggregate number of securities reserved for issuance will be 10% of the number of our shares of common stock issued and outstanding from time to time. The Stock Option Plan will be administered by our Board of Directors, which will have full and final authority with respect to the granting of all options thereunder.

Stock Options may be granted under the Stock Option Plan to such service providers of our company, if any, as the Board of Directors may from time to time designate. The exercise price of Stock Option grants will be determined by the Board of Directors, but cannot be less than the closing market price of the shares of our common stock on the TSX Venture Exchange less allowable discounts at the time of grant. The Stock Option Plan provides that the number of shares of our common stock that may be reserved for issuance to any one individual upon exercise of all stock options held by such individual may not exceed 5% of the issued share of our common stock, if the individual is a director or officer, or 2% of the issued shares of our common stock, if the individual is a consultant, on a yearly basis. Subject to earlier termination and in the event of dismissal for cause, termination other than for cause or in the event of death, all Stock Options granted under the Stock Option Plan will expire not later than the date that is five years from the date that such Stock Options are granted. Stock Options granted under the Stock Option Plan are not transferable or assignable other than by will or other testamentary instrument or pursuant to the laws of succession.

FINANCIAL STATEMENTS

1.	Audited financial statements for the years ended June 30, 2012 and 2011, including:

	(a)	Report of Independent Registered Public Accounting Firm;

	(b)	Balance Sheets as at June 30, 2012 and 2011;

	(c)	Statements of Operations for the years ended June 30, 2012 and 2011 and accumulated from inception to June 30, 2012;

	(d)	Statement of Stockholders’ Equity (Deficit) for the period from inception to June 30, 2012;

	(e)	Statements of Cash Flows for the years ended June 30, 2012 and 2011 and accumulated from inception to June 30, 2012; and

	(f)	Notes to the Financial Statements.

2.	Interim unaudited financial statements for the six months ended December 31, 2012 and 2011, including:

	(a)	Balance Sheets as at December 31, 2012 and June 30, 2012;

	(b)	Statements of Operations for the three and six months ended December 31, 2012 and 2011 and accumulated from inception to December 31, 2012;

	(c)	Statements of Cash Flows for the six months ended December 31, 2012 and 2011; and

	(d)	Notes to the Financial Statements.

CANYON COPPER CORP.
(An Exploration Stage Company)
June 30, 2012
(Expressed in U.S. dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Canyon Copper Corp.
(An Exploration Stage Company)

We have audited the accompanying balance sheets of Canyon Copper Corp. (An Exploration Stage Company) as of June 30, 2012 and 2011, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended and accumulated from January 21, 2000 (date of inception) to June 30, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Canyon Copper Corp. accumulated from January 21, 2000 (date of inception) to June 30, 2009 were audited by other auditors whose report dated September 22, 2009 included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The financial statements for the period from January 21, 2000 (date of inception) to June 30, 2009 reflect a net loss of $19,928,215 of the related cumulative totals. The auditors’ report has been furnished to us, and our opinion, insofar as it related to amounts included for such periods, is based solely on the report of such auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and accumulated from January 21, 2000 (date of inception) to June 30, 2012, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenues and has incurred operating losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SATURNA GROUP CHARTERED ACCOUNTANTS LLP

Saturna Group Chartered Accountants LLP

Vancouver, Canada

September 20, 2012

CANYON COPPER CORP.
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	June 30,	June 30,
	2012	2011
	$	$
ASSETS
Current Assets
Cash	718,907	1,226,964
Prepaid expenses and deposits	53,613	43,691
Total Current Assets	772,520	1,270,655
Deferred financing costs	–	60,965
Total Assets	772,520	1,331,620

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	136,134	188,837
Due to related parties (Note 4)	586,426	591,428
Derivative liabilities (Note 5)	8,407	–
Total Current Liabilities	730,967	780,265
Due to related parties (Note 4)	197,204	77,784
Derivative liabilities (Note 5)	–	389,826
Total Liabilities	928,171	1,247,875
Nature of Operations and Continuance of Business (Note 1)
Contingent Liability (Note 10)
Stockholders’ Equity (Deficit)
Preferred stock Authorized: 100,000,000 shares, par value $0.00001 Issued and outstanding: nil shares (2011 – 500,000 shares)	–	5
Common stock Authorized: 131,666,666 shares, par value $0.00001 Issued and outstanding: 68,696,934 shares (2011 – 65,375,721 shares)	687	654
Additional paid-in capital	22,279,275	21,620,854
Common stock subscribed	–	300,000
Deficit accumulated during the exploration stage	(22,435,613)	(21,837,768)
Total Stockholders’ Equity (Deficit)	(155,651)	83,745
Total Liabilities and Stockholders’ Equity (Deficit)	772,520	1,331,620

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)

			Accumulated from
			January 21, 2000
	Year Ended	Year Ended	(date of inception)
	June 30,	June 30,	to June 30,
	2012	2011	2012
	$	$	$

Revenue	–	–	–

Operating Expenses

Depreciation	–	–	5,540
Foreign exchange loss	59,198	41,050	75,767
General and administrative (Note 4)	713,313	395,371	10,578,078
Impairment of mineral property costs	–	–	2,759,130
Impairment of property and equipment	–	–	10,811
Mineral exploration costs	478,025	405,394	5,808,892

Total Operating Expenses	1,250,536	841,815	19,238,218

Operating Loss	(1,250,536)	(841,815)	(19,238,218)

Other Income (Expense)

Accretion of discounts on convertible debt	–	–	(799,963)
Debt conversion expense	–	–	(2,010,076)
Gain on change in fair values of derivative liabilities	657,267	7,024	1,097,006
Loss on settlement of related party debt	–	–	(2,871)
Impairment of investment securities	–	–	(459,817)
Interest expense	(30,009)	(17,490)	(386,243)
Loss on extinguishment of debt	–	–	(252,454)
Loss on sale of investment securities	–	–	(411,430)
Write-off of accounts payable	25,433	–	28,453

Total Other Income (Expense)	652,691	(10,466)	(3,197,395)

Net Loss	(597,845)	(852,281)	(22,435,613)

Net Loss Per Share, Basic and Diluted	(0.01)	(0.01)

Weighted Average Shares Outstanding	68,423,000	62,393,000

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$
Balance, January 21, 2000 (date of inception)	–	–	–	–	–	–	–	–	–	–
Issuance of stock for services and payment of advances for $0.006 per share	–	–	36,340,000	364	274,636	–	–	–	–	275,000
Net loss for the period	–	–	–	–	–	–	–	–	(290,820)	(290,820)
Balance – June 30, 2000	–	–	36,340,000	364	274,636	–	–	–	(290,820)	(15,820)
Net loss for the year	–	–	–	–	–	–	–	–	(11,766)	(11,766)
Balance, June 30, 2001	–	–	36,340,000	364	274,636	–	–	–	(302,586)	(27,586)
Issuance of stock for cash at $0.011 per share	–	–	5,407,501	54	74,346	–	–	–	–	74,401
Net loss for the year	–	–	–	–	–	–	–	–	(43,817)	(43,817)
Balance, June 30, 2002	–	–	41,747,501	418	348,983	–	–	–	(346,403)	2,998
Net loss for the year	–	–	–	–	–	–	–	–	(17,713)	(17,713)
Balance, June 30, 2003	–	–	41,747,501	418	348,983	–	–	–	(364,116)	(14,715)
Cancellation of stock owned by a director	–	–	(23,173,333)	(232)	232	–	–	–	–	–
Conversion of debentures	–	–	–	–	–	902,126	–	–	–	902,126
Issuance of stock for cash at $4.50 per share	–	–	184,333	2	1,049,998	–	–	–	–	1,050,000
Stock issuance costs	–	–	–	–	(105,000)	–	–	–	–	(105,000)
Net loss for the year	–	–	–	–	–	–	–	–	(1,601,036)	(1,601,036)
Balance, June 30, 2004	–	–	18,758,501	188	1,294,213	902,126	–	–	(1,965,152)	231,375

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$

Balance, June 30, 2004	–	–	18,758,501	188	1,294,213	902,126	–	–	(1,965,152)	231,375
Issuance of stock for consulting services	–	–	105,333	1	761,999	–	–	–	–	762,000
Cancellation of stock issued for consulting services	–	–	(52,667)	(1)	(727,999)	–	–	–	–	(728,000)
Issuance of stock pursuant to the exercise of options	–	–	105,333	1	199,999	–	–	–	–	200,000
Issuance of stock pursuant to conversion of debentures	–	–	144,677	1	902,125	(902,126)	–	–	–	–
Issuance of stock pursuant to mineral property option agreements	–	–	371,300	4	1,876,496	–	–	–	–	1,876,500
Issuance of stock to settle related party debt	–	–	52,044	1	73,123	–	–	–	–	73,124
Cancellation of stock owned by the President of the Company	–	–	(5,266,667)	(53)	53	–	–	–	–	–
Issuance of preferred stock for investment securities	500,000	5	–	–	1,382,013	–	–	–	–	1,382,018
Unrealized loss on investment securities	–	–	–	–	–	–	–	(437,712)	–	(437,712)
Fair value of stock options granted	–	–	–	–	384,144	–	–	–	–	384,144
Intrinsic value of beneficial conversion features	–	–	–	–	180,183	–	–	–	–	180,183
Net loss for the year	–	–	–	–	–	–	–	–	(4,025,401)	(4,025,401)
Balance, June 30, 2005	500,000	5	14,217,854	142	6,326,349	–	–	(437,712)	(5,990,553)	(101,769)

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$

Balance, June 30, 2005	500,000	5	14,217,854	142	6,326,349	–	–	(437,712)	(5,990,553)	(101,769)
Issuance of stock for cash at $0.75 per share	–	–	1,316,667	13	1,249,987	–	–	–	–	1,250,000
Issuance of stock for cash at $0.90 per share	–	–	395,000	4	449,996	–	–	–	–	450,000
Issuance of stock for geological data at a fair value of $1.17 per share	–	–	6,583	–	9,750	–	–	–	–	9,750
Issuance of stock to settle debt at a fair value of $1.11 per share	–	–	16,786	–	23,585	–	–	–	–	23,585
Issuance of stock for cash at $1.20 per share	–	–	1,178,417	12	1,789,988	–	–	–	–	1,790,000
Share issuance costs	–	–	–	–	(222,668)	–	–	–	–	(222,668)
Issuance of stock pursuant to a mineral property agreement	–	–	131,667	1	284,999	–	–	–	–	285,000
Fair value of stock options granted	–	–	–	–	3,229,195	–	–	–	–	3,229,195
Issuance of stock pursuant to the exercise of stock options	–	–	39,500	1	52,499	–	–	–	–	52,500
Unrealized loss on investment securities recognized as an impairment loss	–	–	–	–	–	–	–	437,712	–	437,712
Net loss for the year	–	–	–	–	–	–	–	–	(7,692,137)	(7,692,137)
Balance, June 30, 2006	500,000	5	17,302,474	173	13,193,680	–	–	–	(13,682,690)	(488,832)

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$
Balance, June 30, 2006	500,000	5	17,302,474	173	13,193,680	–	–	–	(13,682,690)	(488,832)
Issuance of stock for cash at $0.75 per share	–	–	683,613	7	648,993	–	–	–	–	649,000
Issuance of stock for cash at $0.90 per share	–	–	43,889	1	49,999	–	–	–	–	50,000
Issuance of shares pursuant to mineral property agreement	–	–	135,617	1	172,949	–	–	–	–	172,950
Issuance of shares to settle debt	–	–	105,333	1	99,999	–	–	–	–	100,000
Issuance of shares to settle related party debt	–	–	5,583	–	5,300	–	–	–	–	5,300
Issuance of shares to settle convertible debentures	–	–	362,593	4	344,230	–	–	–	–	344,234
Intrinsic value of beneficial conversion features	–	–	–	–	254,749	–	–	–	–	254,749
Net loss for the year	–	–	–	–	–	–	–	–	(2,177,278)	(2,177,278)
Balance, June 30, 2007	500,000	5	18,639,102	187	14,769,899	–	–	–	(15,859,968)	(1,089,877)
Issuance of stock for cash at $0.75 per share	–	–	316,000	3	299,997	–	–	–	–	300,000
Fair value of stock options granted	–	–	–	–	578,932	–	–	–	–	578,932
Net loss for the year	–	–	–	–	–	–	–	–	(1,216,504)	(1,216,504)
Balance, June 30, 2008	500,000	5	18,955,102	190	15,648,828	–	–	–	(17,076,472)	(1,427,449)

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$
Balance, June 30, 2008	500,000	5	18,955,102	190	15,648,828	–	–	–	(17,076,472)	(1,427,449)
Issuance of stock for cash at $0.30 per share	–	–	1,290,333	13	489,987	–	–	–	–	490,000
Issuance of stock for cash at $0.04 per share	–	–	14,931,000	149	755,851	–	(56,000)	–	–	700,000
Share issuance costs	–	–	–	–	(2,767)	–	–	–	–	(2,767)
Issuance of shares to settle convertible debentures	–	–	15,513,978	155	2,980,208	–	–	–	–	2,980,363
Net loss for the year	–	–	–	–	–	–	–	–	(2,851,743)	(2,851,743)
Balance, June 30, 2009	500,000	5	50,690,413	507	19,872,107	–	(56,000)	–	(19,928,215)	(111,596)
Issuance of stock for cash at $0.04 per share	–	–	11,237,750	112	568,888	–	–	–	–	569,000
Fair value of stock options granted	–	–	–	–	362,614	–	–	–	–	362,614
Subscriptions received	–	–	–	–	–	–	56,000	–	–	56,000
Net loss for the year	–	–	–	–	–	–	–	–	(1,057,272)	(1,057,272)
Balance, June 30, 2010	500,000	5	61,928,163	619	20,803,609	–	–	–	(20,985,487)	(181,254)
Rounding due to stock split	–	–	243	–	–	–	–	–	–	–
Issuance of stock for cash at CDN$0.35 per unit	–	–	3,447,315	35	1,258,572	–	–	–	–	1,258,607
Fair value of share purchase warrants
recorded as derivative liabilities	–	–	–	–	(396,850)	–	–	–	–	(396,850)
Share issuance costs	–	–	–	–	(44,477)	–	–	–	–	(44,477)
Subscriptions received	–	–	–	–	–	300,000	–	–	–	300,000
Net loss for the year	–	–	–	–	–	–	–	–	(852,281)	(852,281)
Balance, June 30, 2011	500,000	5	65,375,721	654	21,620,854	300,000	–	–	(21,837,768)	83,745

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statement of Stockholders’ Equity (Deficit)
From January 21, 2000 (Date of Inception) to June 30, 2012
(Expressed in U.S. dollars)

									Deficit
								Accumulated	Accumulated
	Preferred Stock		Common Stock		Additional	Common	Stock	Other	During the
		Par		Par	Paid-in	Stock	Subscriptions	Comprehensive	Exploration
	Shares	Value	Shares	Value	Capital	Subscribed	Receivable	Loss	Stage	Total
	#	$	#	$	$	$	$	$	$	$
Balance, June 30, 2011	500,000	5	65,375,721	654	21,620,854	300,000	–	–	(21,837,768)	83,745
Issuance of stock for cash at CDN$0.35 per unit	–	–	3,021,213	30	1,101,472	(300,000)	–	–	–	801,502
Fair value of share purchase warrants recorded as derivative liabilities	–	–	–	–	(275,848)	–	–	–	–	(275,848)
Agent’s compensation options granted	–	–	–	–	24,387	–	–	–	–	24,387
Share issuance costs	–	–	–	–	(225,342)	–	–	–	–	(225,342)
Issuance of stock pursuant to a mineral property agreement	–	–	300,000	3	48,747	–	–	–	–	48,750
Repurchase and cancellation of preferred stock	(500,000)	(5)	–	–	(14,995)	–	–	–	–	(15,000)
Net loss for the year	–	–	–	–	–	–	–	–	(597,845)	(597,845)
Balance, June 30, 2012	–	–	68,696,934	687	22,279,275	–	–	–	(22,435,613)	(155,651)

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)

			Accumulated from
			January 21, 2000
	Year Ended	Year Ended	(date of inception)
	June 30,	June 30,	to June 30,
	2012	2011	2012
	$	$	$
Operating Activities

Net loss	(597,845)	(852,281)	(22,435,613)

Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of discounts on convertible debt	–	–	799,963
Amortization of deferred financing costs	–	–	27,475
Depreciation	–	–	5,540
Foreign exchange translation loss on debt	(9,370)	5,929	(35,636)
Gain on change in fair value of derivative liabilities	(657,267)	(7,024)	(1,097,006)
Impairment of investment securities	–	–	564,223
Impairment of mineral property costs	–	–	2,747,630
Impairment of property and equipment	–	–	10,811
Loss on conversion of debt	–	–	2,010,076
Loss on extinguishment of debt	–	–	252,454
Loss on sale of investment securities	–	–	411,430
Loss on settlement of related party debt	–	–	2,871
Stock-based compensation	–	–	4,872,104
Shares issued for mineral property	48,750	–	48,750

Changes in operating assets and liabilities:
Prepaid expenses and deposits	(9,922)	(40,340)	(53,613)
Accounts payable and accrued liabilities	(52,703)	43,894	378,187
Due to related parties	123,788	171,063	773,227

Net Cash Used in Operating Activities	(1,154,569)	(678,759)	(10,717,127)

Investing Activities

Proceeds received on sale of investment securities	–	–	432,060
Acquisition of mineral properties	–	–	(413,138)
Purchase of property and equipment	–	–	(16,351)

Net Cash Provided by Investing Activities	–	–	2,571

Financing Activities

Advances from related parties	–	199,640	346,659
Proceeds from issuance of notes and loans payable	–	–	448,363
Proceeds from issuance of convertible debentures	–	–	1,684,655
Repayment of notes payable	–	–	(319,792)
Repayment of convertible debentures	–	–	(149,092)
Debt financing costs	–	–	(250,143)
Deferred financing costs	60,965	(60,965)	–
Proceeds from issuance of common stock	801,502	1,558,607	9,933,245
Stock issuance costs	(200,955)	(44,477)	(245,432)
Repurchase of preferred stock	(15,000)	–	(15,000)

Net Cash Provided by Financing Activities	646,512	1,652,805	11,433,463

Increase (Decrease) in Cash	(508,057)	974,046	718,907

Cash, Beginning of Period	1,226,964	252,918	–

Cash, End of Period	718,907	1,226,964	718,907

Supplementary Cash Flow Information (Note 12)

(The accompanying notes are an integral part of these financial statements)

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

Canyon Copper Corp., (the “Company”), was incorporated in the State of Nevada, U.S.A. on January 21, 2000 under the name Aberdene Mines Limited. On August 7, 2006, the Company changed its name to Canyon Copper Corp. The Company is an exploration stage company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 915, “Development Stage Entities”. The Company’s principal business plan is to acquire, explore and develop mineral properties and ultimately seek earnings by exploiting mineral claims.

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mineral properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raising sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional debt or equity financing and/or attain profitable mining operations. As at June 30, 2012, the Company has not generated any revenue and has accumulated losses of $22,435,613 since inception. The Company also has significant mineral property acquisition and exploration commitments. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

Management’s plan for the next twelve months is to continue initial exploration activities on the New York Canyon Project in Nevada and the Moonlight Property in Plumas County, California. The agreements pursuant to which the Company acquired its interests in the New York Canyon Project provide for a series of cash payments and annual filing maintenance costs. If the Company fails to make such payments or expenditures in a timely fashion, it may lose its interest in those properties. As at June 30, 2012, the Company had cash of $718,907 on hand, and for the next twelve months, management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will be $1,134,000. Accordingly, the Company does not have sufficient funds to meet planned expenditures over the next twelve months. There is no assurance that the Company will be able to raise sufficient cash to fund its future exploration programs and operational expenditures.

2.	Summary of Significant Accounting Policies

	(a)	Basis of Presentation

These financial statements and related notes are prepared in conformity with accounting principles generally accepted in the United States and are expressed in U.S. dollars.

	(b)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets, mineral property costs, fair values of derivative liabilities, stock-based compensation, and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

	(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	(d)	Investment Securities

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. All investment securities are designated as available for sale with unrealized gains and losses included in stockholders' equity. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

The Company periodically reviews these investments for other-than-temporary declines in fair value based on the specific identification method and writes down investments to their fair value when an other-than- temporary decline has occurred. When determining whether a decline is other-than-temporary, the Company examines (i) the length of time and the extent to which the fair value of an investment has been lower than its carrying value: (ii) the financial condition and near-term prospects of the investee, including any specific events that may influence the operations of the investee such as changes in technology that may impair the earnings potential of the investee: and (iii) the Company’s intent and ability to retain its investment in the investee for a sufficient period of time to allow for any anticipated recovery in market value. The Company generally believes that an other-than-temporary decline has occurred when the fair value of the investment is below the carrying value for one year, absent of evidence to the contrary.

	(e)	Mineral Property Costs

The Company has been in the exploration stage since its inception and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized. The Company assesses the carrying costs for impairment under ASC 360, “Property, Plant, and Equipment” at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	(f)	Long-Lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

	(g)	Asset Retirement Obligations

The Company accounts for asset retirement obligations in accordance with the provisions of ASC 440, “Asset Retirement and Environmental Obligations” which requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets.

	(h)	Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes”. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	(i)	Income Taxes (continued)

As of June 30, 2012 and 2011, the Company did not have any amounts recorded pertaining to uncertain tax positions.

The Company files federal and provincial income tax returns in Canada and federal, state and local income tax returns in the U.S., as applicable. The Company may be subject to a reassessment of federal and provincial income taxes by Canadian tax authorities for a period of three years from the date of the original notice of assessment in respect of any particular taxation year. For Canadian and U.S. income tax returns, the open taxation years range from 2008 to 2011. In certain circumstances, the U.S. federal statute of limitations can reach beyond the standard three year period. U.S. state statutes of limitations for income tax assessment vary from state to state. Tax authorities of Canada and U.S. have not audited any of the Company’s income tax returns for the open taxation years noted above.

The Company recognizes interest and penalties related to uncertain tax positions in tax expense. During the years ended June 30, 2012 and 2011, there were no charges for interest or penalties.

	(j)	Foreign Currency Translation

The functional and reporting currency of the Company is the United States dollar. Occasional transactions may occur in a foreign currency and the Company has adopted ASC 740, “Foreign Currency Translation Matters”. Monetary assets and liabilities denominated in foreign currencies are translated to United States dollars using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	(k)	Financial Instruments and Fair Value Measures

ASC 820, “Fair Value Measurements and Disclosures” requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts payable and accrued liabilities, amounts due to related parties, and derivative liabilities. Pursuant to ASC 820, the fair value of cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets, and the fair value of derivative liabilities is determined based on “Level 2” inputs, which consist of model-derived valuations in which significant inputs are derived from observable market data. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	(l)	Comprehensive Loss

ASC 220, “Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at June 30, 2012 and 2011, the Company had no items that represent comprehensive income or loss.

	(m)	Loss Per Share

The Company computes loss per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. As a June 30, 2012, the Company had 6,466,683 (2011 – 5,272,076) potentially dilutive shares outstanding.

	(n)	Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, “Compensation – Stock Based Compensation” and ASC 505, “Equity Based Payments to Non-Employees”, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model as its method of determining fair value. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviours. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

	(o)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Mineral Properties

(a)

The Company owns a 100% interest, subject to a 2% net smelter royalty, in the New York Canyon Copper Project located in Mineral County, Nevada. The Company acquired its interest by making cash payments of $460,000, issuing 2,000,000 shares at a fair value of $1,495,000, and incurring $2,000,000 in exploration expenditures.

(b)

On October 9, 2004, a lease agreement was entered into with Tammy Gentry and Pat Hannigan on the Copper Queen #2 patented claim located within the overall New York Canyon property. The term of the lease is nine years. As required by the lease agreement, there was an initial payment of $1,000, with quarterly payments of $1,500 commencing October 1, 2004. On September 30, 2011, the Company exercised its right to purchase the claim for $50,000 and all quarterly payments made were applied to the purchase price.

(c)

On January 1, 2005, a lease agreement was entered into with Clifford DeGraw and Richard Markiewicz on the Mildred and Copper Queen #1 patented claims located within the overall New York Canyon property. The term of the lease is seven years. As required by the lease agreement, there was an initial payment of $2,500, with quarterly payments commencing April 1, 2005 and required so long as the lease agreement remains in effect as follows: $2,500 per quarter during the first year; $3,500 per quarter during the second year; $4,000 per quarter during the third year; $5,000 per quarter during the fourth year; and $7,500 per quarter thereafter. On June 20, 2011, the Company exercised its right to purchase the claims for $130,000 and all quarterly payments made were applied to the purchase price.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

3.	Mineral Properties (continued)

(d)

On July 21, 2004, the Company entered into a fifteen-year renewable lease agreement, which gives the Company the right of exploration for and production of minerals in eighteen mineral claims owned by the lessor. The mineral claims are located within the area of the Company’s New York Canyon Copper Project. Under the terms of the agreement, the Company must make cash payments of $25,000 on execution of the agreement (paid). On the first anniversary of the execution of the agreement, the Company must make payments to the lessor of $1,000 per month, $2,000 per month after the second anniversary and $3,000 per month after the third anniversary for as long as the lease is in effect. In addition, at six and twenty-four months after the execution of the agreement, the Company will give the lessor, respectively, 10,000 shares (issued at a fair value of $3,500 in fiscal 2005) and 15,000 shares (issued at a fair value of $7,950 in fiscal 2007) of the Company’s common stock. This agreement is subject to a Net Smelter Interest payable to two parties (1.75% Net Smelter Royalty (“NSR”) + 0.5% NSR). The 1.75% is terminated upon payments of $2,000,000; then the second party will retain 1.5% NSR which will revert to 0.5% after an additional $2,000,000 is paid.

(e)

On August 5, 2010, the Company entered into a Purchase and Sale Agreement with a company with common directors and officers, whereby the Company sold 39 mineral claims located in the Mineral County, Nevada, for consideration of $10 and the retention of a 2% net smelter return royalty.

(f)

On November 25, 2011, the Company entered into an Assignment Agreement with Metamin Enterprises Inc., a company controlled by the President of the Company, (the “Assignor”), to acquire the Assignor’s interest in an Option Agreement between the Assignor and Metamin Enterprises USA Inc. (the “Optionor”), a wholly-owned subsidiary of the Assignor, in respect of certain mineral claims, known as the Moonlight property, located in Plumas County, California. On January 19, 2012, the Company closed the Assignment Agreement with the Assignor and Optionor. In consideration for the assignment, the Company is required to make the following payments to the Assignor:

		(i)	Cash payments:
$15,000 on the TSX Venture Exchange acceptance date (paid);
$25,000 on or before February 18, 2012 (paid);
$25,000 on or before February 18, 2013; and
An annual advanced royalty, which shall be deductible from future royalty payments, of the $15,000 commencing on February 18, 2014 and payable every year thereafter.

		(ii)	Share payments:
75,000 shares of common stock on the TSX Venture Exchange acceptance date (issued);
75,000 shares of common stock on or before February 18, 2012 (issued);
150,000 shares of common stock on or before February 18, 2013; and
200,000 shares of common stock on or before February 18, 2014.

In addition, the Company agreed to reimburse the Assignor for annual maintenance and exploration expenses previously incurred on the property, which amount cannot exceed $200,000. The Assignor will retain a 1% net smelter return on metals extracted from the property, which can be repurchased for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals. Upon closing of the Assignment Agreement, the Company will assume all of the Assignor’s rights and obligations under the Option Agreement, and will be required to make the following payments to the Optionor in order to maintain and exercise the option:

		(i)	Cash payments:
$25,000 on or before February 18, 2012 (paid);
$25,000 on or before February 18, 2013; and
An annual advanced royalty, which shall be deductible from future royalty payments, of the $15,000 commencing on February 18, 2014 and payable every year thereafter.

		(ii)	Share payments:
75,000 shares of common stock on the TSX Venture Exchange acceptance date (issued);
75,000 shares of common stock on or before February 18, 2012 (issued);
150,000 shares of common stock on or before February 18, 2013; and
200,000 shares of common stock on or before February 18, 2014.

		(iii)	Exploration expenditures:
$100,000 on or before February 18, 2013.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

3.	Mineral Properties (continued)

The Optionor will retain a 1% net smelter return on the metals extracted from the Moonlight property, which can be repurchased for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

4.	Related Party Transactions

(a)

As at June 30, 2012, the Company was indebted to the President of the Company for $269,872 (Cdn$275,000) (2011 - $222,983 (Cdn$215,000)). The amount due is non-interest bearing, unsecured and due on demand.

	(b)	As at June 30, 2012, the Company was indebted to the Chief Executive Officer (“CEO”) of the Company for $513,757 (Cdn$522,322) (2011 - $446,229 (Cdn$413,209)), which consists of the following amounts:

(i) $269,873 (Cdn$275,000) (2011 - $222,983 (Cdn$215,000)) for management fees, which is non- interest bearing, unsecured and due on demand;

(ii)

$73,602 (Cdn$75,000) (2011 - $77,784 (Cdn$75,000)) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and was due on May 22, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the CEO to extend the term of the loan to May 22, 2014. As at June 30, 2012, accrued interest of $17,725 (Cdn$18,062) (2011 - $7,033 (Cdn$6,780)) is owing on this loan.

(iii)

$50,000 (2011 - $50,000) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and was due on April 1, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the CEO to extend the term of the loan to April 1, 2014. As at June 30, 2012, accrued interest of $12,986 (2011 - $5,466) is owing on this loan.

(iv)

$73,602 (Cdn$75,000) (2011 - $77,784 (Cdn$75,000)) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and is due on July 1, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the CEO to extend the term of the loan to July 1, 2014. As at June 30, 2012, accrued interest of $15,970 (Cdn$16,274) (2011 - $5,179 (Cdn$4,993)) is owing on this loan.

(c)

During the year ended June 30, 2012, the Company incurred management fees of $59,744 (2011 - $60,497), $59,744 (2011 - $60,497), and $91,210 (2011 - $74,173) to the Chief Executive Officer of the Company, President of the Company, and Chief Financial Officer, respectively.

	(d)	During the year ended June 30, 2012, the Company incurred rent of $26,017 (2011 - $17,957) to a company with common officers and directors.

	(e)	During the year ended June 30, 2012, the Company incurred interest of $30,009 (2011 - $17,490) to the Chief Executive Officer of the Company.

5.	Derivative Liabilities

The Company has share purchase warrants that were issued in private placements which have exercise prices denominated in Canadian dollars which differs from the Company’s functional currency (U.S. dollars). As a result, these share purchase warrants cannot be considered to be indexed to the Company’s own stock and accordingly must be accounted for as derivative liabilities with changes in fair value recorded in the statement of operations.

The fair value of the derivative liability for the 1,674,730 share purchase warrants exercisable at Cdn$0.50 per share issued on May 11, 2011 was $385,694. The fair value of the derivative liability for the 48,928 share purchase warrants exercisable at Cdn$0.50 per share issued on June 8, 2011 was $11,156. The fair value of the derivative liability for the 428,571 share purchase warrants exercisable at Cdn$0.50 per share issued on July 8, 2011 was $89,267. The fair value of the derivative liability for the 1,082,036 share purchase warrants exercisable at Cdn$0.50 per share issued on July 13, 2011 was $186,581.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

5.	Derivative Liabilities (continued)

The fair values of these share purchase warrants as at June 30, 2012 and 2011 are as follows:

	2012	2011
	$	$

1,674,730 warrants expiring on November 10, 2012	2,738	378,707
48,928 warrants expiring on December 7, 2012	135	11,119
428,571 warrants expiring on January 8, 2013	1,492	–
1,082,036 warrants expiring on January 13, 2013	4,042	–

	8,407	389,826

During the year ended June 30, 2012, the Company recorded a gain on the change in fair value of the derivative liabilities of $657,267.

The Company uses the Black-Scholes option pricing model to calculate the fair values of the derivative liabilities. The following table shows the weighted average assumptions used in the calculations:

		Risk-free	Expected	Expected
	Expected	Interest	Dividend	Life (in
	Volatility	Rate	Yield	years)
As at issuance date:
1,674,730 warrants expiring on November 10, 2012	175%	0.37%	0%	1.5
48,928 warrants expiring on December 7, 2012	172%	0.29%	0%	1.5
428,571 warrants expiring on January 8, 2013	173%	0.29%	0%	1.5
1,082,036 warrants expiring on January 13, 2013	173%	0.27%	0%	1.5
Weighted average as at June 30, 2012	133%	0.16%	0%	0.5

6.	Common Stock

Stock transactions for the year ended June 30, 2012:

(a)

On July 8, 2011, the Company issued 857,142 units at Cdn$0.35 per unit for proceeds of $312,272 (Cdn$300,000) to a company controlled by the CEO of the Company. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole share purchase warrant entitling the holder to purchase an additional share of common stock at Cdn$0.50 per share until January 8, 2013. Subject to the terms and conditions of the warrants, the Company may accelerate the expiry date of the warrants if the Company’s shares close at a price equal to or greater than Cdn$0.60 for 10 consecutive trading days. If the Company elects to exercise its accelerated expiry date, the accelerated expiry date will be 30 days after the Company sends out the notice of acceleration. The fair value of the derivative liability associated with the share purchase warrants issued as part of the private placement was estimated at $89,267 using the Black-Scholes option-pricing model. Refer to Note 5.

(b)

On July 13, 2011, the Company issued 2,164,071 units at Cdn$0.35 per unit for total proceeds of $789,230 (Cdn$757,425) pursuant to a non-brokered private placement. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole share warrant entitling the holder to purchase an additional share of common stock at Cdn$0.50 per share until January 13, 2013. Subject to the terms and conditions of the warrants, the Company may accelerate the expiry date of the warrants if the Company’s shares close at a price equal to or greater than Cdn$0.60 for 10 consecutive trading days. If the Company elects to exercise its accelerated expiry date, the accelerated expiry date will be 30 days after the Company sends out the notice of acceleration. Pursuant to the private placement, the Company recorded share issuance costs of $225,342 which consisted of cash payments of $200,959 and 129,844 agent’s compensation options granted with a fair value of $24,387. The agent’s compensation options were granted with an exercise price of Cdn$0.35 per unit. Each unit consisted of one share of common stock and one-half of one share purchase warrant with each whole share purchase warrant exercisable at Cdn$0.50 per share expiring on January 13, 2013. The fair value of these agent’s compensation options was estimated at the date of grant using the Black-Scholes option-pricing model assuming an expected life of 1.5 years, a risk- free rate of 0.27%, an expected volatility of 173%, and a 0% dividend yield. The weighted average fair value of the agent’s compensation options was $0.19 per option. The fair value of the derivative liability associated with the share purchase warrants issued as part of the private placement was estimated at $186,581 using the Black-Scholes option-pricing model. Refer to Note 5.

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

6.	Common Stock (continued)

(c) On January 19, 2012, the Company issued 150,000 shares of common stock with a fair value of $26,250 pursuant to an assignment agreement to acquire the Moonlight property. Refer to Note 3(f).

(d) On February 16, 2012, the Company issued 150,000 shares of common stock with a fair value of $22,500 pursuant to an assignment agreement to acquire the Moonlight property. Refer to Note 3(f).

Stock transactions for the year ended June 30, 2011:

(a)

On November 24, 2010, the Company effected a 79-for-100 reverse stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital decreased from 166,666,666 shares of common stock with a par value of $0.00001 per share to 131,666,666 shares of common stock with a par value of $0.00001 per share. All share amounts have been retroactively adjusted for all periods presented.

(b)

On May 11, 2011, the Company issued 3,349,459 units at a price of Cdn$0.35 per unit for proceeds of $1,223,579. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase an additional share of common stock at Cdn$0.50 per share until November 10, 2012.

(c)

On June 8, 2011, the Company issued 97,859 units at a price of Cdn$0.35 per unit for proceeds of $35,027. Each unit consisted of one share of common stock and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase an additional share of common stock at Cdn$0.50 per share until December 7, 2012.

(d) During the year ended June 30, 2011, the Company received $300,000 which was included in common stock subscribed as at June 30, 2011.

7.	Preferred Stock

On October 20, 2011, the Company entered into a stock repurchase agreement, whereby the Company repurchased 500,000 Series A, 0% Convertible Preferred Stock of the Company in consideration for $15,000. On November 4, 2011, the Company cancelled the 500,000 shares of preferred stock.

8.	Stock Options

On August 21, 2009 (as amended on May 4, 2011), the Board of Directors of the Company adopted the Company’s 2009 Stock Option Plan (the “Plan”). The Plan is administered by the Board of Directors. Stock options granted under the Plan have a maximum term of five years. The aggregate number of shares of the Company’s common stock available for issuance under the 2009 Plan is 10% of the Company’s issued and outstanding shares. As at June 30, 2012, the Company had 3,637,276 stock options available for granting pursuant to the 2009 Plan.

A summary of the Company’s stock option activity is as follows:

		Weighted
		Average	Aggregate
		Exercise	Intrinsic
	Number of	Price	Value
	Options	$	$

Outstanding, June 30, 2010 and 2011	3,548,418	0.27

Forfeited	(316,000)	0.34

Outstanding, June 30, 2012	3,232,418	0.27	–

Additional information regarding stock options outstanding as at June 30, 2012 is as follows:

	Outstanding and exercisable
		Weighted
		average	Weighted
Range of		remaining	average
exercise prices	Number of	contractual life	exercise price
$	shares	(years)	$

0.13	2,686,000	2.1	0.13
0.95	546,418	0.4	0.95

	3,232,418	1.8	0.27

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

9.	Share Purchase Warrants

The following table summarizes the continuity of the Company’s share purchase warrants:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Balance, June 30, 2010	9,047,321	$0.13
Issued	1,723,658	Cdn$0.50
Expired	(9,047,321)	$0.13
Balance, June 30, 2011	1,723,658	Cdn$0.50
Issued	1,510,607	Cdn$0.50
Balance, June 30, 2012	3,234,265	Cdn$0.50

As at June 30, 2012, the following share purchase warrants were outstanding:

Number of	Exercise
Warrants	Price	Expiry Date

1,674,730	Cdn$0.50	November 10, 2012
48,928	Cdn$0.50	December 7, 2012
428,571	Cdn$0.50	January 8, 2013
1,082,036	Cdn$0.50	January 13, 2013

3,234,265

10.	Contingent Liability

On January 23, 2007, Focused Investor Relations Marketing Inc. commenced an action in Ontario, Canada against the Company seeking payment in the amount of $84,000 pursuant to an oral agreement. This action was dismissed by the Ontario Superior Court of Justice during the year ended June 30, 2012.

11.	Income Taxes

The Company has net operating losses carried forward of $7,668,530 available to offset taxable income in future years which expire beginning in fiscal 2020.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	2012	2011
	$	$
Net loss before income taxes	(597,845)	(852,281)
Income tax rate	35%	35%
Income tax recovery	209,246	298,298
Permanent differences and other	212,981	2,459
Change in valuation allowance	(422,227)	(300,757)
Provision for income taxes	–	–

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
June 30, 2012
(Expressed in U.S. dollars)

11.	Income Taxes (continued)

The significant components of deferred income tax assets and liabilities at June 30, 2012 and 2011 are as follows:

	2012	2011
	$	$

Mineral property costs	2,998,808	2,831,499
Net operating losses carried forward	2,683,986	2,429,068
Valuation allowance	(5,682,794)	(5,260,567)

Net deferred income tax asset	–	–

As at June 30, 2012, the Company is in arrears on filing its statutory corporate income tax returns and the amounts presented above are based on estimates. The actual losses available could differ from these estimates.

12.	Supplemental Cash Flow Information

			Accumulated from
			January 21, 2000
	Year Ended	Year Ended	(date of inception)
	June 30,	June 30,	to June 30,
	2012	2011	2012
	$	$	$

Non-cash Investing and Financing Activities:

Preferred stock issued for investment securities	–	–	1,535,575
Investment securities used to pay the finder’s fee for the
preferred stock issuance	–	–	153,557
Common stock issued to settle debt	–	–	3,528,100
Common stock issued for mineral property lease	48,750	–	2,383,242

Supplemental Disclosures:

Interest paid	–	–	98,850
Income taxes paid	–	–	–

CANYON COPPER CORP.
(An Exploration Stage Company)
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

CANYON COPPER CORP.
(An Exploration Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	December 31,	June 30,
	2012	2012
	$	$
	(unaudited)
ASSETS
Current Assets
Cash	198,535	718,907
Prepaid expenses and deposits	13,004	53,613
Total Assets	211,539	772,520

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	137,575	136,134
Due to related parties (Note 4)	625,001	586,426
Derivative liabilities (Note 5)	–	8,407
Total Current Liabilities	762,576	730,967
Due to related parties (Note 4)	200,632	197,204
Total Liabilities	963,208	928,171
Nature of Operations and Continuance of Business (Note 1)
Commitments (Note 3)
Subsequent Event (Note 8)
Stockholders’ Deficit
Preferred stock Authorized: 100,000,000 shares, par value $0.00001 Issued and outstanding: nil shares	–	–
Common stock Authorized: 131,666,666 shares, par value $0.00001 Issued and outstanding: 68,696,934 shares	687	687
Additional paid-in capital	22,279,275	22,279,275
Deficit accumulated during the exploration stage	(23,031,631)	(22,435,613)
Total Stockholders’ Deficit	(751,669)	(155,651)
Total Liabilities and Stockholders’ Deficit	211,539	772,520

(The accompanying notes are an integral part of these financial statements)

F-1

CANYON COPPER CORP.
(An Exploration Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
(unaudited)

					Accumulated from
	Three Months	Three Months	Six Months	Six Months	January 21, 2000
	Ended	Ended	Ended	Ended	(date of inception)
	December 31,	December 31,	December 31,	December 31,	to December 31,
	2012	2011	2012	2011	2012
	$	$	$	$	$

Revenue	–	–	–	–	–

Operating Expenses

Depreciation	–	–	–	–	5,540
Foreign exchange loss	(5,429)	(12,182)	4,372	65,445	80,139
General and administrative (Note 4)	144,518	159,222	297,446	354,710	10,875,524
Impairment of mineral property costs	–	–	–	–	2,759,130
Impairment of property and equipment	–	–	–	–	10,811
Mineral exploration costs	65,532	34,183	287,407	324,943	6,096,299

Total Operating Expenses	204,621	181,223	589,225	745,098	19,827,443

Operating Loss	(204,621)	(181,223)	(589,225)	(745,098)	(19,827,443)

Other Income (Expense)

Accretion of discounts on convertible debt	–	–	–	–	(799,963)
Debt conversion expense	–	–	–	–	(2,010,076)
Gain on change in fair values of derivative liabilities	510	333,544	8,407	600,119	1,105,413
Loss on settlement of related party debt	–	–	–	–	(2,871)
Impairment of investment securities	–	–	–	–	(459,817)
Interest expense	(7,612)	(7,435)	(15,200)	(15,111)	(401,443)
Loss on extinguishment of debt	–	–	–	–	(252,454)
Loss on sale of investment securities	–	–	–	–	(411,430)
Write-off of accounts payable	–	–	–	–	28,453

Total Other Income (Expense)	(7,102)	326,109	(6,793)	585,008	(3,204,188)

Net Income (Loss)	(211,723)	144,886	(596,018)	(160,090)	(23,031,631)

Net Loss Per Share, Basic and Diluted	–	–	(0.01)	–

Weighted Average Shares Outstanding	68,696,934	68,396,934	68,696,934	68,206,771

(The accompanying notes are an integral part of these financial statements)

F-2

CANYON COPPER CORP.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(unaudited)

	Six Months	Six Months
	Ended	Ended
	December 31,	December 31,
	2012	2011
	$	$
Operating Activities
Net loss	(596,018)	(160,090)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange translation loss (gain) on debt	16,788	(8,897)
Gain on change in fair value of derivative liabilities	(8,407)	(600,119)
Changes in operating assets and liabilities:
Prepaid expenses and deposits	40,609	16,852
Accounts payable and accrued liabilities	1,441	2,844
Due to related parties	25,215	50,974
Net Cash Used in Operating Activities	(520,372)	(698,436)
Financing Activities
Proceeds from share subscriptions and issuance of common stock	–	801,503
Stock issuance costs	–	(139,991)
Repurchase of preferred stock	–	(15,000)
Net Cash Provided by Financing Activities	–	646,512
Decrease in Cash	(520,372)	(51,924)
Cash, Beginning of Period	718,907	1,226,964
Cash, End of Period	198,535	1,175,040
Supplemental Disclosures:
Interest paid	–	–
Income taxes paid	–	–

(The accompanying notes are an integral part of these financial statements)

F-3

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

1.	Basis of Presentation

These interim unaudited financial statements of Canyon Copper Corp. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the year ended June 30, 2012, included in the Company’s Annual Report on Form 10-K filed on September 28, 2012 with the SEC.

The financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s financial position at December 31, 2012, and the results of its operations and cash flows for the six months ended December 31, 2012. The results of operations for the three months and six months ended December 31, 2012, are not necessarily indicative of the results to be expected for future quarters or the full year.

The Company has been in the exploration stage since its formation in January 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mineral properties. Upon location of a commercial mineable reserve, the Company will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raising sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun. The ability of the Company to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional debt or equity financing and/or attain profitable mining operations. As at December 31, 2012, the Company has not generated any revenue, has a working capital deficiency of $551,037, and has accumulated losses of $23,031,631 since inception. The Company also has significant mineral property acquisition and exploration commitments. There is no guarantee that the Company will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern

2.	Significant Accounting Policies

(a) Comprehensive Loss

ASC 220, “Comprehensive Income” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As at December 31, 2012 and 2011, the Company had no items that represent comprehensive income or loss.

(b) Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.	Mineral Properties

(a)

On July 21, 2004, the Company entered into a fifteen-year renewable lease agreement, which gives the Company the right of exploration for and production of minerals in eighteen mineral claims owned by the lessor. The mineral claims are located within the area of the Company’s New York Canyon Copper Project. Under the terms of the agreement, the Company must make cash payments of $25,000 on execution of the agreement (paid). On the first anniversary of the execution of the agreement, the Company must make payments to the lessor of $1,000 per month, $2,000 per month after the second anniversary and $3,000 per month after the third anniversary for as long as the lease is in effect. In addition, at six and twenty-four months after the execution of the agreement, the Company will give the lessor, respectively, 10,000 shares (issued at a fair value of $3,500 in fiscal 2005) and 15,000 shares (issued at a fair value of $7,950 in fiscal 2007) of the Company’s common stock. This agreement is subject to a Net Smelter Interest payable to two parties (1.75% Net Smelter Royalty (“NSR”) + 0.5% NSR). The 1.75% is terminated upon payments of $2,000,000; then the second party will retain 1.5% NSR which will revert to 0.5% after an additional $2,000,000 is paid.

F-4

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

3.	Mineral Properties (continued)

(b)

On November 25, 2011, the Company entered into an Assignment Agreement with Metamin Enterprises Inc., a company controlled by the President of the Company, (the “Assignor”), to acquire the Assignor’s interest in an Option Agreement between the Assignor and Metamin Enterprises USA Inc. (the “Optionor”), a wholly-owned subsidiary of the Assignor, in respect of certain mineral claims, known as the Moonlight Property, located in Plumas County, California. On January 19, 2012, the Company closed the Assignment Agreement with the Assignor and Optionor. In consideration for the assignment, the Company is required to make the following payments to the Assignor:

(i)	Cash payments:
$15,000 on the TSX Venture Exchange acceptance date (paid);
$25,000 on or before February 18, 2012 (paid);
$25,000 on or before February 18, 2013; and
An annual advanced royalty, which shall be deductible from future royalty payments, of the $15,000 commencing on February 18, 2014 and payable every year thereafter.

(ii)	Share payments:
75,000 shares of common stock on the TSX Venture Exchange acceptance date (issued);
75,000 shares of common stock on or before February 18, 2012 (issued);
150,000 shares of common stock on or before February 18, 2013; and
200,000 shares of common stock on or before February 18, 2014.

In addition, the Company agreed to reimburse the Assignor for annual maintenance and exploration expenses previously incurred on the property, which amount cannot exceed $200,000. The Assignor will retain a 1% net smelter return on metals extracted from the property, which can be repurchased for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

Upon closing of the Assignment Agreement, the Company will assume all of the Assignor’s rights and obligations under the Option Agreement, and will be required to make the following payments to the Optionor in order to maintain and exercise the option:

(i)	Cash payments:
$25,000 on or before February 18, 2012 (paid);
$25,000 on or before February 18, 2013; and
An annual advanced royalty, which shall be deductible from future royalty payments, of the $15,000 commencing on February 18, 2014 and payable every year thereafter.

(ii)	Share payments:
75,000 shares of common stock on the TSX Venture Exchange acceptance date (issued);
75,000 shares of common stock on or before February 18, 2012 (issued);
150,000 shares of common stock on or before February 18, 2013; and
200,000 shares of common stock on or before February 18, 2014.

(iii)	Exploration expenditures:
$100,000 on or before February 18, 2013.

The Optionor will retain a 1% net smelter return on the metals extracted from the Moonlight Property, which can be repurchased for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

4.	Related Party Transactions

(a)

As at December 31, 2012, the Company was indebted to the Chief Executive Officer (“CEO”) of the Company for $286,203 (Cdn$285,000) (June 30, 2012 - $269,872 (Cdn$275,000)). The amount due is non- interest bearing, unsecured and due on demand.

	(b)	As at December 31, 2012, the Company was indebted to the former CEO of the Company for $539,430 (Cdn$537,167) (June 30, 2012 - $513,757 (Cdn$522,322)), which consists of the following amounts:

		(i)	$276,160 (Cdn$275,000) (June 30, 2012 - $269,872 (Cdn$275,000)) for management fees, which is non-interest bearing, unsecured and due on demand;

F-5

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

4.	Related Party Transactions (continued)

(ii)

$75,316 (Cdn$75,000) (June 30, 2012 - $73,602 (Cdn$75,000)) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and was due on May 22, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the former CEO to extend the term of the loan to May 22, 2014. As at December 31, 2012, accrued interest of $23,833 (Cdn$23,733) (June 30, 2012 - $17,725 (Cdn$18,062)) is owing on this loan.

(iii)

$50,000 (June 30, 2012 - $50,000) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and was due on April 1, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the former CEO to extend the term of the loan to April 1, 2014. As at December 31, 2012, accrued interest of $16,767 (June 30, 2012 - $12,986) is owing on this loan.

(iv)

$75,316 (Cdn$75,000) (June 30, 2012 - $73,602 (Cdn$75,000)) in advances for working capital purposes which bears interest at 15% per annum, is secured by a promissory note, and is due on July 1, 2012. On May 17, 2012, the Company entered into a First Amendment to Loan Agreement with the former CEO to extend the term of the loan to July 1, 2014. As at December 31, 2012, accrued interest of $22,038 (Cdn$21,945) (June 30, 2012 - $15,970 (Cdn$16,274)) is owing on this loan.

(c)

During the six months ended December 31, 2012, the Company incurred management fees of $nil (2011 - $29,909), $30,202 (2011 - $29,909), and $53,907 (2011 - $37,670) to the former CEO of the Company, CEO of the Company, and Chief Financial Officer, respectively.

(d)	During the six months ended December 31, 2012, the Company incurred rent of $21,073 (2011 - $9,052) to a company with common officers and directors.

(e)	During the six months ended December 31, 2012, the Company incurred interest expense of $15,200 (2011 - $15,111) to the former CEO of the Company.

5.	Derivative Liabilities

The Company has share purchase warrants that were issued in private placements which have exercise prices denominated in Canadian dollars which differs from the Company’s functional currency (U.S. dollars). As a result, these share purchase warrants cannot be considered to be indexed to the Company’s own stock and accordingly must be accounted for as derivative liabilities with changes in fair value recorded in the statement of operations.

The fair value of the derivative liability for the 1,674,730 share purchase warrants exercisable at Cdn$0.50 per share issued on May 11, 2011 was $385,694. The fair value of the derivative liability for the 48,928 share purchase warrants exercisable at Cdn$0.50 per share issued on June 8, 2011 was $11,156. The fair value of the derivative liability for the 428,571 share purchase warrants exercisable at Cdn$0.50 per share issued on July 8, 2011 was $89,267. The fair value of the derivative liability for the 1,082,036 share purchase warrants exercisable at Cdn$0.50 per share issued on July 13, 2011 was $186,581.

The fair values of these share purchase warrants as at December 31, 2012 and June 30, 2012 are as follows:

	December 31,	June 30,
	2012	2012
	$	$

1,674,730 warrants expiring on November 10, 2012	–	2,738
48,928 warrants expiring on December 7, 2012	–	135
428,571 warrants expiring on January 8, 2013	–	1,492
1,082,036 warrants expiring on January 13, 2013	–	4,042

	–	8,407

During the six months ended December 31, 2012, the Company recorded a gain on the change in fair value of the derivative liabilities of $8,407.

F-6

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

5.	Derivative Liabilities (continued)

The Company uses the Black-Scholes option pricing model to calculate the fair values of the derivative liabilities. The following table shows the weighted average assumptions used in the calculations:

		Risk-free	Expected	Expected
	Expected	Interest	Dividend	Life (in
	Volatility	Rate	Yield	years)
As at issuance date:
1,674,730 warrants expiring on November 10, 2012	175%	0.37%	0%	1.5
48,928 warrants expiring on December 7, 2012	172%	0.29%	0%	1.5
428,571 warrants expiring on January 8, 2013	173%	0.29%	0%	1.5
1,082,036 warrants expiring on January 13, 2013	173%	0.27%	0%	1.5
Weighted average as at June 30, 2012	133%	0.16%	0%	0.5
Weighted average as at December 31, 2012	67%	0.02%	0%	0.03

6.	Stock Options

On August 21, 2009 (as amended on May 4, 2011), the Board of Directors of the Company adopted the Company’s 2009 Stock Option Plan (the “Plan”). The Plan is administered by the Board of Directors. Stock options granted under the Plan have a maximum term of five years. The aggregate number of shares of the Company’s common stock available for issuance under the 2009 Plan is 10% of the Company’s issued and outstanding shares. As at December 31, 2012, the Company had 4,183,693 stock options available for granting pursuant to the 2009 Plan.

A summary of the Company’s stock option activity is as follows:

		Weighted
		Average	Aggregate
		Exercise	Intrinsic
	Number of	Price	Value
	Options	$	$

Outstanding, June 30, 2012	3,232,418	0.27

Expired	(546,418)	0.95

Outstanding, December 31, 2012	2,686,000	0.13	–

Additional information regarding stock options outstanding as at December 31, 2012 is as follows:

Outstanding and exercisable
Weighted
		average	Weighted
Range of		remaining	average
exercise prices	Number of	contractual life	exercise price
$	shares	(years)	$

0.13	2,686,000	1.6	0.13

7.	Share Purchase Warrants

The following table summarizes the continuity of the Company’s share purchase warrants:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price

Balance, June 30, 2012	3,234,265	Cdn$0.50

Expired	(1,723,658)	Cdn$0.50

Balance, December 31, 2012	1,510,607	Cdn$0.50

F-7

CANYON COPPER CORP.
(An Exploration Stage Company)
Notes to the Financial Statements
December 31, 2012
(Expressed in U.S. dollars)
(unaudited)

7.	Share Purchase Warrants (continued)

As at December 31, 2012, the following share purchase warrants were outstanding:

Number of	Exercise
Warrants	Price	Expiry Date

428,571	Cdn$0.50	January 8, 2013
1,082,036	Cdn$0.50	January 13, 2013

1,510,607

8.	Subsequent Event

On January 24, 2013, the Company entered into an option agreement with Sandfield Resources Ltd. (“Sandfield”) whereby Sandfield has the right to earn up to a 70% interest in the Moonlight Property.

Under the terms of the agreement, Sandfield will earn a 60% interest in the Moonlight Property (the “Initial Interest”) by paying a total of Cdn$375,000, issuing 3,000,000 common shares, and incurring exploration expenditures of Cdn$1,600,000 as follows:

Cash consideration to be paid:
Cdn$125,000 to be paid upon approval by the TSX Venture Exchange;
a further $125,000 to be paid on or before January 24, 2015; and
a further $125,000 to be paid on or before January 24, 2016.

Share consideration to be paid:

500,000 common shares to be issued on the date Sandfield lists its common shares on the TSX Venture Exchange; and
a further 2,500,000 shares to be issued on or before January 24, 2016.

Exploration expenditures to be incurred:

Cdn$100,000 on or before May 31, 2013;
a further Cdn$500,000 on or before January 24, 2013; and
a further Cdn$1,000,000 on or before January 24, 2016.

Sandfield can earn an additional 10% interest in the Moonlight Property (the “Secondary Interest”) by issuing the Company 1,000,000 common shares and incurring an additional Cdn$3,000,000 of exploration expenditures on or before January 24, 2018.

Subject to Sandfield exercising the Initial Interest, the Company and Sandfield will form a joint venture for the purpose of carrying out further exploration and development of the Moonlight Property on the earlier of Sandfield exercising the Secondary Interest and January 24, 2018.

Sandfield will be responsible for all payments and share issuances required by the underlying option and assignment agreements and maintaining the mineral claims in good standing.

F-8

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

PLAN OF OPERATION

New York Canyon Project

Phase One of our exploration program on the New York Canyon Project involves the re-analysis of the 2006 Longshot Ridge drill pulps and initiating environmental base line studies, which will permit us to conduct advanced exploration, if warranted. We commenced Phase One of our exploration program in July 2011 by delivering the drill pulps from the 2006 Longshot Ridge to Sparks Laboratory in Nevada. In December 2011, we received new assay results and these results were audited by an independent consultant for quality assurance (QA) and quality control (QC). In March 2012, we engaged an independent consultant to conduct a review of the results in order to provide us with a more robust estimate of the project and assist us in identifying key targets for a drilling program at the New York Canyon Project.

Subject to obtaining financing, we plan to drill test the oxide mineralization found to the north and northeast of the Longshot Ridge deposit. This represents the initial stages of Phase Two of our exploration program on the New York Canyon Project.

Moonlight Property

During the term of the Earn-In Agreement, we are not planning to conduct any exploration activities on the Moonlight Property. Under the terms of the Earn-In Agreement, Sandfield will be required to incur $100,000 of exploration expenditures on the Moonlight Property, make all the Moonlight Property Assignment and Option Agreement payments and be responsible for all claim maintenance payments to the Bureau of Land Management.

Anticipated Expenses

We anticipate that we will require the following funds for exploration programs and our ongoing operations:

ITEM AND ACTIVITY	12 Month Total
Budget
LAND STATUS
New York Canyon Project
2012 - 2013 unpatented claim maintenance fees	$98,000
Monthly Payments – Patented Claims	36,000
Moonlight Property
Assignment and Option Payments(1)	50,000
2012-2013 unpatented claim maintenance fees(1)	48,000
EXPLORATION PROGRAM
New York Canyon Project
Metallurgical sampling and testing	75,000
Environmental base line study work	55,000
Geological mapping/geological survey	30,000
Field supplies and support	20,000
Contingency	25,000
Moonlight Property
No Proposed Program during term of Earn-In Agreement
GENERAL AND ADMINISTRATIVE EXPENSES
General and Administrative	297,000
TOTAL	$734,000

Note:
(1)

Under the Earn-In Agreement, Sandfield is obligated to make all cash payments and share issuances due under the Moonlight Property Assignment and Option Agreements, and be responsible for all claim maintenance payment to the Bureau of Land Management.

As at December 31, 2012, we had cash of $198,535. For the next twelve months, management anticipates that we have sufficient funds to meet our annual claim payments and meet the costs associated with our ongoing reporting obligations. However, we will require additional financing in order to implement our geochemical sampling program and the proposed test drilling program on the New York Canyon Project. There is no assurance we will be successful in raising such funding or on terms that are acceptable to us. Since inception, we have been dependent on investment capital and debt financing from third parties as our primary source of liquidity. We anticipate continuing to rely on sales of shares of our common stock and loans in order to continue to fund our business operations. Issuances of additional shares will result in further dilution of our existing shareholders.

RESULTS OF OPERATIONS

Fiscal Year Ended June 30, 2012 and 2011

Summary
	Year Ended	Year Ended	Percentage
	June 30, 2012	June 30, 2011	Increase / Decrease
Revenue	$-	$-	n/a
Operating Expenses	(1,250,536)	(841,815)	48.6%
Other Income (Expense)	652,691	(10,466)	(6,336.3)%
Net Loss	$(597,845)	$(852,281)	(29.9)%

Revenue

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. There can be no assurance that we will be successful in discovering commercial quantities or that we can commercially produce metals or minerals. We are presently an exploration stage company engaged in the search for mineral reserves. We can provide no assurances that we will be able to discover any commercially exploitable levels of mineral resources on our property, or, even if such resources are discovered, that we will be able to enter into commercial production of our mineral properties.

Expenses

The major components of our expenses for the year are outlined in the table below:

	Year Ended	Year Ended	Percentage
	June 30, 2012	June 30, 2011	Increase / Decrease
Operating expenses:
Foreign exchange loss	$59,198	$41,050	44.2%
General and administrative	713,313	395,371	80.4%
Mineral exploration costs	478,025	405,394	17.9%
Total	$1,250,536	$841,815	48.6%

Our operating expenses increased from $841,815, during the year ended June 30, 2011, to $1,250,536, during the year ended June 30, 2012. The increase in our operating expenses is due to increases in general and administrative expenses, mineral exploration costs and foreign exchange loss.

General and Administrative Expenses

We recorded the following general and administrative expenses during the fiscal years ended June 30, 2012 and 2011:

	Year Ended	Year Ended	Percentage
	June 30, 2012	June 30, 2011	Increase / Decrease
Accounting and Legal	$244,663	$178,939	36.7%
Management and Consulting	120,007	120,994	(0.8)%
Office and Miscellaneous	42,986	26,223	63.9%
Interest and Bank Charges	1,058	1,099	(3.7)%
Corporate and Shareholder Communications	180,473	18,793	860.3%
Rent	26,017	18,003	44.5%
Telephone	3,554	3,183	11.7%
Travel and Transportation	7,977	13,036	(38.8)%
Transfer Agents and Filing Fees	86,578	15,101	473.3%
Total	$713,313	$395,371	80.4%

Accounting and legal expenses increased from $104,765, during fiscal 2011, to $177,453, during fiscal 2012, primarily resulting from increased accounting and legal costs in connection with our listing on the TSX Venture Exchange and the filing of our Registration Statement on Form S-1 with the SEC.

Management and consulting fees consisted of fees incurred to our Chief Executive Officer, Chief Financial Officer and President. The slight decrease from $195,157, during fiscal 2011, to $187,217, during fiscal 2012, is primarily due to a decrease in fees incurred to our Chief Financial Officer.

Corporate and shareholder communications expenses increased substantially from $18,793, during fiscal 2011, to $180,473, during fiscal 2012. Additional fees in fiscal 2012 primarily relate to costs incurred for our 2011 Annual General Meeting, distribution of news releases and consulting fees for website development and the preparation of investor and shareholder materials.

The increase in rent expense from $18,003, during fiscal 2011, to $26,017, during fiscal 2012, is due to our monthly rent increasing from CDN $1,500 per month to CDN $3,500 per month in March 2012.

In fiscal 2012, travel and transportation of $7,977 relates to travel costs associated with site visits to the Moonlight Property.

The substantial increase in transfer agent and filing fees from $15,101, during fiscal 2011, to $86,578, during fiscal 2012, is due listing and annual fees paid to the TSX Venture Exchange.

Mineral Exploration Costs

We recorded mineral exploration costs of $405,394, during fiscal 2011, as compared to $478,025, during fiscal 2012. Mineral exploration costs primarily consisted of annual payments to maintain the New York Canyon Project in good standing and mineral lease payments. Additional mineral exploration costs in fiscal 2012 primarily relate to the fees paid for the re-analysis the 2006 Longshot Ridge drill pulps.

Net Loss

The decrease in our net loss for the year ended June 30, 2012 is due to the fact that we recorded a gain on change in fair value of derivative liabilities, which relates to the issuance of share purchase warrants under our brokered and non-brokered foreign private placement offerings, offset by an increase in foreign exchange loss, general and administrative expenses and mineral exploration costs.

Second Quarter and Six Months Ended December 31, 2012 and 2011

Summary
	Quarter Ended		Percentage	Six Months Ended		Percentage
	December 31		Increase /	December 31		Increase /
	2012	2011	(Decrease)	2012	2011	(Decrease)
Revenue	$-	$-	n/a	$-	$-	n/a

Operating Expenses	(204,621)	(181,223)	12.9%	(589,225)	(745,098)	(20.9)%

Other Income (Expense)	(7,102)	326,109	(102.2)%	(6,793)	585,008	(101.2)%	)

Net Income (Loss)	$(211,723)	$144,866	(246.2)%	$(596,018)	$(160,090)	272.3%

Revenue

We have not earned any revenues to date and do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. There can be no assurance that we will be successful in discovering commercial quantities or that we can commercially produce metals or minerals. We are presently an exploration stage company engaged in the search for mineral reserves. We can provide no assurances that we will be able to discover any commercially exploitable levels of mineral resources on our property, or, even if such resources are discovered, that we will be able to enter into commercial production of our mineral properties.

Expenses

Our expenses for the three and six month periods ended December 31, 2012 and 2011 consisted of the following:

	Quarter Ended		Percentage	Six Months Ended		Percentage
	December 31		Increase /	December 31		Increase /
	2012	2011	(Decrease)	2012	2011	(Decrease)
Operating Expenses:
Foreign exchange (gain) loss	$(5,429)	$(12,182)	(55.4)%	$4,372	$65,445	(93.3)%
General and administrative	144,518	159,222	(9.2)%	297,446	354,710	(16.1)%
Mineral exploration costs	65,532	34,183	91.7%	287,407	324,943	(11.6)%
Sub-total	$204,621	$181,223	12.9%	$589,225	$745,098	(20.9)%
Other Expenses:
Loss (gain) on change in fair value of derivative liabilities	(510)	(333,544)	(99.8)%	(8,407)	(600,119)	(98.6)%
Interest expense	7,612	7,435	2.4%	15,200	15,111	0.6%
Sub-total	$7,102	$(326,109)	(102.2)%	$6,793	$(585,008)	(101.2)%
Total Expenses	$211,723	$(144,886)	(246.1)%	$596,018	$160,090	272.3%

Our operating expenses increased from $181,223, during the three months ended December 31, 2011, to $204,621, during the three months ended December 31, 2012. The increase in our operating expenses is primarily due to an increase in our mineral exploration costs.

Our operating expenses decreased from $745,098, during the six months ended December 31, 2011, to $589,225, during the six months ended December 31, 2012. The decrease in our operating expenses is primarily due to a decrease in foreign exchange loss, general and administrative expenses and mineral exploration costs.

General and administration expenses, during the three and six months ended December 31, 2012, primarily consisted of: (i) consulting fees incurred for services provided by our executive officers; (ii) legal, accounting and filing fees in connection with our Annual and Quarterly Reports, Annual General Meeting of the shareholders and mineral property filing requirements, (iii) corporate and shareholder communications relating to the distribution of news releases and consulting fees for website development and preparation of investor and shareholder materials, (iv) rent incurred for our corporate office, and (vi) transfer agent and filing fees to the TSX Venture Exchange. Additional general and administrative expenses in the six months ended December 31, 2011 primarily relate to legal, accounting and filing fees in connection with our listing on the TSX Venture Exchange.

Mineral exploration costs consisted of annual payments to maintain the New York Canyon Project in good standing, mineral lease payments and consulting fees paid for geochemical sampling on the New York Canyon Project.

The increase in our net loss for the three and six months ended December 31, 2012 is due to the fact that we recorded a gain on change in fair value of derivative liability in 2011, which relates to the issuance of share purchase warrants under our brokered and non-brokered foreign private placement offering.

We anticipate that our expenses will increase over the next twelve months due to our ongoing planned exploration activities on the New York Canyon Project.

LIQUIDITY AND CAPITAL RESOURCES

Years Ended June 30, 2012 and 2011

Working Capital
			Percentage
	At June 30, 2012	At June 30, 2011	Increase / Decrease
Current Assets	$772,520	$1,270,655	(39.2)%
Current Liabilities	730,967	780,265	(6.3)%
Working Capital (Deficit)	$41,553	$490,390	(91.5)%

Cash Flows
	Year Ended	Year Ended
	June 30, 2012	June 30, 2011
Cash Flows used in Operating Activities	$(1,154,569)	$(678,759)
Cash Flows used in Investing Activities	-	-
Cash Flows provided by Financing Activities	646,512	1,652,805
Net Increase (decrease) in Cash During the Year	$(508,057)	$974,046

Our working capital decreased from $490,390, as at June 30, 2011, to $41,553, as at June 30, 2012. The decrease in working capital was primarily a result of a decrease in cash due to general and administrative expenses, Phase One of our exploration program on the New York Canyon Project, our acquisition of an interest in the Moonlight Property and listing on the TSX Venture Exchange. These amounts were partially offset by the fact that we completed our brokered and non-brokered foreign private placement financings in July 2011 for total proceeds of CDN $1,057,425 ($1,101,503). The details of the private placement financings are set out below:

(a)	a brokered offering of 2,164,071 units for gross proceeds of CDN $757,425 ($789,231) pursuant to Regulation S of the Securities Act; and

(b)	a non-brokered offering of 857,142 units for gross proceeds of CDN $300,000 ($312,272) pursuant to Regulation S of the Securities Act.

Quarter Ended December 31, 2012

Working Capital
			Percentage
	At December 31, 2012	At June 30, 2012	Increase / Decrease
Current Assets	$211,539	$772,520	(72.6)%
Current Liabilities	762,576	730,967	4.3%
Working Capital (Deficit)	$(551,037)	$41,553	(1,426.1)%

Cash Flows
	Six Months Ended	Six Months Ended
	December 31, 2012	December 31, 2011
Cash Used in Operating Activities	$(520,372)	$(698,436)
Cash Provided by Investing Activities	-	-
Cash Provided by Financing Activities	-	646,512
Net Decrease in Cash During Period	$(520,372)	$(51,924)

Our working capital decreased from $41,553, as at June 30, 2012, to a deficit of $551,037, as at December 31, 2012. The decrease in working capital was primarily a result of a decrease in cash due general and administrative expenses and the fact that we had no sources of revenue or financing during the six months ended December 31, 2012.

Future Financings

Our plan of operation calls for significant expenses in connection with the exploration of the New York Canyon Project. For the next twelve months, management anticipates that we have sufficient funds to meet our annual claim payments and meet the costs associated with our ongoing reporting obligations. However, we will require additional financing in order to implement our geochemical sampling program and the proposed test drilling program on the New York Canyon Project.

Obtaining financing is subject to a number of factors, including the market prices for the mineral property and copper. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

OFF-BALANCE SHEET ARRANGEMENTS

None.

CRITICAL ACCOUNTING POLICIES

We have identified certain accounting policies, described below, that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 2 to our audited financial statements included in this Proxy Statement/Prospectus.

Mineral Property Costs

We have been in the exploration stage since our inception on January 21, 2000 and have not yet realized any revenues from our planned operations. We are primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized. We assess the carrying costs for impairment under ASC 360, “Property, Plant, and Equipment” at each fiscal quarter end. When we have been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

Long-Lived Assets

In accordance with ASC 360, “Property, Plant and Equipment”, we test long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Stock-Based Compensation

We record stock-based compensation in accordance with ASC 718, “Compensation – Stock Based Compensation” and ASC 505, “Equity Based Payments to Non-Employees”, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

ASC 718 requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model as its method of determining fair value. This model is affected by our stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.

THE SPECIAL MEETING

Information Regarding the Special Meeting

This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by our Board of Directors for use at the special meeting of our stockholders (the “Special Meeting”) to be held on May 21, 2013 at 10:00 a.m. (Pacific Time) at our corporate office at Suite 408, 1199 West Pender Street, Vancouver, British Columbia, Canada V6E 2R1 and at any adjournment thereof, for the purposes set forth in the preceding Notice of Special Meeting.

This Proxy Statement/Prospectus, the Notice of Special Meeting and the enclosed form of proxy are expected to be mailed to our stockholders on or about April 22, 2013.

We do not expect that any matters other than those referred to in this Proxy Statement/Prospectus and the notice of Special Meeting will be brought before the Special Meeting. However, if other matters are properly presented before the Special Meeting, the persons named as proxy appointees will vote upon such matters in accordance with their best judgment. The grant of a proxy also will confer discretionary authority on the persons named as proxy appointees to vote in accordance with their best judgment on matters incidental to the conduct of the Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of the Stockholders to Be Held on May 21, 2013. This Proxy Statement/Prospectus to the stockholders is available at www.canyoncc.com

Questions and Answers About the Proxy Materials and the Special Meeting

Why am I receiving this Proxy Statement/Prospectus?

You are receiving this Proxy Statement/Prospectus and proxy card because you are a stockholder of record as at the close of business on April 19, 2013, and are entitled to vote at this Special Meeting. This Proxy Statement/Prospectus describes issues on which we would like you, as a stockholder, to vote. It provides information on these issues so that you can make an informed decision. You do not need to attend the Special Meeting to vote your shares.

When you sign the proxy card you appoint Benjamin Ainsworth, our Chief Executive Officer, President, Secretary and a Director, and Kurt Bordian, our Chief Financial Officer and Treasurer, as your representatives at the Special Meeting. As your representatives, they will vote your shares at the Special Meeting (or any adjournments or postponements) as you have instructed them on your proxy card. With proxy voting, your shares will be voted whether or not you attend the Special Meeting. Even if you plan to attend the Special Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Special Meeting, just in case your plans change.

If an issue comes up for vote at the Special Meeting (or any adjournments or postponements) that is not described in this Proxy Statement/Prospectus, your representatives will vote your shares, under your proxy, at their discretion, subject to any limitations imposed by law.

Who is soliciting my vote?

Our Board of Directors is soliciting your proxy to vote at the Special Meeting.

Who is entitled to attend and vote at the Special Meeting?

Only stockholders of Canyon of record at the close of business on April 19, 2013 (the “Record Date”), will be entitled to vote at the Special Meeting. Stockholders entitled to vote may do so by voting those shares at the Special Meeting or by proxy.

What matters am I voting on?

You are being asked to vote upon a proposal to approve and adopt a Plan of Conversion, a copy of which is attached as Schedule “A” to this Proxy Statement/Prospectus, whereby our corporate jurisdiction will be changed from the State of Nevada to the Province of British Columbia, Canada by a process called a “Conversion” and a “Continuation”.

We will also consider any other business that properly comes before the Special Meeting.

How do I vote?

You have several voting options. You may vote by:

-	Signing your proxy card and mailing it to our office at the address on the proxy card;
-	Signing and faxing your proxy card to our office for proxy voting at the number provided on the proxy card; and
-	Attending the Special Meeting and voting in person.

If your shares are held in an account with a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in a “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy card from your broker, bank, or other nominee.

What if I share an address with another person and we received only one copy of the Proxy Statement/Prospectus?

We will only deliver one Proxy Statement/Prospectus to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement/Prospectus to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

Canyon Copper Corp.
Attention: Benjamin Ainsworth, CEO, President and Secretary
Suite 408, 1199 West Pender Street
Vancouver, British Columbia, Canada V6E 2R1

Stockholders may also address future requests for separate delivery of Proxy Statement/Prospectus and/or annual reports by contacting us at the address listed above.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

(a)	executing and delivering a written notice of revocation of proxy to our office at the address listed below at any time before the taking of the vote at the Special Meeting;

(b)	executing and delivering a later-dated proxy relating to the same shares to our office at the address listed below at any time before taking of the vote at the Special Meeting; or

(c)	attending the Special Meeting in person and:

(i) giving affirmative notice at the Special Meeting of your intent to revoke their proxy; and

(ii) voting in person.

Any written revocation of proxy or subsequent later-dated proxy should be delivered to us as follows:

Canyon Copper Corp.
Attention: Benjamin Ainsworth, CEO, President and Secretary
Suite 408, 1199 West Pender Street
Vancouver, British Columbia,
Canada V6E 2R1
Fax: (604) 684-9365
Email: info@canyoncc.com

Attendance at the Special Meeting will not, by itself, revoke a stockholder’s proxy without the giving of notice of an intent to revoke that proxy.

What constitutes a quorum?

In order to hold a valid meeting of our stockholders, a quorum equal to one percent (1%) of the shares of the common stock outstanding must be represented at the meeting. These shares may be represented in person or represented by proxy.

Stockholders who abstain from voting on any or all proposals, but who are present at the Special Meeting or represented at the Special Meeting by a properly executed proxy will have their shares counted as present for the purpose of determining the presence of a quorum. Broker non-votes will also be counted as present at the Special Meeting for the purpose of determining the presence of a quorum. However, abstentions and broker non-votes will not be counted either in favor or against any of the proposals brought before the Special Meeting. A broker non-vote occurs when shares held by a broker for the account of a beneficial owner are not voted for or against a particular proposal because the broker has not received voting instructions from that beneficial owner and the broker does not have discretionary authority to vote those shares.

In the event that a quorum is not present at the Special Meeting, or in the event that a quorum is present but sufficient votes to approve the proposal are not received, the persons named as proxies on the enclosed proxy card may propose one or more adjournments of the Special Meeting to permit further solicitation of proxies. The persons named as proxies will vote upon such adjournment after consideration of all circumstances that may bear upon a decision to adjourn the Special Meeting. Any business that might have been transacted at the Special Meeting originally called may be transacted at any such adjourned session(s) at which a quorum is present. We will pay the costs of preparing and distributing to stockholders additional proxy materials, if required in connection with any adjournment. Any adjournment will require the affirmative vote of a majority of those securities represented at the Special Meeting in person or by proxy.

How are abstentions and broker non-votes treated?

Stockholders may vote for or against the proposals or they may abstain from voting. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the Special Meeting, but will not be counted as either in favor or against the proposals.

What vote is required to approve each item?

In order for a proposal to be approved, a majority of the issued and outstanding shares of our common stock must vote in favor of the proposal. As of the Record Date, there were 68,696,934 shares of common stock outstanding and entitled to vote. Therefore, the minimum vote required to approve the proposal will be 34,348,468 shares of our common stock.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

If your shares are registered in your name, and you do not sign and return your proxy card, your shares will not be voted at the meeting.

Will I be entitled to dissenters’ rights under Nevada law?

Under Nevada law, our stockholders are entitled to dissenters’ rights in connection with the proposal. See the section titled “Dissenters’ Rights”.

Who pays for this proxy solicitation?

Canyon will bear the entire costs of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement/Prospectus, the proxy card, and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners.

Dissenters’ Rights

We are subject to the provisions of the NRS. Under NRS Section 92A.120, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its voting power of our stockholders is required to approve and adopt a Plan of Conversion. Our Board of Directors has approved and adopted the Plan of Conversion by unanimous written consent, and our stockholders have been asked to consider and vote upon the Continuation at the special meeting. If the Continuation is approved, eligible holders of our shares of common stock that follow the procedures summarized below may be entitled to dissenters’ rights under NRS Sections 92A.300 to 92A.500.

The following is a discussion of the material provisions of the law pertaining to dissenters’ rights as set forth in NRS Sections 92A.300 to 92A.500, a copy of which is attached hereto as Schedule B, which stockholders should read in its entirety. Beneficial stockholders must act promptly to cause the stockholder of record to follow the steps summarized below to properly, and in a timely manner, perfect their dissenters’ rights. Failure to properly demand and perfect dissenters’ rights in accordance with NRS Sections 92A.300 to 92A.500 will result in the loss of dissenters’ rights.

Eligible stockholders who wish to assert dissenters’ rights must, before the vote is taken, provide us with written notice of their intention to demand payment for their shares if the Continuation is effective. In addition, stockholders wishing to assert dissenting rights must not vote for the Continuation and must follow the steps set forth in the dissenters’ notice described below.

If the Continuation is authorized by our stockholders at the special meeting, we will send a written dissenters’ notice within ten (10) days after the effective date of the Continuation to all eligible stockholders who did not vote “FOR” the Continuation and who, before the vote was taken, gave written notice of their intent to demand payment for their shares of our common stock.

The notice will:

  state where the demand for payment must be sent and where and when stock certificates are to be deposited;

  inform the holders of shares of our common stock not represented by certificates to what extent the transfer of shares of our common stock will be restricted after the demand for payment is received;

  supply a form for demanding payment;

  set a date by which we must receive the demand for payment, which may not be less than thirty (30) or more than sixty (60) days after the date the notice is delivered; and

  be accompanied by a copy of NRS Sections 92A.300 through 92A.500.

An eligible stockholder to whom a dissenters’ notice is sent must, by the date set forth in the dissenters’ notice:

  demand payment;

  certify whether he or she acquired beneficial ownership of the shares of our common stock before the date required to be set forth in the dissenters’ notice for this certification; and

  deposit his or her certificates in accordance with the terms of the dissenters’ notice.

Eligible stockholders who do not demand payment or deposit their certificates where required, each by the date set forth in the dissenters’ notice, will not be entitled to demand payment for their shares of our common stock under the NRS governing dissenters’ rights.

Within thirty (30) days after receipt of a valid demand for payment, we will pay each dissenter who complied with the procedures described by the Nevada dissenters’ rights statute the amount we have estimated to be the fair value of the shares of our common stock, plus accrued interest. The payment will be accompanied by:

  our balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, a statement of income for that fiscal year, a statement of changes in stockholders’ equity for that fiscal year and the latest available interim financial statements, if any;

  a statement of our estimate of the fair value of the shares of our common stock;

  an explanation of how the interest was calculated;

  a statement of dissenters’ rights to demand payment under NRS Section 92A.480; and

  a copy of NRS Sections 92A.300 through 92A.500.

An eligible dissenter may notify us in writing of the dissenter’s own estimate of the fair value of the shares of our common stock and interest due, and demand payment based upon his or her estimate, less our estimated fair value payment, or reject the offer for payment made by us and demand payment of the fair value of the dissenter’s shares of our common stock and interest due if the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares of our common stock or that the interest due is incorrectly calculated. A dissenter waives his right to demand such payment unless the dissenter notifies us of his demand in writing within thirty (30) days after we have made or offered payment for the dissenter’s shares of our common stock.

If a demand for payment remains unsettled, we will commence a proceeding within sixty (60) days after receiving the demand for payment and petition the Nevada Court to determine the fair value of the shares of our common stock and accrued interest. If we do not commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded.

Each dissenter who is made a party to the proceeding is entitled to a judgment:

  for the amount, if any, by which the Nevada Court finds the fair value of the dissenter’s shares of our common stock, plus interest, exceeds the amount paid by us; or

  for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which we elected to withhold payment pursuant to Nevada law.

Under Nevada law, the fair value of a dissenter’s shares of stock means the value of the shares of our common stock immediately before the consummation of the Continuation, excluding any increase or decrease in value in anticipation of the Continuation unless excluding such increase or decrease is inequitable, and without discounting for lack of marketability or minority status. The value determined by the Nevada Court for a dissenter’s shares of our common stock could be more than, less than, or the same as the consideration we offer pursuant to the dissenters’ notice, but the form of consideration payable as a result of the dissent proceeding would be cash. The Nevada Court may, but it is not required, to appoint one or more appraisers to assist the Nevada Court in determining the fair market value of the shares of our common stock. Accordingly, no stockholder has a right to compel an appraisal of the shares of our common stock.

The Nevada Court will determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the Nevada Court. The Nevada Court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amounts the Nevada Court finds equitable, to the extent that the Nevada Court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The Nevada Court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

  against us in favor of all dissenters if the Nevada Court finds that we did not substantially comply with the Nevada dissenters’ rights statute; or

  against either us or a dissenter in favor of any other party, if the Nevada Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the dissenters’ rights provided under the Nevada dissenters’ rights statute.

If the Nevada Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

The foregoing summary of the material rights of eligible dissenting stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available dissenters’ rights. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the NRS.

Interests of Certain Persons to be Acted Upon

No director, officer, and no associate of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise in any matter elected upon at the special meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of April 19, 2013 by: (i) each of our directors and nominees, (ii) each of our named executive officers, and (iii) officers and directors as a group. Other than as described below, no person or group is known by us to beneficially own more than 5% of our outstanding shares of common stock. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock(1)
Directors and Officers
Common Stock	Benjamin Ainsworth Director, Chief Executive Officer, President and Secretary	1,161,917 shares Direct and Indirect(2)	1.7%
Common Stock	Kurt Bordian Chief Financial Officer and Treasurer	716,267 shares Direct(3)	1.0%
Common Stock	James E. Yates Director	1,266,067 shares Direct and Indirect(4)	1.8%
Common Stock	John Kerr Director	Nil	Nil
Common Stock	All Officers and Directors as a Group (4 persons)	3,144,251 shares	4.5%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock(1)
5% Stockholders
Common Stock	Cornucopia Holdings Limited Herrengasse 2 PO Box 562 Vaduz, Liechtenstein FL 9490	4,187,000 shares Direct	6.1%
Common Stock	Knightwall Invest Inc. 3076 Sir Francis Drakes Highway Road Town, Tortola BVI	4,937,500 shares Direct	7.2%
Common Stock	Centrum Bank AG Kirchstrasse 3 9490 Vaduz Principality of Liechtenstein	12,744,967 shares Direct	18.6%

Notes:
*	Less than 1%.
(1)

Applicable percentage of ownership is based on 68,696,934 shares of common stock outstanding as of April 19, 2013 together with securities exercisable or convertible into shares of Common Stock within 60 days of April 19, 2013 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 19, 2013 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)

The number of shares listed as beneficially owned by Mr. Ainsworth consists of: (i) 537,917 shares of common stock owned directly by Mr. Ainsworth; (ii) 150,000 shares held by Metamin Enterprises Inc., a company controlled by Mr. Ainsworth; and (iii) the option to purchase 474,000 shares of common stock at a price of $0.13 per share until August 20, 2014.

(3)

The number of shares listed as beneficially owned by Mr. Bordian consists of: (i) 321,267 shares of common stock owned directly by Mr. Bordian; and (ii) the option to purchase 395,000 shares of common stock at $0.13 per share until August 20, 2014.

(4)

The number of shares listed as beneficially owned by Mr. Yates consists of: (i) 484,067 shares of common stock owned directly by Mr. Yates; (ii) 466,000 shares of common stock held by Mr. Yates’ spouse; and (iii) the option to purchase 316,000 shares of common stock at a price of $0.13 per share until August 20, 2014.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages and titles are as follows:

NAME OF DIRECTOR / OFFICER	AGE	POSITION
Benjamin Ainsworth	71	Director, Chief Executive Officer, President and Secretary
Kurt Bordian	44	Chief Financial Officer and Treasurer
James E. Yates	70	Director
John Kerr	77	Director

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years:

Benjamin Ainsworth (Director, President and Secretary): On May 30, 2006, Mr. Benjamin Ainsworth was appointed as our Secretary and a member of our Board of Directors. Since November 7, 2007, Mr. Ainsworth has served as our President. On November 5, 2012, Mr. Ainsworth was appointed as our Chief Executive Officer.

Mr. Ainsworth is a senior geologist and mining consultant who has been involved in the mining industry for over thirty-five years. Mr. Ainsworth joined Placer Development in 1965 and held positions of Senior Geologist, Chief Geochemist, Exploration Manager – Eastern Canada, Exploration Manager – Chile, and President – Placer Chile, South America. Throughout the 1970’s, Mr. Ainsworth was involved in the design, budgeting and implementation of exploration programs that included large and small drill programs, geophysical surveys, geological mapping, geochemical surveys, and a full range of project evaluation studies.

Mr. Ainsworth is the principal, senior geologist and mining consultant of Ainsworth Jenkins Holdings Inc. The consulting firm has been responsible for concept, design and implementation of a number of exploration projects. Mr. Ainsworth is a director and/or executive officer of several public companies including Black Panther Mining Corp. (BPC.TSX.V), Alpha Minerals Inc. (AMW-TSX.V), Columbia Yukon Explorations Inc. (CYU-TSX.V), Sultan Minerals Inc. (SUL-TSX.V) and Dajin Resources Ltd. (DJI-TSX.V).

Mr. Ainsworth’s significant geological and mining experience will enable him to be a valuable contributor in advancing the exploration programs of Canyon’s mineral properties.

Kurt Bordian (Chief Financial Officer and Treasurer): Mr. Kurt Bordian was appointed as our Chief Financial Officer on January 6, 2006 and as our Treasurer on November 7, 2007. Mr. Bordian is responsible for our financial management functions. He has worked primarily in the mineral exploration and oil and gas industries over the past 12 years.

Mr. Bordian currently serves as a director or officer on a number mineral exploration and development companies, including: Chief Financial Officer of Alpha Minerals Inc. (AMW-TSX.V) since November 2006; director of Thor Explorations Ltd. (THX-TSX.V); director of Calypso Uranium Corp. (CLP-TSX.V) since April 2006 and former Chief Financial Officer from February 2006 to March 2007; and director of Palo Duro Energy Inc. (PDE-TSX.V) since August, 2006 and former Chief Financial Officer from August, 2006 to September, 2006.

Previously, Mr. Bordian has served as a director or officer on the following public companies: director of Legal Access Technologies Inc. from November 2004 to January 2006 and Chief Financial Officer from November 2004 to April 2005; Chief Financial Officer of Mexoro Minerals Ltd. from February 2007 to June 2007; director of Bordeaux Energy Inc. (BDO-TSX.V) from July 2006 to June 2007 and Chief Financial Officer from July 2006 to September 2006; Chief Financial Officer, Secretary and director of Black Tusk Minerals Inc. (BKTK-OTCBB) from August 2005 to September 2008; Chief Financial Officer of Gold Point Energy Corp. (GPE-TSX.V); and President, CEO and director of Magnate Ventures Inc. (MGV.H-NEX) from May, 2007 to August 2009.

Mr. Bordian is a Certified General Accountant in Canada, and holds a Bachelor of Commerce (Honors) Degree from the University of Manitoba.

James E. Yates (Director): Mr. Yates joined our Board of Directors on April 15, 2009. Mr. Yates has over twenty years experience in the mineral exploration industry and has served as a director and officer of several public mining companies. From 1982 to 1988 he was the Founder, President and Director of Hycroft Resources, which successfully brought the Crofoot Mine into production. Mr. Yates has overseen the corporate management and financing of a number of projects in North America including American Bullion Minerals, Zappa Resources, and Jersey Goldfields, having raised in excess of $20 million for mineral exploration development. Mr. Yates is currently a director of Alpha Minerals Inc. (AMW – TSX.V), a mineral exploration company focused on uranium exploration, and Nevada Geothermal Power Inc. (NGP – TSX.V), a company engaged in producing geothermal electrical power from geothermal resources in the United States.

Mr. Yates’ ability to finance and develop mining projects will provide Canyon with financial and development guidance in implementing its exploration programs on its mineral properties.

John Kerr (Director): John Kerr has served as a member of our Board of Directors since November 28, 2012. Mr. Kerr is currently a member of our advisory board.

Mr. Kerr graduated from the University of British Columbia in 1964 with a Bachelor of Applied Science (B.A.Sc) degree in Geological Engineering. He has participated in the mining industry continuously since graduation as an exploration geologist. His expertise is epithermal and sedex-hosted precious metal deposits in the southwest United States, strata controlled gold deposits and porphyry copper/gold/molybdenum deposits of the western Cordillera and VMS deposits in all areas of North America. Successful ventures include recognition and discovery of the Santa Fe gold mine, identification of the Calvada gold mine located on the northern boundary of the New Canyon property, and discovery of the Mindora gold/silver deposit, all located in Nevada. He is also credited with early identification of two VMS deposits at the Rambler Mine in Newfoundland and recognition of the Frasergold strata controlled gold deposit in British Columbia. Mr. Kerr has served as a director of numerous public companies and is currently a Director of Quaterra Resources (NYSE Amex: QMM, TSX.V: QTA) and Bravada Gold Corp (TSX-V:BVA).

During the early exploration of the Santa Fe and Calvada deposits (1973-1979), Mr Kerr familiarized himself with exploration endeavours on the Longshot Ridge copper skarn and the Copper Queen porphyry copper deposits on the New York Canyon Project. His knowledge of these deposits will provide invaluable input to ongoing development.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the board.

Family Relationships

There are no family relationships between our executive officers and directors. Other Significant Employees Other than our executive officers, we do not have any significant employees.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid to or earned by our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, as of our fiscal years ended June 30, 2012 and 2011:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Benjamin Ainsworth, Director, CEO, President and Secretary(1)	2012 2011	59,744 60,497	- -	- -	- -	- -	- -	- -	59,744 60,497
Kurt Bordian, CFO and Treasurer(2)	2012 2011	91,210 74,173	- -	- -	- -	- -	- -	- -	91,210 74,173
Anthony Harvey, Former Director, Chairman and CEO(1)	2012 2011	59,744 60,497	- -	- -	- -	- -	- -	- -	59,744 60,497

Notes:
(1)

Mr. Ainsworth is compensated for his services pursuant to a management consultant agreement dated December 1, 2007 among Canyon Copper, Ainsworth-Jenkins Holdings Inc. (“AJ Holdings”) and Mr. Ainsworth. Under the terms of the agreement, AJ Holdings is to be paid a consulting fee of CDN $5,000 per month.

(2)	Mr. Bordian, through his holding company, is compensated CDN $6,000 per month for his services as Chief Financial Officer and CDN $2,000 per month for various accounting and bookkeeping services.

Outstanding Equity Awards At Fiscal Year End

The following table provides information concerning unexercised options for each of our named executive officers, as that term is defined in Item 402(m)(2) of Regulation S-K, as of our fiscal year ended June 30, 2012:

Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Benjamin Ainsworth Director, CEO, President and Secretary	474,000 131,667(1)	- -	- -	$0.13 $0.95	Aug 20, 2014 Dec 2, 2012
Kurt Bordian CFO and Treasurer	395,000 131,667(1)	- -	- -	$0.13 $0.95	Aug 20, 2014 Dec 2, 2012
Anthony Harvey Former Director, Chairman and CEO	948,000 131,667(1)	- -	- -	$0.13 $0.95	Aug 20, 2014 Dec 2, 2012

Note:

(1)	These options expired on December 2, 2012.

Director Compensation

The following table sets forth the compensation paid to our directors for the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Nonqualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
James E. Yates	-	-	-	-	-	-	-
Bryan Wilson(1)	-	-	-	-	-	-	-

Note:
(1)	Bryan Wilson resigned as a director on November 23, 2012.

Related Party Transactions

None of the following parties has, during the past two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than as noted in this section:

(i)	Any of our directors or executive officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
(iv)	Any of our promoters; and
(v)	Any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Indebtedness

As at June 30, 2012, we are indebted to Mr. Harvey, our former CEO, Chairman and a director, in the principal amount of $513,757 (CDN $522,322) (2011 - $446,229 (CDN $413,209)). The indebtedness owed to Mr. Harvey consists of the following:

(a)	unpaid management fees of $269,873 (CDN $275,000) (2011 - $222,983 (CDN $215,000)). This amount is non-interest bearing, unsecured and due on demand.

(b)

loan of $73,602 (CDN $75,000) (2011 - $77,784 (CDN $75,000)) bearing interest at a rate of 15% per annum and was due on May 22, 2012. On May 17, 2012, we entered into an amendment agreement amending the terms of the loan to extend the term to May 22, 2014. As at June 30, 2012, we have accrued interest of $17,725 (CDN $18,062) (2011 - $7,033 (CDN $6,780)) in respect of this loan.

(c)

loan of $50,000 (2011 - $50,000), bearing interest at a rate of 15% per annum and was due on April 1, 2012. On May 17, 2012, we entered into an amendment agreement amending the terms of the loan to extend the term to April 1, 2014. As at June 30, 2012, we have accrued interest of $12,986 (2011- $5,466) in respect of this loan.

(d)

loan of $73,602 (CDN $75,000) (2011 - $77,784 (CDN $75,000)) bearing interest at a rate of 15% per annum and was due on July 1, 2012. On May 17, 2012, we entered into an amendment agreement amending the terms of the loan to extend the term to July 1, 2014. As at June 30, 2012, we have accrued interest of $15,970 (CDN $16,274) (2011 - $5,179 (CDN $4,993)) in respect of this loan.

As at June 30, 2012, we are indebted to Mr. Ainsworth, our CEO, President, Secretary and a member of Board of Directors, in the amount of $269,872 (CDN $275,000) (2011 - $222,983 (CDN $215,000)) for unpaid management fees. This amount is non-interest bearing, unsecured and due on demand.

Moonlight Property

On November 25, 2011, we entered into the Assignment Agreement with Metamin Enterprises Inc. (the “Assignor”), a company controlled by Benjamin Ainsworth, our CEO, President, Secretary and director, and Metamin Enterprises USA Inc. (the “Subsidiary”), a wholly owned subsidiary of the Assignor, whereby: (i) the Assignor assigned all of its right, title and interest in and to an option agreement dated September 20, 2010, as amended on February 18, 2011 and October 31, 2011, (the “Option Agreement”) between the Assignor and Lester Storey (the “Optionor”) in respect of a mineral property located in Plumas County, California (the “Moonlight Property”); and (ii) the Subsidiary transferred to us certain mineral claims held by the Subsidiary that form part of the Moonlight Property.

In consideration of the assignment, we agreed to:

(a)	pay to the Assignor the following cash payments:

	(i)	$15,000 on January 16, 2012, the date of approval from the TSX Venture Exchange (the “Exchange Approval Date”) (which amount has been paid);
	(ii)	$25,000 on or before February 18, 2012 (which amount has been paid);
	(iii)	$25,000 on or before February 18, 2013 (which amount has been paid by Sandfield);
	(iv)	an annual advanced royalty, deductible from any future royalty payments, of $15,000 commencing on February 18, 2014 and payable every year thereafter; and

(b)	issue to the Assignor the following shares of our common stock (“Shares”):

	(i)	75,000 Shares on the Exchange Approval Date (which shares have been issued);
	(ii)	75,000 Shares on or before February 18, 2012 (which shares have been issued);
	(iii)	150,000 Shares on or before February 18, 2013 (which shares have been issued by Sandfield); and
	(iv)	200,000 Shares on or before February 18, 2014.

We also reimbursed the Assignor approximately $90,000 for annual maintenance and exploration expenses previously incurred on the Moonlight Property by the Assignor. The Assignor will retain a 1% net smelter return on metals extracted from the Moonlight Property, which can be repurchased by us for $1,000,000, and a gross overriding royalty of 2.5% on receipts from the sale of industrial minerals.

Director Independence

Our common stock is listed on the TSX Venture Exchange, which requires us to have a minimum of two independent directors. For the purpose of determining director independence, we have adopted the independence requirements of Canadian National Instrument 52-110 – Audit Committees (“NI 52-110”) as we are a reporting issuer in the provinces of British Columbia and Alberta. NI 52-110 recommends that the Board of Directors of a public company be constituted with a majority of individuals who qualify as “independent” directors. An “independent” director is a director who has no direct or indirect material relationship with us. A material relationship is a relationship which could, in the view of the Board of Directors, reasonably interfere with the exercise of a director’s independent judgment. James E. Yates and John Kerr are independent directors, as aside from shares held by them, they have no ongoing interest or relationship with us other than serving as a director. Benjamin Ainsworth is not an independent director because of his position as CEO and President.

SCHEDULE “A” - PLAN OF CONVERSION

PLAN OF CONVERSION
of
CANYON COPPER CORP.
From a Nevada Corporation into a British Columbia Company

This Plan of Conversion shall govern the conversion of CANYON COPPER CORP. from a corporation organized under and governed by the laws of the State of Nevada into a company organized under and governed by the laws of the Province of British Columbia (the “Conversion”).

Name and Jurisdiction of Law of Constituent Entity	CANYON COPPER CORP.
Prior to Completing the Conversion (the “Constituent Entity”):	Nevada

Name and Jurisdiction of Law of Resulting Entity	CANYON COPPER CORP.
After Completing the Conversion (the “Resulting Entity”):	British Columbia

1.	Conversion to a British Columbia Company: The Constituent Entity shall effect the Conversion by causing:

(a)

articles of conversion (the “Articles of Conversion”) in such form as required by the provisions of Chapter 92A of the Nevada Revised Statutes (the “NRS”) to be properly executed and acknowledged and filed with the Nevada Secretary of State (the “NVSOS”) as provided in Chapter 92A of the NRS; and

(b)

articles of continuation (the “Articles of Continuation”) in such form as required by the provisions of the British Columbia Business Corporations Act (the “BCA”) to be properly executed and acknowledged, and filed with the British Columbia Registrar of Companies (“RegCo”) as provided in the BCA.

Upon the filing of the Articles of Continuation with RegCo, and upon satisfaction of any of the respective requirements of the applicable laws of the Province of British Columbia and the State of Nevada with respect to the Conversion, the Constituent Entity shall cease to be a Nevada corporation and shall become the Resulting Entity, being a British Columbia company. The effective time (the “Effective Time”) of the Conversion shall be the date and time on and at which the Conversion becomes effective under the laws of the State of Nevada or the date and time on and at which the Conversion becomes effective under the laws of the Province of British Columbia, whichever occurs later.

2.

Notice of Articles of Resulting Entity: Upon completion of the Conversion, the name of the Resulting Entity shall be “CANYON COPPER CORP.” and the total number of shares of stock that the Resulting Entity shall be authorized to issue shall be a no maximum number of common shares, without par value and a no maximum number of preferred shares, without par value. The Notice of Articles of the Resulting Entity to be filed with RegCo in connection with the Conversion are attached as Exhibit A to this Plan of Conversion and are incorporated by reference herein.

3.

Articles of Resulting Entity: Upon completion of the Conversion, the form of Articles of the Resulting Entity will be substantially in the form as set out in Exhibit B to this Plan of Conversion, and the said Articles shall be signed by one of the directors of the Resulting Entity.

4.

Directors and Officers of Resulting Entity: The existing directors and executive officers of the Constituent Entity immediately prior to the Effective Time shall continue to be the directors and executive officers of the Resulting Entity immediately after the Conversion is effected.

5.

Effect of Conversion: The Conversion will have the effects of Section 92A.250 of the NRS. Without limiting the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Constituent Entity will continue into the Resulting Entity without further act or deed, and all debts, liabilities of and duties of the Constituent Entity will become the debts, liabilities and duties of the Resulting Entity.

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6.	Conversion of Common Stock: At the Effective Time of the Conversion:

(a)

Each issued and outstanding share of the Constituent Entity’s common stock, par value $0.00001 per share, shall, without any action on the part of the stockholders thereof, be converted into and become one validly issued, fully paid and non-assessable common share of the Resulting Entity, without par value.

(b)

Each option to acquire shares of the Constituent Entity’s common stock shall, without any action on the part of the holders thereof, be converted into and become an equivalent option to acquire, on the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the optionee would have received had the optionee exercised such option in full immediately prior to the Effective Time (whether or not such option was then exercisable) and the exercise price per share under each option shall be equal to the exercise price per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such option.

(c)

Each warrant to acquire shares of the Constituent Entity’s common stock shall, without any action on the part of the holders thereof, be converted into and become an equivalent warrant to acquire, on the same terms and conditions, the number of common shares of common stock of the Constituent Entity that the warrantholder would have received had the warrantholder exercised such warrant in full immediately prior to the Effective Time (whether or not such warrant was then exercisable) and the exercise price per share under such warrant shall be equal to the exercise price per share thereunder immediately prior to the Effective Time, unless otherwise provided in the instrument granting such warrant.

(d)

Any other right, by contract or otherwise, to acquire shares of the Constituent Entity’s common stock shall, without any action on the part of the holder thereof, be converted into and become an equivalent right, by contract or otherwise, to acquire, on the same terms and conditions, the number of common shares of the Resulting Entity that is equal to the number of shares of common stock of the Constituent Entity that the holder would have received had the holder exercised such right in full immediately prior to the Effective Time (whether or not such right was then exercisable) and the exercise price per share under each such right shall be equal to the exercise price per share thereunder immediately prior to the Effective Time unless otherwise provided in the instrument granting such option.

7.	Conditions: The Plan of Conversion is subject to:

	(a)	Approval of the holders of a majority of the outstanding shares of common stock of the Constituent Entity;

	(b)	Approval of the TSX Venture Exchange; and

	(c)	No more than 5% of the issued and outstanding shares of common stock exercising the right to dissent in accordance with Chapter 92A of the NRS.

8.

Alterations: The Board of Directors of the Constituent Entity may amend this Plan of Conversion at any time prior to the Conversion, provided that an amendment subsequent to approval of the stockholders of the Constituent Entity shall not:

(a)

Alter or change the manner or the basis of exchanging stockholders’ shares of the Constituent Entity for stockholders’ shares, right to purchase stockholders’ shares or other securities of the Resulting Entity, or for cash or other property in whole or in part, or

	(b)	Alter or change any terms and conditions of this Plan of Conversion in a manner that adversely affects the stockholders of the Constituent Entity.

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9.

Termination: At any time prior to the Effective Time, this Plan of Conversion may be terminated and the Conversion contemplated hereby may be abandoned by the Board of Directors of the Constituent Entity, notwithstanding the approval of this Plan of Conversion by the stockholders of the Constituent Entity.

Dated as of the 19th day of April, 2013.

CANYON COPPER CORP.

Per: /s/ Benjamin Ainsworth
Benjamin Ainsworth,
CEO and President

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EXHIBIT A
To Plan Of Conversion Of
CANYON COPPER CORP.
From a Nevada Corporation to a British Columbia Company

Notice of Articles

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NOTICE OF ARTICLES

A NAME OF COMPANY

Set out the name of the company as set out in Item A of the Continuation Application.

CANYON COPPER CORP.

B TRANSLATION OF COMPANY NAME

Set out every translation of the company name that the company intends to use outside of Canada.

C DIRECTOR NAME(S) AND ADDRESS(ES)

Set out the full name, delivery address and mailing address (if different) of every director of the company. The director may select to provide either (a) the delivery address and, if different, the mailing address for the office at which the individual can usually be served with records between 9 a.m. and 4 p.m. on business days or (b) the delivery address and, if different, the mailing address of the individual's residence. The delivery address must not be a post office box. Attach an additional sheet if more space is required.

LAST NAME	FIRST NAME	MIDDLE NAME	
AINSWORTH	BENJAMIN		
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1377 Fernwood Crescent, North Vancouver	BC	Canada	V7P 1K6
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1377 Fernwood Crescent, North Vancouver	BC	Canada	V7P 1K6
LAST NAME	FIRST NAME	MIDDLE NAME	
YATES	JAMES	E.	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
371 Newdale Court, North Vancouver	BC	Canada	V7N 3H3
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
371 Newdale Court, North Vancouver	BC	Canada	V7N 3H3
LAST NAME	FIRST NAME	MIDDLE NAME	
KERR	JOHN	R.	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1155 Homer Street, #2602, Vancouver	BC	Canada	V6B 5T5
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
1155 Homer Street, #2602, Vancouver	BC	Canada	V6B 5T5
LAST NAME	FIRST NAME	MIDDLE NAME	
DELIVERY ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE
MAILING ADDRESS	PROVINCE/STATE	COUNTRY	POSTAL CODE/ZIP CODE

FORM 16/WEB Rev. 2012 / 05 / 23

NOA Page 1

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EXHIBIT B
To Plan Of Conversion Of
CANYON COPPER CORP.
From a Nevada Corporation to a British Columbia Company

Articles

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Articles
of
CANYON COPPER CORP.

Continuation number: ___________

1.          INTERPRETATION

1.1        Definitions

In these Articles, the following words and phrases have the meanings set out beside them:

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(1)	“board of directors”, “directors” and “board” mean the directors or sole director of the Company for the time being;

(2)

“Business Corporations Act” means the Business Corporations Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(3)	“Company” means the company whose name is set out at the top of page 1, being the company which has adopted these Articles;

(4)

“Interpretation Act” means the Interpretation Act (British Columbia) from time to time in force and all amendments thereto and includes all regulations and amendments thereto made pursuant to that Act;

(4)	“legal personal representative” means the personal or other legal representative of the shareholder;

(5)	“registered address” of a shareholder means the shareholder’s address as recorded in the central securities register;

(6)	“seal” means the seal of the Company, if any.

1.2        Business Corporations Act and Interpretation Act Definitions Applicable

The definitions in the Business Corporations Act and the definitions and rules of construction in the Interpretation Act, with the necessary changes, so far as applicable, and unless the context requires otherwise, apply to these Articles as if they were an enactment. If there is a conflict between a definition in the Business Corporations Act and a definition or rule in the Interpretation Act relating to a term used in these Articles, the definition in the Business Corporations Act will prevail in relation to the use of the term in these Articles. If there is a conflict between these Articles and the Business Corporations Act, the Business Corporations Act will prevail.

2.          SHARES AND SHARE CERTIFICATES

2.1        Authorized Share Structure

The authorized share structure of the Company consists of shares of the kinds, classes and, if any, series described in the Notice of Articles of the Company.

2.2        Form of Share Certificate

Each share certificate issued by the Company must comply with, and be signed as required by, the Business Corporations Act.

2.3        Shareholder Entitled to Certificate or Acknowledgment

Each shareholder is entitled, without charge, to (a) one share certificate representing the shares of each class or series of shares registered in the shareholder’s name or (b) a non-transferable written acknowledgment of the shareholder’s right to obtain such a share certificate, but in respect of a share held jointly by several persons, the Company is not bound to issue more than one share certificate and delivery of a share certificate for a share to one of several joint shareholders or to one of the shareholders’ duly authorized agents will be sufficient delivery to all.

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2.4        Delivery by Mail

Any share certificate or non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate may be sent to the shareholder by mail at the shareholder’s registered address and neither the Company nor any director, officer or agent of the Company is liable for any loss to the shareholder because the share certificate or acknowledgement is lost in the mail or stolen.

2.5        Replacement of Worn Out or Defaced Certificate or Acknowledgement

If the directors are satisfied that a share certificate or a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate is worn out or defaced, they must, on production to them of the share certificate or acknowledgment, as the case may be, and on such other terms, if any, as they think fit:

(1)	order the share certificate or acknowledgment, as the case may be, to be cancelled; and

(2)	issue a replacement share certificate or acknowledgment, as the case may be.

2.6        Replacement of Lost, Stolen or Destroyed Certificate or Acknowledgment

If a share certificate or a non-transferable written acknowledgment of a shareholder’s right to obtain a share certificate is lost, stolen or destroyed, a replacement share certificate or acknowledgment, as the case may be, must be issued to the person entitled to that share certificate or acknowledgment, as the case may be, if the directors receive:

(1)	proof satisfactory to them that the share certificate or acknowledgment is lost, stolen or destroyed; and

(2)	any indemnity the directors consider adequate.

2.7        Splitting Share Certificates

If a shareholder surrenders a share certificate to the Company with a written request that the Company issue in the shareholder’s name two or more share certificates, each representing a specified number of shares and in the aggregate representing the same number of shares as the share certificate so surrendered, the Company must cancel the surrendered share certificate and issue replacement share certificates in accordance with that request.

2.8        Certificate Fee

There must be paid to the Company, in relation to the issue of any share certificate under Articles 2.5, 2.6 or 2.7, the amount, if any and which must not exceed the amount prescribed under the Business Corporations Act, determined by the directors.

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2.9        Recognition of Trusts

Except as required by law or statute or these Articles, no person will be recognized by the Company as holding any share upon any trust, and the Company is not bound by or compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or fraction of a share or (except as by law or statute or these Articles provided or as ordered by a court of competent jurisdiction) any other rights in respect of any share except an absolute right to the entirety thereof in the shareholder.

3.          ISSUE OF SHARES

3.1        Directors Authorized

Subject to the rights of the holders of issued shares of the Company, the Company may allot, sell, issue and otherwise dispose of the unissued shares, and issued shares held by the Company, at the times, to the persons, including directors, in the manner, on the terms and conditions and for the issue prices (including any premium at which shares with par value may be issued) that the directors may determine. The issue price for a share with par value must be equal to or greater than the par value of the share.

3.2        Commissions and Discounts

The Company may pay at any time a reasonable commission or allow a reasonable discount to any person in consideration of that person purchasing or agreeing to purchase shares of the Company from the Company or any other person or procuring or agreeing to procure purchasers for shares of the Company.

3.3        Brokerage

The Company may pay such brokerage fee or other consideration as may be lawful for or in connection with the sale or placement of its securities.

3.4        Conditions of Issue

Except as provided for by the Business Corporations Act, no share may be issued until it is fully paid. A share is fully paid when:

(1)	consideration is provided to the Company for the issue of the share by one or more of the following:

	(a)	past services performed for the Company;

	(b)	property;

	(c)	money; and

(2)	the value of the consideration received by the Company equals or exceeds the issue price set for the share under Article 3.1.

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3.5        Share Purchase Warrants and Rights

The Company may issue share purchase warrants, options and rights upon such terms and conditions as the directors determine, which share purchase warrants, options and rights may be issued alone or in conjunction with debentures, debenture stock, bonds, shares or any other securities issued or created by the Company from time to time.

4.          SHARE REGISTERS

4.1        Central Securities Register

The Company must maintain in British Columbia a central securities register as required by the Business Corporations Act. The directors may appoint:

(1)	an agent to maintain the central securities register; and

(2)

one or more agents, including the agent which keeps the central securities register, as transfer agent for its shares or any class or series of its shares, as the case may be, and the same or another agent as registrar for its shares or such class or series of its shares.

The directors may terminate such appointment of any agent at any time and may appoint another agent in its place.

4.2        Closing Register

The Company must not at any time close its central securities register.

5.          SHARE TRANSFERS

5.1        Registering Transfers

A transfer of a share of the Company must not be registered unless:

(1)	a duly signed instrument of transfer in respect of the share has been received by the Company;

(2)	if a share certificate has been issued by the Company in respect of the share to be transferred, that share certificate has been surrendered to the Company; and

(3)

if a non-transferable written acknowledgment of the shareholder’s right to obtain a share certificate has been issued by the Company in respect of the share to be transferred, that acknowledgment has been surrendered to the Company.

5.2        Form of Instrument of Transfer

The instrument of transfer in respect of any share of the Company must be either in the form, if any, on the back of the Company’s share certificates or in any other form that may be approved by the directors from time to time.

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5.3        Transferor Remains Shareholder

Except to the extent that the Business Corporations Act otherwise provides, the transferor of shares is deemed to remain the holder of the shares until the name of the transferee is entered in a securities register of the Company in respect of the transfer.

5.4        Signing of Instrument of Transfer

If a shareholder, or their duly authorized attorney, signs an instrument of transfer in respect of shares registered in the name of the shareholder, the signed instrument of transfer constitutes a complete and sufficient authority to the Company and its directors, officers and agents to register the number of shares specified in the instrument of transfer or specified in any other manner, or, if no number is specified, all the shares represented by the share certificates or set out in the written acknowledgments deposited with the instrument of transfer:

(1)	in the name of the person named as transferee in that instrument of transfer; or

(2)	if no person is named as transferee in that instrument of transfer, in the name of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered.

5.5        Enquiry as to Title Not Required

Neither the Company nor any director, officer or agent of the Company is bound to inquire into the title of the person named in the instrument of transfer as transferee or, if no person is named as transferee in the instrument of transfer, of the person on whose behalf the instrument is deposited for the purpose of having the transfer registered or is liable for any claim related to registering the transfer by the shareholder or by any intermediate owner or holder of the shares, of any interest in the shares, of any share certificate representing such shares or of any written acknowledgment of a right to obtain a share certificate for such shares.

5.6        Transfer Fee

There must be paid to the Company, in relation to the registration of any transfer, the amount, if any, determined by the directors.

6.          TRANSMISSION OF SHARES

6.1        Legal Personal Representative Recognized on Death

In case of the death of a shareholder, the legal personal representative, or if the shareholder was a joint holder, the surviving joint holder, will be the only person recognized by the Company as having any title to the shareholder’s interest in the shares. Before recognizing a person as a legal personal representative, the directors may require proof of appointment by a court of competent jurisdiction, a grant of letters probate, letters of administration or such other evidence or documents as the directors consider appropriate.

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6.2        Rights of Legal Personal Representative

The legal personal representative has the same rights, privileges and obligations that attach to the shares held by the shareholder, including the right to transfer the shares in accordance with these Articles, provided the documents required by the Business Corporations Act and the directors have been deposited with the Company.

7.          PURCHASE OF SHARES

7.1        Company Authorized to Purchase Shares

Subject to Article 7.2 and the special rights and restrictions attached to the shares of any class or series, the Company, if authorized by the directors, may purchase or otherwise acquire any of its shares at the price and upon the terms specified in such resolution.

7.2        Purchase When Insolvent

The Company must not make a payment or provide any other consideration to purchase or otherwise acquire any of its shares if there are reasonable grounds for believing that:

(1)	the Company is insolvent; or

(2)	making the payment or providing the consideration would render the Company insolvent.

7.3        Sale and Voting of Purchased Shares

If the Company retains a share redeemed, purchased or otherwise acquired by it, the Company may sell, gift or otherwise dispose of the share, but, while such share is held by the Company, it:

(1)	is not entitled to vote the share at a meeting of its shareholders;

(2)	must not pay a dividend in respect of the share; and

(3)	must not make any other distribution in respect of the share.

8.          BORROWING POWERS

The Company, if authorized by the directors, may:

(1)	borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

(2)

issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

(3)	guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

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(4)

mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

9.          ALTERATIONS

9.1        Alteration of Authorized Share Structure

Subject to Article 9.2, the Company may by:

(1)	a resolution of its board of directors

(a)

increase, reduce or eliminate the maximum number of shares that the Company is authorized to issue out of any class or series of shares or establish a maximum number of shares that the Company is authorized to issue out of any class or series of shares for which no maximum is established;

	(b)	change all or any of its unissued, or fully paid issued, shares with par value into shares without par value or any of its unissued shares without par value into shares with par value; and

	(c)	alter the identifying name of any of its shares.

(2)	an ordinary resolution:

	(a)	create one or more classes or series of shares or, if none of the shares of a class or series of shares are allotted or issued, eliminate that class or series of shares;

	(b)	subdivide or consolidate all or any of its unissued, or fully paid issued, shares; and

	(c)	if the Company is authorized to issue shares of a class of shares with par value:

(i) decrease the par value of those shares; and

(ii) if none of the shares of that class of shares are allotted or issued, increase the par value of those shares.

(3)	a special resolution, otherwise alter its shares or authorized share structure when required or permitted to do so by the Business Corporations Act.

9.2        Special Rights and Restrictions

The Company may by ordinary resolution:

(1)

create special rights or restrictions for, and attach those special rights or restrictions to, the shares of any class or series of shares, unless any of those shares have been issued in which case the Company may do so only by special resolution; or

(2)

vary or delete any special rights or restrictions attached to the shares of any class or series of shares, unless any of those shares have been issued in which case the Company may do so only by special resolution.

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9.3        Change of Name

The Company may by a resolution of its board of directors authorize an alteration of its Notice of Articles to change its name or adopt or change any translation of that name.

9.4        Other Alterations

If the Business Corporations Act does not specify the type of resolution and these Articles do not specify another type of resolution, the Company may by special resolution alter these Articles.

10.        MEETINGS OF SHAREHOLDERS

10.1      Annual General Meetings

The Company must, unless an annual general meeting is deferred or waived in accordance with the Business Corporations Act, hold its first annual general meeting following incorporation, amalgamation or continuation within 18 months after the date on which it was incorporated or otherwise created and recognized, and after that must hold an annual general meeting at least once in each calendar year and not more than 15 months after the last annual reference date at such time and place as may be determined by the directors; and

10.2      Resolution Instead of Annual General Meeting

If all the shareholders entitled to vote at an annual general meeting consent by a unanimous resolution under the Business Corporations Act to all of the business required to be transacted at that annual general meeting, the meeting is deemed to have been held on the date of the unanimous resolution. The shareholders must, in any unanimous resolution passed under this Article 10.2, select as the Company’s annual reference date a date that would be appropriate for the holding of the applicable annual general meeting.

10.3      Calling and Location of Meetings of Shareholders

The directors may, whenever they think fit, call a meeting of shareholders to be held in British Columbia, Calgary, Alberta or Toronto, Ontario or at such other location as may be approved by the Registar of Companies at such time and place as may be determined by the directors.

10.4      Notice for Meetings of Shareholders

The Company must send notice of the date, time and location of any meeting of shareholders, in the manner provided in these Articles, or in such other manner, if any, as may be prescribed by ordinary resolution (whether previous notice of the resolution has been given or not), to each shareholder entitled to attend the meeting, to each director and to the auditor of the Company, unless these Articles otherwise provide, at least the following number of days before the meeting:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

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10.5      Record Date for Notice

The directors may set a date as the record date for the purpose of determining shareholders entitled to notice of any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. The record date must not precede the date on which the meeting is held by fewer than:

(1)	if and for so long as the Company is a public company, 21 days;

(2)	otherwise, 10 days.

If no record date is set, it is 5:00 p.m. on the business day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.6      Record Date for Voting

The directors may set a date as the record date for the purpose of determining shareholders entitled to vote at any meeting of shareholders. The record date must not precede the date on which the meeting is to be held by more than two months or, in the case of a general meeting requisitioned by shareholders under the Business Corporations Act, by more than four months. If no record date is set, the record date is 5 p.m. on the day immediately preceding the first date on which the notice is sent or, if no notice is sent, the beginning of the meeting.

10.7      Failure to Give Notice and Waiver of Notice

The accidental omission to send notice of any meeting to, or the non-receipt of any notice by, any of the persons entitled to notice does not invalidate any proceedings at that meeting. Any person entitled to notice of a meeting of shareholders may, in writing or otherwise, waive or reduce the period of notice of such meeting.

10.8      Notice of Special Business at Meetings of Shareholders

If a meeting of shareholders is to consider special business within the meaning of Article 11.1, the notice of meeting must:

(1)	state the general nature of the special business; and

(2)

if the special business includes considering, approving, ratifying, adopting or authorizing any document or the signing of or giving of effect to any document, have attached to it a copy of the document or state that a copy of the document will be available for inspection by shareholders:

	(a)	at the Company’s records office, or at such other reasonably accessible location in British Columbia as is specified in the notice; and

	(b)	during statutory business hours on any one or more specified days before the day set for the holding of the meeting.

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11.        PROCEEDINGS AT MEETINGS OF SHAREHOLDERS

11.1      Special Business

At a meeting of shareholders, the following business is special business:

(1)	at a meeting of shareholders that is not an annual general meeting, all business is special business except business relating to the conduct of or voting at the meeting;

(2)	at an annual general meeting, all business is special business except for the following:

	(a)	business relating to the conduct of or voting at the meeting;

	(b)	consideration of any financial statements of the Company presented to the meeting;

	(c)	consideration of any reports of the directors or auditor;

	(d)	the setting or changing of the number of directors;

	(e)	the election or appointment of directors;

	(f)	the appointment of an auditor;

	(g)	the setting of the remuneration of an auditor;

	(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

	(i)	any other business which, under these Articles or the Business Corporations Act, may be transacted at a meeting of shareholders without prior notice of the business being given to the shareholders.

11.2      Special Majority

The majority of votes required for the Company to pass a special resolution at a meeting of shareholders is two-thirds of the votes cast on the resolution.

11.3      Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders who are present in person or represented by proxy.

11.4      One Shareholder May Constitute Quorum

If there is only one shareholder entitled to vote at a meeting of shareholders:

(1)	the quorum is one person who is, or who represents by proxy, that shareholder, and

(2)	that shareholder, present in person or by proxy, may constitute the meeting.

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11.5      Other Persons May Attend

The directors, the president (if any), the secretary (if any), the assistant secretary (if any), any lawyer for the Company, the auditor of the Company and any other persons invited by the directors are entitled to attend any meeting of shareholders, but if any of those persons does attend a meeting of shareholders, that person is not to be counted in the quorum and is not entitled to vote at the meeting unless that person is a shareholder or proxy holder entitled to vote at the meeting.

11.6      Requirement of Quorum

No business, other than the election of a chair of the meeting and the adjournment of the meeting, may be transacted at any meeting of shareholders unless a quorum of shareholders entitled to vote is present at the commencement of the meeting, but such quorum need not be present throughout the meeting.

11.7      Lack of Quorum

If, within one-half hour from the time set for the holding of a meeting of shareholders, a quorum is not present:

(1)	in the case of a general meeting requisitioned by shareholders, the meeting is dissolved, and

(2)	in the case of any other meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place.

11.8      Lack of Quorum at Succeeding Meeting

If, at the meeting to which the meeting referred to in Article 11.7(2) was adjourned, a quorum is not present within one-half hour from the time set for the holding of the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

11.9      Chair

The following individuals are entitled to preside as chair at a meeting of shareholders:

(1)	the chair of the board, if any; or

(2)	if the chair of the board is absent or unwilling to act as chair of the meeting, the first of the following individuals to agree to act as chair: the president, if any.

11.10    Selection of Alternate Chair

If, at any meeting of shareholders, the chair of the board or president are not present within 15 minutes after the time set for holding the meeting, or if the chair of the board and the president are unwilling to act as chair of the meeting, or if the chair of the board and the president have advised the secretary, if any, or any director present at the meeting, that they will not be present at the meeting, one of the chief executive officer, the chief financial officer, a vice-president, the secretary or the Company’s legal counsel may act as chair of the meeting and, failing them, the directors present must choose one of their number to be chair of the meeting or if all of the directors present decline to take the chair or fail to so choose or if no director is present, the shareholders entitled to vote at the meeting who are present in person or by proxy may choose any person present at the meeting to chair the meeting.

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11.11    Adjournments

The chair of a meeting of shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place, but no business may be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

11.12    Notice of Adjourned Meeting

It is not necessary to give any notice of an adjourned meeting or of the business to be transacted at an adjourned meeting of shareholders except that, when a meeting is adjourned for 30 days or more, notice of the adjourned meeting must be given as in the case of the original meeting.

11.13    Decisions by Show of Hands or Poll

Every motion put to a vote at a meeting of shareholders will be decided on a show of hands unless a poll, before or on the declaration of the result of the vote by show of hands, is directed by the chair or demanded by at least one shareholder entitled to vote who is present in person or by proxy.

11.14    Declaration of Result

The chair of a meeting of shareholders must declare to the meeting the decision on every question in accordance with the result of the show of hands or the poll, as the case may be, and that decision must be entered in the minutes of the meeting. A declaration of the chair that a resolution is carried by the necessary majority or is defeated is, unless a poll is directed by the chair or demanded under Article 11.13, conclusive evidence without proof of the number or proportion of the votes recorded in favour of or against the resolution.

11.15    Motion Need Not be Seconded

No motion proposed at a meeting of shareholders need be seconded unless the chair of the meeting rules otherwise, and the chair of any meeting of shareholders is entitled to propose or second a motion.

11.16    Casting Vote

In case of an equality of votes, the chair of a meeting of shareholders does not, either on a show of hands or on a poll, have a second or casting vote in addition to the vote or votes to which the chair may be entitled as a shareholder.

11.17    Manner of Taking Poll

Subject to Article 11.18, if a poll is duly demanded at a meeting of shareholders:

(1)	the poll must be taken:

	(a)	at the meeting, or within seven days after the date of the meeting, as the chair of the meeting directs; and

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(b)	in the manner, at the time and at the place that the chair of the meeting directs;

(2)	the result of the poll is deemed to be the decision of the meeting at which the poll is demanded; and

(3)	the demand for the poll may be withdrawn by the person who demanded it.

11.18    Demand for Poll on Adjournment

A poll demanded at a meeting of shareholders on a question of adjournment must be taken immediately at the meeting.

11.19    Chair Must Resolve Dispute

In the case of any dispute as to the admission or rejection of a vote given on a poll, the chair of the meeting must determine the dispute, and their determination made in good faith is final and conclusive.

11.20    Casting of Votes

On a poll, a shareholder entitled to more than one vote need not cast all the votes in the same way.

11.21    Demand for Poll

No poll may be demanded in respect of the vote by which a chair of a meeting of shareholders is elected.

11.22    Demand for Poll Not to Prevent Continuance of Meeting

The demand for a poll at a meeting of shareholders does not, unless the chair of the meeting so rules, prevent the continuation of a meeting for the transaction of any business other than the question on which a poll has been demanded.

11.23    Retention of Ballots and Proxies

The Company must, for at least three months after a meeting of shareholders, keep each ballot cast on a poll and each proxy voted at the meeting at its records office, and, during that period, make them available for inspection during normal business hours by any shareholder or proxyholder entitled to vote at the meeting. At the end of such three month period, the Company may destroy such ballots and proxies.

12.        VOTES OF SHAREHOLDERS

12.1      Number of Votes by Shareholder or by Shares

Subject to any special rights or restrictions attached to any shares and to the restrictions imposed on joint shareholders under Article 12.3:

(1)	on a vote by show of hands, every person present who is a shareholder or proxy holder and entitled to vote on the matter has one vote; and

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(2)

on a poll, every shareholder entitled to vote on the matter has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

12.2      Votes of Persons in Representative Capacity

A person who is not a shareholder may vote at a meeting of shareholders, whether on a show of hands or on a poll, and may appoint a proxy holder to act at the meeting, if, before doing so, the person satisfies the chair of the meeting, or the directors, that the person is a legal personal representative or a trustee in bankruptcy for a shareholder who is entitled to vote at the meeting.

12.3      Votes by Joint Holders

If there are joint shareholders registered in respect of any share:

(1)	any one of the joint shareholders may vote at any meeting, either personally or by proxy, in respect of the share as if that joint shareholder were solely entitled to it; or

(2)

if more than one of the joint shareholders is present at any meeting, personally or by proxy, and more than one of them votes in respect of that share, then only the vote of the joint shareholder present whose name stands first on the central securities register in respect of the share will be counted.

12.4      Legal Personal Representatives as Joint Shareholders

Two or more legal personal representatives of a shareholder in whose sole name any share is registered are, for the purposes of Article 12.3, deemed to be joint shareholders.

12.5      Representative of a Corporate Shareholder

If a corporation, that is not a subsidiary of the Company, is a shareholder, that corporation may appoint a person to act as its representative at any meeting of shareholders of the Company, and:

(1)	for that purpose, the instrument appointing a representative must:

(a)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice for the receipt of proxies, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

	(b)	be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting;

(2)	if a representative is appointed under this Article 12.5:

(a)

the representative is entitled to exercise in respect of and at that meeting the same rights on behalf of the corporation that the representative represents as that corporation could exercise if it were a shareholder who is an individual, including, without limitation, the right to appoint a proxy holder; and

	(b)	the representative, if present at the meeting, is to be counted for the purpose of forming a quorum and is deemed to be a shareholder present in person at the meeting.

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Evidence of the appointment of any such representative may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

12.6      Proxy Provisions Do Not Apply to All Companies

Articles 12.9 and 12.12 do not apply to the Company if and for so long as it is a public company or a pre-existing reporting company which has the Statutory Reporting Company Provisions as part of its Articles or to which the Statutory Reporting Company Provisions apply.

12.7      Appointment of Proxy Holders

Every shareholder of the Company, including a corporation that is a shareholder but not a subsidiary of the Company, entitled to vote at a meeting of shareholders of the Company may, by proxy, appoint one or more (but not more than five) proxy holders to attend and act at the meeting in the manner, to the extent and with the powers conferred by the proxy.

12.8      Alternate Proxy Holders

A shareholder may appoint one or more alternate proxy holders to act in the place of an absent proxy holder.

12.9      When Proxy Holder Need Not Be Shareholder

Subject to Article 12.6, a person must not be appointed as a proxy holder unless the person is a shareholder, although a person who is not a shareholder may be appointed as a proxy holder if:

(1)	the person appointing the proxy holder is a corporation or a representative of a corporation appointed under Article 12.5;

(2)	the Company has at the time of the meeting for which the proxy holder is to be appointed only one shareholder entitled to vote at the meeting; or

(3)

the shareholders present in person or by proxy at and entitled to vote at the meeting for which the proxy holder is to be appointed, by a resolution on which the proxy holder is not entitled to vote but in respect of which the proxy holder is to be counted in the quorum, permit the proxy holder to attend and vote at the meeting.

12.10    Deposit of Proxy

A proxy for a meeting of shareholders must:

(1)

be received at the registered office of the Company or at any other place specified, in the notice calling the meeting, for the receipt of proxies, at least the number of business days specified in the notice, or if no number of days is specified, two business days before the day set for the holding of the meeting; or

(2)	unless the notice provides otherwise, be provided, at the meeting, to the chair of the meeting or to a person designated by the chair of the meeting.

A proxy may be sent to the Company by written instrument, fax or any other method of transmitting legibly recorded messages.

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12.11    Validity of Proxy Vote

A vote given in accordance with the terms of a proxy is valid notwithstanding the death or incapacity of the shareholder giving the proxy and despite the revocation of the proxy or the revocation of the authority under which the proxy is given, unless notice in writing of that death, incapacity or revocation is received:

(1)	at the registered office of the Company, at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	by the chair of the meeting, before the vote is taken.

12.12    Form of Proxy

Subject to Article 12.6, a proxy, whether for a specified meeting or otherwise, must be either in the following form or in any other form approved by the directors or the chair of the meeting:

[name of company]
(the “Company”)

The undersigned, being a shareholder of the Company, hereby appoints [name] or, failing that person, [name], as proxy holder for the undersigned to attend, act and vote for and on behalf of the undersigned at the meeting of shareholders of the Company to be held on [month, day, year] and at any adjournment of that meeting. Number of shares in respect of which this proxy is given (if no number is specified, then this proxy if given in respect of all shares registered in the name of the shareholder): _____________________

Signed [month, day, year]

[Signature of shareholder]

[Name of shareholder—printed]

12.13    Revocation of Proxy

Every proxy may be revoked by an instrument in writing that is:

(1)	received at the registered office of the Company at any time up to and including the last business day before the day set for the holding of the meeting at which the proxy is to be used; or

(2)	provided, at the meeting, to the chair of the meeting.

12.14    Revocation of Proxy Must Be Signed

An instrument referred to in Article 12.13 must be signed as follows:

(1)	if the shareholder for whom the proxy holder is appointed is an individual, the instrument must be signed by the shareholder or their legal personal representative or trustee in bankruptcy;

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(2)	if the shareholder for whom the proxy holder is appointed is a corporation, the instrument must be signed by the corporation or by a representative appointed for the corporation under Article 12.5.

12.15    Production of Evidence of Authority to Vote

The chair of any meeting of shareholders may, but need not, inquire into the authority of any person to vote at the meeting and may, but need not, demand from that person production of evidence as to the existence of the authority to vote.

13.        DIRECTORS

13.1      First Directors; Number of Directors

The directors, or the first directors after the Company being incorporated, amalgamated or continued, are the persons designated as directors of the Company in the Notice of Articles that applies to the Company when it is recognized under the Business Corporations Act. The number of directors, excluding additional directors appointed under Article 14.8, is set at:

(1)	subject to paragraphs (2) and (3), the number of directors that is equal to the number of the Company’s first directors;

(2)	if the Company is a public company, the greater of three and the most recently set of:

	(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

	(b)	the number of directors set under Article 14.4;

(3)	if the Company is not a public company, the most recently set of:

	(a)	the number of directors set by ordinary resolution (whether or not previous notice of the resolution was given); and

	(b)	the number of directors set under Article 14.4.

13.2      Change in Number of Directors

If the number of directors is set under Articles 13.1(2)(a) or 13.1(3)(a):

(1)	the shareholders may elect or appoint the directors needed to fill any vacancies in the board of directors up to that number;

(2)

if the shareholders do not elect or appoint the directors needed to fill any vacancies in the board of directors up to that number contemporaneously with the setting of that number, then the directors may appoint, or the shareholders may elect or appoint, directors to fill those vacancies.

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13.3      Directors’ Acts Valid Despite Vacancy

An act or proceeding of the directors is not invalid merely because fewer than the number of directors set or otherwise required under these Articles is in office.

13.4      Qualifications of Directors

A director is not required to hold a share in the capital of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as a director.

13.5      Remuneration of Directors

The directors are entitled to the remuneration for acting as directors, if any, as the directors may from time to time determine. If they so decide, the remuneration, if any, of the directors will be determined by the shareholders. That remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company as such, who is also a director.

13.6      Reimbursement of Expenses of Directors

The Company must reimburse each director for the reasonable expenses they may incur in and about the business of the Company.

13.7      Special Remuneration for Directors

If any director performs any professional or other services for the Company that in the opinion of the directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about the Company’s business, they may be paid remuneration fixed by the directors, or, at the option of that director, fixed by ordinary resolution, and such remuneration may be either in addition to, or in substitution for, any other remuneration that they may be entitled to receive.

13.8      Gratuity, Pension or Allowance on Retirement of Director

Unless otherwise determined by ordinary resolution, the directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with the Company or to their spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

14.        ELECTION AND REMOVAL OF DIRECTORS

14.1      Election at Annual General Meeting

At every annual general meeting and in every unanimous resolution contemplated by Article 10.2:

(1)

the shareholders entitled to vote at the annual general meeting for the election of directors must elect, or in the unanimous resolution appoint, a board of directors consisting of the number of directors for the time being set under these Articles; and

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(2)	all the directors cease to hold office immediately before the election or appointment of directors under paragraph (1), but are eligible for re-election or re-appointment.

14.2      Consent to be a Director

No election, appointment or designation of an individual as a director is valid unless:

(1)	that individual consents to be a director in the manner provided for in the Business Corporations Act;

(2)	that individual is elected or appointed at a meeting at which the individual is present and the individual does not refuse, at the meeting, to be a director; or

(3)	with respect to first directors, the designation is otherwise valid under the Business Corporations Act.

14.3      Failure to Elect or Appoint Directors

If:

(1)

the Company fails to hold an annual general meeting, and all the shareholders who are entitled to vote at an annual general meeting fail to pass the unanimous resolution contemplated by Article 10.2, on or before the date by which the annual general meeting is required to be held under the Business Corporations Act; or

(2)	the shareholders fail, at the annual general meeting or in the unanimous resolution contemplated by Article 10.2, to elect or appoint any directors;

then each director then in office continues to hold office until the earlier of:

(3)	the date on which their successor is elected or appointed; and

(4)	the date on which they otherwise cease to hold office under the Business Corporations Act or these Articles.

14.4      Places of Retiring Directors Not Filled

If, at any meeting of shareholders at which there should be an election of directors, the places of any of the retiring directors are not filled by that election, those retiring directors who are not reelected and who are asked by the newly elected directors to continue in office will, if willing to do so, continue in office to complete the number of directors for the time being set pursuant to these Articles until further new directors are elected at a meeting of shareholders convened for that purpose. If any such election or continuance of directors does not result in the election or continuance of the number of directors for the time being set pursuant to these Articles, the number of directors of the Company is deemed to be set at the number of directors actually elected or continued in office.

14.5      Directors May Fill Casual Vacancies

Any casual vacancy occurring in the board of directors may be filled by the directors.

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14.6      Remaining Directors Power to Act

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or for any other purpose.

14.7      Shareholders May Fill Vacancies

If the Company has no directors or fewer directors in office than the number set pursuant to these Articles as the quorum of directors, the shareholders may elect or appoint directors to fill any vacancies on the board of directors.

14.8      Additional Directors

Notwithstanding Articles 13.1 and 13.2, between annual general meetings or unanimous resolutions contemplated by Article 10.2, the directors may appoint one or more additional directors, but the number of additional directors appointed under this Article 14.8 must not at any time exceed:

(1)	one-third of the number of first directors, if, at the time of the appointments, one or more of the first directors have not yet completed their first term of office; or

(2)	in any other case, one-third of the number of the current directors who were elected or appointed as directors other than under this Article 14.8.

Any director so appointed ceases to hold office immediately before the next election or appointment of directors under Article 14.1(1), but is eligible for re-election or re-appointment.

14.9      Ceasing to be a Director

A director ceases to be a director when:

(1)	the term of office of the director expires;

(2)	the director dies;

(3)	the director resigns as a director by notice in writing provided to the Company or a lawyer for the Company; or

(4)	the director is removed from office pursuant to Articles 14.10 or 14.11.

14.10    Removal of Director by Shareholders

The Company may remove any director before the expiration of their term of office by special resolution. In that event, the shareholders may elect, or appoint by ordinary resolution, a director to fill the resulting vacancy. If the shareholders do not elect or appoint a director to fill the resulting vacancy contemporaneously with the removal, then the directors may appoint or the shareholders may elect, or appoint by ordinary resolution, a director to fill that vacancy.

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14.11    Removal of Director by Directors

The directors may remove any director before the expiration of their term of office if the director is convicted of an indictable offence, convicted by a court of an offence under or found in breach and sanctioned by a securities regulatory authority of any Canadian or United States securities legislation, or if the director ceases to be qualified to act as a director of a company and does not promptly resign, and the directors may appoint a director to fill the resulting vacancy.

15.        ALTERNATE DIRECTORS

15.1      Appointment of Alternate Director

Any director (an “appointor”) may by notice in writing received by the Company appoint any person (an “appointee”) who is qualified to act as a director to be their alternate to act in their place at meetings of the directors or committees of the directors at which the appointor is not present unless (in the case of an appointee who is not a director) the directors have reasonably disapproved the appointment of such person as an alternate director and have given notice to that effect to the appointor within a reasonable time after the notice of appointment is received by the Company.

15.2      Notice of Meetings

Every alternate director so appointed is entitled to notice of meetings of the directors and of committees of the directors of which their appointor is a member and to attend and vote as a director at any such meetings at which their appointor is not present.

15.3      Alternate for More Than One Director Attending Meetings

A person may be appointed as an alternate director by more than one director, and an alternate director:

(1)	will be counted in determining the quorum for a meeting of directors once for each of their appointors and, in the case of an appointee who is also a director, once more in that capacity;

(2)	has a separate vote at a meeting of directors for each of their appointors and, in the case of an appointee who is also a director, an additional vote in that capacity;

(3)

will be counted in determining the quorum for a meeting of a committee of directors once for each of their appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, once more in that capacity;

(4)

has a separate vote at a meeting of a committee of directors for each of their appointors who is a member of that committee and, in the case of an appointee who is also a member of that committee as a director, an additional vote in that capacity.

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15.4      Consent Resolutions

Every alternate director, if authorized by the notice appointing them, may sign in place of their appointor any resolutions to be consented to in writing.

15.5      Alternate Director Not an Agent

Every alternate director is deemed not to be the agent of their appointor.

15.6      Revocation of Appointment of Alternate Director

An appointor may at any time, by notice in writing received by the Company, revoke the appointment of an alternate director appointed by them.

15.7      Ceasing to be an Alternate Director

The appointment of an alternate director ceases when:

(1)	their appointor ceases to be a director and is not promptly re-elected or re-appointed;

(2)	the alternate director dies;

(3)	the alternate director resigns as an alternate director by notice in writing provided to the Company or a lawyer for the Company;

(4)	the alternate director ceases to be qualified to act as a director; or

(5)	their appointor revokes the appointment of the alternate director.

15.8      Remuneration and Expenses of Alternate Director

The Company must reimburse an alternate director for the reasonable expenses that would be properly reimbursed if they were a director, and the alternate director is entitled to receive from the Company such proportion, if any, of the remuneration otherwise payable to the appointor as the appointor may from time to time direct.

16.        POWERS AND DUTIES OF DIRECTORS

16.1      Powers of Management

The directors must, subject to these Articles, manage or supervise the management of the business and affairs of the Company and have the authority to exercise all such powers of the Company as are not, by the Business Corporations Act or by these Articles, required to be exercised by the shareholders of the Company.

16.2      Appointment of Attorney of Company

The directors may from time to time, by power of attorney or other instrument, under seal if so required by law, appoint any person to be the attorney of the Company for such purposes, and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the directors under these Articles and excepting the power to fill vacancies in the board of directors, to remove a director, to change the membership of, or fill vacancies in, any committee of the directors, to appoint or remove officers appointed by the directors and to declare dividends) and for such period, and with such remuneration and subject to such conditions as the directors may think fit. Any such power of attorney may contain such provisions for the protection or convenience of persons dealing with such attorney as the directors think fit. Any such attorney may be authorized by the directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in them.

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17.        DISCLOSURE OF INTEREST OF DIRECTORS

17.1      Obligation to Account for Profits

A director or senior officer who holds a disclosable interest (as that term is used in the Business Corporations Act) in a contract or transaction into which the Company has entered or proposes to enter is liable to account to the Company for any profit that accrues to the director or senior officer under or as a result of the contract or transaction only if and to the extent provided in the

Business Corporations Act.

17.2      Restrictions on Voting by Reason of Interest

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

17.3      Interested Director Counted in Quorum

A director who holds a disclosable interest in a contract or transaction into which the Company has entered or proposes to enter and who is present at the meeting of directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

17.4      Disclosure of Conflict of Interest or Property

A director or senior officer who holds any office or possesses any property, right or interest that could result, directly or indirectly, in the creation of a duty or interest that materially conflicts with that individual’s duty or interest as a director or senior officer, must disclose the nature and extent of the conflict as required by the Business Corporations Act.

17.5      Director Holding Other Office in the Company

A director may hold any office or place of profit with the Company, other than the office of auditor of the Company, in addition to their office of director for the period and on the terms (as to remuneration or otherwise) that the directors may determine.

17.6      No Disqualification

No director or intended director is disqualified by their office from contracting with the Company either with regard to the holding of any office or place of profit the director holds with the Company or as vendor, purchaser or otherwise, and no contract or transaction entered into by or on behalf of the Company in which a director is in any way interested is liable to be voided for that reason.

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17.7      Professional Services by Director or Officer

A director or officer, or any person in which a director or officer has an interest, may act in a professional capacity for the Company, except as auditor of the Company, and the director or officer or such person is entitled to remuneration for professional services as if that director or officer were not a director or officer.

17.8      Director or Officer in Other Corporations

A director or officer may be or become a director, officer or employee of, or otherwise interested in, any person in which the Company may be interested as a shareholder or otherwise, and the director or officer is not accountable to the Company for any remuneration or other benefits received by them as director, officer or employee of, or from their interest in, such other person.

18.        PROCEEDINGS OF DIRECTORS

18.1      Meetings of Directors

The directors may meet together for the conduct of business, adjourn and otherwise regulate their meetings as they think fit, and meetings of the directors held at regular intervals may be held at the place, at the time and on the notice, if any, as the directors may from time to time determine.

18.2      Voting at Meetings

Questions arising at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, the chair of the meeting does not have a second or casting vote.

18.3      Chair of Meetings

The following individual is entitled to preside as chair at a meeting of directors:

(1)	the chair of the board, if any;

(2)	in the absence of the chair of the board, the president, if any, if the president is a director; or

(3)	any other director chosen by the directors if:

	(a)	neither the chair of the board nor the president, if a director, is present at the meeting within 15 minutes after the time set for holding the meeting;

	(b)	neither the chair of the board nor the president, if a director, is willing to chair the meeting; or

	(c)	the chair of the board and the president, if a director, have advised the secretary, if any, or any other director, that they will not be present at the meeting.

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18.4      Meetings by Telephone or Other Communications Medium

A director may participate in a meeting of the directors or of any committee of the directors in person or by telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other. A director may participate in a meeting of the directors or of any committee of the directors by a communications medium other than telephone if all directors participating in the meeting, whether in person or by telephone or other communications medium, are able to communicate with each other and if all directors who wish to participate in the meeting agree to such participation. A director who participates in a meeting in a manner contemplated by this Article 18.4 is deemed for all purposes of the Business Corporations Act and these Articles to be present at the meeting and to have agreed to participate in that manner.

18.5      Calling of Meetings

A director may, and the secretary or an assistant secretary of the Company, if any, on the request of a director must, call a meeting of the directors at any time.

18.6      Notice of Meetings

Other than for meetings held at regular intervals as determined by the directors pursuant to Article 18.1, reasonable notice of each meeting of the directors, specifying the place, day and time of that meeting must be given to each of the directors and the alternate directors by any method set out in Article 24.1.

18.7      When Notice Not Required

It is not necessary to give notice of a meeting of the directors to a director or an alternate director if:

(1)	the meeting is to be held immediately following a meeting of shareholders at which that director was elected or appointed, or is the meeting of the directors at which that director is appointed; or

(2)	the director or alternate director, as the case may be, has waived notice of the meeting.

18.8      Meeting Valid Despite Failure to Give Notice

The accidental omission to give notice of any meeting of directors to, or the non-receipt of any notice by, any director or alternate director, does not invalidate any proceedings at that meeting.

18.9      Waiver of Notice of Meetings

Any director or alternate director may send to the Company a document signed by them waiving notice of any past, present or future meeting or meetings of the directors and may at any time withdraw that waiver with respect to meetings held after that withdrawal. After sending a waiver with respect to all future meetings and until that waiver is withdrawn, no notice of any meeting of the directors need be given to that director and, unless the director otherwise requires by notice in writing to the Company, to their alternate director, and all meetings of the directors so held are deemed not to be improperly called or constituted by reason of notice not having been given to such director or alternate director.

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18.10    Quorum

The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

18.11    Validity of Acts Where Appointment Defective

An act of a director or officer is not invalid merely because of an irregularity in the election or appointment or a defect in the qualification of that director or officer.

18.12    Consent Resolutions in Writing

A resolution of the directors or of any committee of the directors may be passed without a meeting:

(1)	in all cases, if each of the directors entitled to vote on the resolution consents to it in writing; or

(2)

in the case of a resolution to approve a contract or transaction in respect of which a director has disclosed that they have or may have a disclosable interest, if each of the other directors who are entitled to vote on the resolution consents to it in writing.

A consent in writing under this Article may be by signed document, fax, e-mail or any other method of transmitting legibly recorded messages. A consent in writing may be in two or more counterparts which together are deemed to constitute one consent in writing. A resolution of the directors or of any committee of the directors passed in accordance with this Article 18.12 is effective on the date stated in the consent in writing or on the latest date stated on any counterpart and is deemed to be a proceeding at a meeting of directors or of the committee of the directors and to be as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors that satisfies all the requirements of the Business Corporations Act and all the requirements of these Articles relating to meetings of the directors or of a committee of the directors.

19.        EXECUTIVE AND OTHER COMMITTEES

19.1      Appointment and Powers of Executive Committee

The directors may, by resolution, appoint an executive committee consisting of the director or directors that they consider appropriate, and this committee has, during the intervals between meetings of the board of directors, all of the directors’ powers, except:

(1)	the power to fill vacancies in the board of directors;

(2)	the power to remove a director;

(3)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

(4)	such other powers, if any, as may be set out in the resolution or any subsequent directors’ resolution.

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19.2      Appointment and Powers of Other Committees

The directors may, by resolution:

(1)	appoint one or more committees (other than the executive committee) consisting of the director or directors that they consider appropriate;

(2)	delegate to a committee appointed under paragraph (1) any of the directors’ powers, except:

	(a)	the power to fill vacancies in the board of directors;

	(b)	the power to remove a director;

	(c)	the power to change the membership of, or fill vacancies in, any committee of the directors; and

	(d)	the power to appoint or remove officers appointed by the directors; and

(3)	make any delegation referred to in paragraph (2) subject to the conditions set out in the resolution or any subsequent directors’ resolution.

19.3      Obligations of Committees

In the exercise of the powers delegated to a committee appointed under Articles 19.1 or 19.2, the committee must:

(1)	conform to any rules that may from time to time be imposed on it by the directors; and

(2)	report every act or thing done in exercise of those powers at such times as the directors may require.

19.4      Powers of Board

The directors may, at any time, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	revoke or alter the authority given to the committee, or override a decision made by the committee, except as to acts done before such revocation, alteration or overriding;

(2)	terminate the appointment of, or change the membership of, the committee; and

(3)	fill vacancies in the committee.

19.5      Committee Meetings

Subject to Article 19.3(1) and unless the directors otherwise provide in the resolution appointing the committee or in any subsequent resolution, with respect to a committee appointed under Articles 19.1 or 19.2:

(1)	the committee may meet and adjourn as it thinks proper;

(2)

the committee may elect a chair of its meetings but, if no chair of a meeting is elected, or if at a meeting the chair of the meeting is not present within 15 minutes after the time set for holding the meeting, the directors present who are members of the committee may choose one of their number to chair the meeting;

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(3)	a majority of the members of the committee constitutes a quorum of the committee; and

(4)

questions arising at any meeting of the committee are determined by a majority of votes of the members present, and in case of an equality of votes, the chair of the meeting does not have a second or casting vote.

20.        OFFICERS

20.1      Directors May Appoint Officers

The directors may, from time to time, appoint such officers, if any, as the directors determine and the directors may, at any time, terminate any such appointment.

20.2      Functions, Duties and Powers of Officers

The directors may, for each officer:

(1)	determine the functions and duties of the officer;

(2)	entrust to and confer on the officer any of the powers exercisable by the directors on such terms and conditions and with such restrictions as the directors think fit; and

(3)	revoke, withdraw, alter or vary all or any of the functions, duties and powers of the officer.

20.3      Qualifications

An officer is not required to hold a share in the capital of the Company as qualification for their office but must be qualified as required by the Business Corporations Act to become, act or continue to act as an officer. One person may hold more than one position as an officer of the Company. Any person appointed as the chair of the board or as a managing director must be a director. Any other officer need not be a director.

20.4      Remuneration and Terms of Appointment

All appointments of officers are to be made on the terms and conditions and at the remuneration (whether by way of salary, fee, commission, participation in profits or otherwise) that the directors think fit and are subject to termination at the pleasure of the directors, and an officer, in addition to such remuneration, may receive, after they cease to hold such office or leaves the employment of the Company, a pension or gratuity.

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21.        INDEMNIFICATION

21.1      Definitions

In this Article 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

	(a)	is or may be joined as a party; or

	(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2      Mandatory Indemnification of Directors and Officers and Former Directors and Officers

The Company must indemnify a director, officer, former director or officer or alternate director of the Company and their heirs and legal personal representatives, as set out in the Business Corporations Act, against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, officer, former director and officer and alternate director is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 21.2.

21.3      Mandatory Advancement of Expenses

The Company must pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding but the Company must first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the Business Corporations Act, the eligible party will repay the amounts advanced.

21.4      Indemnification of Other Persons

The Company may indemnify any other person in accordance with the Business Corporations Act.

21.5      Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which they are entitled under this Part.

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21.6      Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or their heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by them as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.

22.        DIVIDENDS

22.1      Payment of Dividends Subject to Special Rights

The provisions of this Article 22 are subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

22.2      Declaration of Dividends

The directors may from time to time declare and authorize payment of such dividends as they may deem advisable.

22.3      No Notice Required

The directors need not give notice to any shareholder of any declaration under Article 22.2.

22.4      Record Date

The directors may set a date as the record date for the purpose of determining shareholders entitled to receive payment of a dividend. The record date must not precede the date on which the dividend is to be paid by more than two months. If no record date is set, the record date is 5:00 p.m. on the date on which the directors pass the resolution declaring the dividend.

22.5      Manner of Paying Dividend

A resolution declaring a dividend may direct payment of the dividend wholly or partly by the distribution of specific assets or of fully paid shares or of bonds, debentures or other securities of the Company, or in any one or more of those ways.

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22.6      Settlement of Difficulties

If any difficulty arises in regard to a distribution under Article 22.5, the directors may settle the difficulty as they deem advisable, and, in particular, may:

(1)	set the value for distribution of specific assets;

(2)

determine that cash payments in substitution for all or any part of the specific assets to which any shareholders are entitled may be made to any shareholders on the basis of the value so fixed in order to adjust the rights of all parties; and

(3)	vest any such specific assets in trustees for the persons entitled to the dividend.

22.7      When Dividend Payable

Any dividend may be made payable on such date as is fixed by the directors.

22.8      Dividends to be Paid in Accordance with Number of Shares

All dividends on shares of any class or series of shares must be declared and paid according to the number of such shares held.

22.9      Receipt by Joint Shareholders

If several persons are joint shareholders of any share, any one of them may give an effective receipt for any dividend, bonus or other money payable in respect of the share.

22.10    Dividend Bears No Interest

No dividend bears interest against the Company.

22.11    Fractional Dividends

If a dividend to which a shareholder is entitled includes a fraction of the smallest monetary unit of the currency of the dividend, that fraction may be disregarded in making payment of the dividend and that payment represents full payment of the dividend.

22.12    Payment of Dividends

Any dividend or other distribution payable in cash in respect of shares may be paid by cheque, made payable to the order of the person to whom it is sent, and mailed to the address of the shareholder, or in the case of joint shareholders, to the address of the joint shareholder who is first named on the central securities register, or to the person and to the address the shareholder or joint shareholders may direct in writing. The mailing of such cheque will, to the extent of the sum represented by the cheque (plus the amount of the tax required by law to be deducted), discharge all liability for the dividend unless such cheque is not paid on presentation or the amount of tax so deducted is not paid to the appropriate taxing authority.

22.13    Capitalization of Surplus

Notwithstanding anything contained in these Articles, the directors may from time to time capitalize any surplus of the Company and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of the Company as a dividend representing the surplus or any part of the surplus.

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23.        DOCUMENTS, RECORDS AND REPORTS

23.1      Recording of Financial Affairs

The directors must cause adequate accounting records to be kept to record properly the financial affairs and condition of the Company and to comply with the Business Corporations Act.

23.2      Inspection of Accounting Records

Unless the directors determine otherwise, or unless otherwise determined by ordinary resolution, no shareholder of the Company is entitled to inspect or obtain a copy of any accounting records of the Company.

24.        NOTICES

24.1      Method of Giving Notice

Unless the Business Corporations Act or these Articles provides otherwise, a notice, statement, report or other record required or permitted by the Business Corporations Act or these Articles to be sent by or to a person may be sent by any one of the following methods:

(1)	prepaid mail addressed to the person at the applicable address for that person as follows:

	(a)	for a record mailed to a shareholder, the shareholder’s registered address;

(b)

for a record mailed to a director or officer, the prescribed address for mailing shown for the director or officer in the records kept by the Company or the mailing address provided by the recipient for the sending of that record or records of that class;

	(c)	in any other case, the mailing address of the intended recipient;

(2)	delivery at the applicable address for that person as follows, addressed to the person:

	(a)	for a record delivered to a shareholder, the shareholder’s registered address;

(b)

for a record delivered to a director or officer, the prescribed address for delivery shown for the director or officer in the records kept by the Company or the delivery address provided by the recipient for the sending of that record or records of that class;

	(c)	in any other case, the delivery address of the intended recipient;

(3)	fax to the fax number provided by the intended recipient for the sending of that record or records of that class;

(4)	e-mail to the e-mail address provided by the intended recipient for the sending of that record or records of that class; or

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(5)	physical delivery to the intended recipient.

24.2      Deemed Receipt of Mailing

A record that is mailed to a person by ordinary mail to the applicable address for that person referred to in Article 24.1 is deemed to be received by the person to whom it was mailed on the day, Saturdays, Sundays and holidays excepted, following the date of mailing. A record that is delivered to a person or their applicable address is deemed to be received by the person on receipt by that person or delivery to that address. A record that is sent to a person by fax or e-mail is deemed to be received by the person on transmission if sent during business hours at the place of intended receipt by that person and, if not sent during their business hours, on the next business day of the place of intended receipt of that person.

24.3      Certificate of Sending

A certificate signed by the secretary, if any, or other officer of the Company or of any other corporation acting in that behalf for the Company stating that a notice, statement, report or other record was addressed as required, and sent as permitted, by Article 24.1 is conclusive evidence of that fact.

24.4      Notice to Joint Shareholders

A notice, statement, report or other record may be provided by the Company to the joint shareholders of a share by providing the notice to the joint shareholder first named in the central securities register in respect of the share.

24.5      Notice to Trustees

A notice, statement, report or other record may be provided by the Company to the persons entitled to a share in consequence of the death, bankruptcy or incapacity of a shareholder by:

(1)	mailing the record, addressed to them:

	(a)	by name, by the title of the legal personal representative of the deceased or incapacitated shareholder, by the title of trustee of the bankrupt shareholder or by any similar description; and

	(b)	at the address, if any, supplied to the Company for that purpose by the persons claiming to be so entitled; or

(2)

if an address referred to in paragraph (1)(b) has not been supplied to the Company, by giving the notice in a manner in which it might have been given if the death, bankruptcy or incapacity had not occurred.

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25.        SEAL

25.1      Who May Attest Seal

Except as provided in Articles 25.2 and 25.3, the Company’s seal, if any, must not be impressed on any record except when that impression is attested by the signatures of:

(1)	any two directors;

(2)	any officer, together with any director;

(3)	if the Company only has one director, that director; or

(4)	any one or more directors or officers or persons as may be determined by the directors.

25.2      Sealing Copies

For the purpose of certifying under seal a certificate of incumbency of the directors or officers of the Company or a true copy of any resolution or other document, despite Article 25.1, the impression of the seal may be attested by the signature of any director or officer.

25.3      Mechanical Reproduction of Seal

The directors may authorize the seal to be impressed by third parties on share certificates or bonds, debentures or other securities of the Company as they may determine appropriate from time to time. To enable the seal to be impressed on any share certificates or bonds, debentures or other securities of the Company, whether in definitive or interim form, on which facsimiles of any of the signatures of the directors or officers of the Company are, in accordance with the Business Corporations Act or these Articles, printed or otherwise mechanically reproduced, there may be delivered to the person employed to engrave, lithograph or print such definitive or interim share certificates or bonds, debentures or other securities one or more unmounted dies reproducing the seal and the chair of the board or any senior officer together with the secretary, treasurer, secretary-treasurer, an assistant secretary, an assistant treasurer or an assistant secretary-treasurer may in writing authorize such person to cause the seal to be impressed on such definitive or interim share certificates or bonds, debentures or other securities by the use of such dies. Share certificates or bonds, debentures or other securities to which the seal has been so impressed are for all purposes deemed to be under and to bear the seal impressed on them.

26.        SPECIAL RIGHTS AND RESTRICTIONS

26.1      Common Shares

(1)

The registered holders of the Common shares shall be entitled to receive notice of and to attend at all general meetings of the shareholders of the Company and shall have the right to vote at any such meeting on the basis of one vote for each Common share held.

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(2)

The registered holders of the Common shares are entitled to receive dividends if and when declared by the Directors out the funds or assets of the Company properly applicable to the payment of dividends. The Directors may at any time declare and authorize the payment of such dividends exclusively to the registered holders of Common shares without declaring any corresponding dividends to the registered holders of Preferred shares.

(3)

In the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its shareholders for the purpose of winding up the affairs of the Company, whether voluntary or involuntary, subject to the rights of the holders of the Preferred shares, the registered holders of the Common shares shall be entitled to receive the remaining property and assets of the Company.

26.2      Preferred Shares

(1)

The holders of the Preferred shares shall not, as such, be entitled to receive notice of or to attend or vote at any meetings of shareholders of the Company other than meetings of the holders of the Preferred shares.

(2)

The Preferred shares may include one or more series of shares. Subject to the Business Corporations Act, the Directors may from time to time, by resolution, if none of the Preferred shares of the particular series are issued, alter the Articles of the Company and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(a)

Determine the maximum number of shares of any of those series of shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this Article 26.2(2) or otherwise in relation to a maximum number of those shares;

	(b)	Create an identifying name by which the shares of any of those series of shares may be identified or alter any identifying name created for those shares; and

	(c)	Attach special rights and restrictions to the shares of any of those series of shares or to alter any special rights or restrictions attached to those shares.

(3)

The registered holders of the Preferred shares are entitled to receive dividends if and when declared by the Directors out the funds or assets of the Company properly applicable to the payment of dividends. The Directors may at any time declare and authorize the payment of such dividends exclusively to the registered holders of the Preferred shares without declaring any corresponding dividends to the registered holders of the Common shares.

(4)

In the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its members for the purpose of winding up the affairs of the Company, whether voluntary or involuntary, the registered holders of the Preferred shares shall be entitled to receive the amount paid up with respect to each Preferred share together with an amount equal to all declared and unpaid dividends on such shares in priority of the Common shares. After payment to the registered holders of the Preferred shares of the amount payable to them as provided for above, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Company.

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The Company has adopted as its Articles the foregoing provisions:

Full name and Signature of Director	Date

_______________________________________________________________________	______________, __________
BENJAMIN AINSWORTH

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SCHEDULE “B” - NEVADA REVISED STATUTES

RIGHTS OF DISSENTING OWNERS

NRS 92A.300 Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.
(Added to NRS by 1995, 2086)

NRS 92A.305 “Beneficial stockholder” defined. “Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
(Added to NRS by 1995, 2087)

NRS 92A.310 “Corporate action” defined. “Corporate action” means the action of a domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.315 “Dissenter” defined. “Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.
(Added to NRS by 1995, 2087; A 1999, 1631)

NRS 92A.320 “Fair value” defined. “Fair value,” with respect to a dissenter’s shares, means the value of the shares determined:

1.

Immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

2.	Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and
3.	Without discounting for lack of marketability or minority status.

(Added to NRS by 1995, 2087; A 2009, 1720)

NRS 92A.325 “Stockholder” defined. “Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.330 “Stockholder of record” defined. “Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.
(Added to NRS by 1995, 2087)

NRS 92A.335 “Subject corporation” defined. “Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
(Added to NRS by 1995, 2087)

NRS 92A.340 Computation of interest. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the rate of interest most recently established pursuant to NRS 99.040.
(Added to NRS by 1995, 2087; A 2009, 1721)

NRS 92A.350 Rights of dissenting partner of domestic limited partnership. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
(Added to NRS by 1995, 2088)

NRS 92A.360 Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
(Added to NRS by 1995, 2088)

B1

NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.

1.

Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before the member’s resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2.

Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

(Added to NRS by 1995, 2088)

NRS 92A.380 Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1.

Except as otherwise provided in NRS 92A.370 and 92A.390 and subject to the limitation in paragraph (f), any stockholder is entitled to dissent from, and obtain payment of the fair value of the stockholder’s shares in the event of any of the following corporate actions:

	(a)	Consummation of a plan of merger to which the domestic corporation is a constituent entity:
(1)

If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.
	(b)	Consummation of a plan of conversion to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be converted.
(c)

Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if the stockholder’s shares are to be acquired in the plan of exchange.

(d)

Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

	(e)	Accordance of full voting rights to control shares, as defined in NRS 78.3784, only to the extent provided for pursuant to NRS 78.3793.
(f)

Any corporate action not described in this subsection that will result in the stockholder receiving money or scrip instead of a fraction of a share except where the stockholder would not be entitled to receive such payment pursuant to NRS 78.205, 78.2055 or 78.207. A dissent pursuant to this paragraph applies only to the fraction of a share, and the stockholder is entitled only to obtain payment of the fair value of the fraction of a share.

2.

A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating the entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the domestic corporation.

3.

Subject to the limitations in this subsection, from and after the effective date of any corporate action described in subsection 1, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 to 92A.500, inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. This subsection does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in paragraph (f) of subsection 1, the restrictions of this subsection apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares.

(Added to NRS by 1995, 2087; A 2001, 1414, 3199; 2003, 3189; 2005, 2204; 2007, 2438; 2009, 1721; 2011, 2814)

B2

NRS 92A.390 Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1.	There is no right of dissent with respect to a plan of merger, conversion or exchange in favor of stockholders of any class or series which is:
	(a)	A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, 15 U.S.C. § 77r(b)(1)(A) or (B), as amended;
(b)

Traded in an organized market and has at least 2,000 stockholders and a market value of at least $20,000,000, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial stockholders owning more than 10 percent of such shares; or

(c)

Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and which may be redeemed at the option of the holder at net asset value, unless the articles of incorporation of the corporation issuing the class or series provide otherwise.

2.	The applicability of subsection 1 must be determined as of:
	(a)	The record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the corporate action requiring dissenter’s rights; or
	(b)	The day before the effective date of such corporate action if there is no meeting of stockholders.
3.

Subsection 1 is not applicable and dissenter’s rights are available pursuant to NRS 92A.380 for the holders of any class or series of shares who are required by the terms of the corporate action requiring dissenter’s rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subsection 1 at the time the corporate action becomes effective.

4.

There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

5.

There is no right of dissent for any holders of stock of the parent domestic corporation if the plan of merger does not require action of the stockholders of the parent domestic corporation under NRS 92A.180.

(Added to NRS by 1995, 2088; A 2009, 1722)

NRS 92A.400 Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1.

A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his or her name only if the stockholder of record dissents with respect to all shares of the class or series beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf the stockholder of record asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and his or her other shares were registered in the names of different stockholders.

2.	A beneficial stockholder may assert dissenter’s rights as to shares held on his or her behalf only if the beneficial stockholder:
	(a)	Submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and
	(b)	Does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

(Added to NRS by 1995, 2089; A 2009, 1723)

NRS 92A.410 Notification of stockholders regarding right of dissent.

1.

If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are, are not or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive. If the domestic corporation concludes that dissenter’s rights are or may be available, a copy of NRS 92A.300 to 92A.500, inclusive, must accompany the meeting notice sent to those record stockholders entitled to exercise dissenter’s rights.

2.

If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

(Added to NRS by 1995, 2089; A 1997, 730; 2009, 1723)

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NRS 92A.420 Prerequisites to demand for payment for shares.

1.

If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights with respect to any class or series of shares:

	(a)	Must deliver to the subject corporation, before the vote is taken, written notice of the stockholder’s intent to demand payment for his or her shares if the proposed action is effectuated; and
	(b)	Must not vote, or cause or permit to be voted, any of his or her shares of such class or series in favor of the proposed action.
2.

If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights with respect to any class or series of shares must not consent to or approve the proposed corporate action with respect to such class or series.

3.	A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2089; A 1999, 1631; 2005, 2204; 2009, 1723)

NRS 92A.430 Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1.	The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.
2.	The dissenter’s notice must be sent no later than 10 days after the effective date of the corporate action specified in NRS 92A.380, and must:
	(a)	State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
	(b)	Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
(c)

Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d)

Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered and state that the stockholder shall be deemed to have waived the right to demand payment with respect to the shares unless the form is received by the subject corporation by such specified date; and

	(e)	Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

(Added to NRS by 1995, 2089; A 2005, 2205; 2009, 1724)

NRS 92A.440 Demand for payment and deposit of certificates; loss of rights of stockholder; withdrawal from appraisal process.

1.	A stockholder who receives a dissenter’s notice pursuant to NRS 92A.430 and who wishes to exercise dissenter’s rights must:
	(a)	Demand payment;
(b)

Certify whether the stockholder or the beneficial owner on whose behalf he or she is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

	(c)	Deposit the stockholder’s certificates, if any, in accordance with the terms of the notice.
2.

If a stockholder fails to make the certification required by paragraph (b) of subsection 1, the subject corporation may elect to treat the stockholder’s shares as after-acquired shares under NRS 92A.470.

3.

Once a stockholder deposits that stockholder’s certificates or, in the case of uncertified shares makes demand for payment, that stockholder loses all rights as a stockholder, unless the stockholder withdraws pursuant to subsection 4.

4.

A stockholder who has complied with subsection 1 may nevertheless decline to exercise dissenter’s rights and withdraw from the appraisal process by so notifying the subject corporation in writing by the date set forth in the dissenter’s notice pursuant to NRS 92A.430. A stockholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the subject corporation’s written consent.

5.

The stockholder who does not demand payment or deposit his or her certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his or her shares under this chapter.

(Added to NRS by 1995, 2090; A 1997, 730; 2003, 3189; 2009, 1724)

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NRS 92A.450 Uncertificated shares: Authority to restrict transfer after demand for payment. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
(Added to NRS by 1995, 2090; A 2009, 1725)

NRS 92A.460 Payment for shares: General requirements.

1.

Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay in cash to each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of the dissenter’s shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

	(a)	Of the county where the subject corporation’s principal office is located;
	(b)	If the subject corporation’s principal office is not located in this State, in the county in which the corporation’s registered office is located; or
	(c)	At the election of any dissenter residing or having its principal or registered office in this State, of the county where the dissenter resides or has its principal or registered office.
The court shall dispose of the complaint promptly.
2.	The payment must be accompanied by:
(a)

The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year or, where such financial statements are not reasonably available, then such reasonably equivalent financial information and the latest available quarterly financial statements, if any;

	(b)	A statement of the subject corporation’s estimate of the fair value of the shares; and
(c)

A statement of the dissenter’s rights to demand payment under NRS 92A.480 and that if any such stockholder does not do so within the period specified, such stockholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this chapter.

(Added to NRS by 1995, 2090; A 2007, 2704; 2009, 1725)

NRS 92A.470 Withholding payment for shares acquired on or after date of dissenter’s notice: General requirements.

1.

A subject corporation may elect to withhold payment from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the first date of any announcement to the news media or to the stockholders of the terms of the proposed action.

2.	To the extent the subject corporation elects to withhold payment, within 30 days after receipt of a demand for payment, the subject corporation shall notify the dissenters described in subsection 1:
	(a)	Of the information required by paragraph (a) of subsection 2 of NRS 92A.460;
	(b)	Of the subject corporation’s estimate of fair value pursuant to paragraph (b) of subsection 2 of NRS 92A.460;
	(c)	That they may accept the subject corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under NRS 92A.480;
	(d)	That those stockholders who wish to accept such an offer must so notify the subject corporation of their acceptance of the offer within 30 days after receipt of such offer; and
	(e)	That those stockholders who do not satisfy the requirements for demanding appraisal under NRS 92A.480 shall be deemed to have accepted the subject corporation’s offer.
3.

Within 10 days after receiving the stockholder’s acceptance pursuant to subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder who agreed to accept the subject corporation’s offer in full satisfaction of the stockholder’s demand.

4.

Within 40 days after sending the notice described in subsection 2, the subject corporation shall pay in cash the amount offered under paragraph (b) of subsection 2 to each stockholder described in paragraph (e) of subsection 2.

(Added to NRS by 1995, 2091; A 2009, 1725)

NRS 92A.480 Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1.

A dissenter paid pursuant to NRS 92A.460 who is dissatisfied with the amount of the payment may notify the subject corporation in writing of the dissenter’s own estimate of the fair value of his or her shares and the amount of interest due, and demand payment of such estimate, less any payment pursuant to NRS 92A.460. A dissenter offered payment pursuant to NRS 92A.470 who is dissatisfied with the offer may reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his or her shares and interest due.

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2.

A dissenter waives the right to demand payment pursuant to this section unless the dissenter notifies the subject corporation of his or her demand to be paid the dissenter’s stated estimate of fair value plus interest under subsection 1 in writing within 30 days after receiving the subject corporation’s payment or offer of payment under NRS 92A.460 or 92A.470 and is entitled only to the payment made or offered.

(Added to NRS by 1995, 2091; A 2009, 1726)

NRS 92A.490 Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1.

If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded by each dissenter pursuant to NRS 92A.480 plus interest.

2.

A subject corporation shall commence the proceeding in the district court of the county where its principal office is located in this State. If the principal office of the subject corporation is not located in this State, the right to dissent arose from a merger, conversion or exchange and the principal office of the surviving entity, resulting entity or the entity whose shares were acquired, whichever is applicable, is located in this State, it shall commence the proceeding in the county where the principal office of the surviving entity, resulting entity or the entity whose shares were acquired is located. In all other cases, if the principal office of the subject corporation is not located in this State, the subject corporation shall commence the proceeding in the district court in the county in which the corporation’s registered office is located.

3.

The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4.

The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5.	Each dissenter who is made a party to the proceeding is entitled to a judgment:
(a)	For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the subject corporation; or
(b)	For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

(Added to NRS by 1995, 2091; A 2007, 2705; 2009, 1727; 2011, 2815)

NRS 92A.500 Assessment of costs and fees in certain legal proceedings.

1.

The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2.	The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
	(a)	Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
(b)

Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

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4.

In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5.

To the extent the subject corporation fails to make a required payment pursuant to NRS 92A.460, 92A.470 or 92A.480, the dissenter may bring a cause of action directly for the amount owed and, to the extent the dissenter prevails, is entitled to recover all expenses of the suit.

6.	This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

(Added to NRS by 1995, 2092; A 2009, 1727)

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SCHEDULE “C” - GLOSSARY OF GEOLOGICAL DEFINED TERMS

The following definitions and terms apply throughout this document unless the context otherwise requires:

Actinolite	A mineral containing magnesium and iron and is commonly formed in metamorphic rocks.

Albitic	A widely distributed white feldspar.

Alluvial	A placer formed by the action of running water, as in a stream channel or alluvial fan.

Alluvium	A general term for clay, silt, sand, gravel, or similar unconsolidated detrital material, deposited during comparatively recent geologic time by a stream or other body of running water.

Andesite	An extrusive igneous, volcanic rock.

Argillaceous	Sediment or a sedimentary rock containing an appreciable amount of clay.

Argillite

A compact rock, derived either from mudstone or shale, that has undergone a somewhat higher degree of induration than mudstone or shale but is less clearly laminated and without its fissility, and that lacks the cleavage distinctive of slate.

Azurite	A mineral found in oxidized parts of copper deposits.

Basal Conglomerate	A well-sorted, lithologically homogeneous conglomerate that forms the bottom stratigraphic unit of a sedimentary series and that rests on a surface of erosion.

Basalt	A common extrusive volcanic rock. It is usually grey to black and fine grained due to rapid cooling of lava.

Batholith	A large emplacement of igneous intrusive rock that forms from cooled magma deep in the Earth’s crust.

Bedded	Applied to rocks resulting from consolidated sediments and accordingly exhibiting planes of separation designated bedding planes.

Bedrock	A general term for the rock, usually solid, that underlies soil or other unconsolidated, superficial material.

Belt	Regional surface zone along which mines and prospects occur.

Bioclastic	Rocks consisting of fragmental organic remains.

Bornite	An important copper ore mineral occurs widely in porphyry copper and chalcopyrite.

Breccia	A clastic sedimentary rock that is composed of large angular fragments.

Calcareous	A substance that contains calcium carbonate.

Calcite	A common constitute of sedimentary rocks and in particular limestone.

Calcsilicate	A metamorphic rock consisting mainly of calcium-bearing silicates.

Carbonaceous	Carbonaceous sediments include original organic tissues and subsequently produced derivatives of which the composition is organic chemically.

Chalcocite	An important copper mineral that is opaque, being colored dark-gray to black with a metallic luster.

Chalcopyrite	A copper iron sulfide mineral.

Chlorite	A dark green mineral, being a maxed silicate of magnesium, iron and aluminum.

Chrysocolla	A bluish green to emerald green mineral that forms in crustations and thin seams in oxidized parts of copper-mineral veins.

Claystone	A concretionary mass of clay frequently found in alluvial deposits.

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Colluvium	A loose body of sediment that have been built up at the bottom of a low-grade slope.

Conglomerate

A coarse-grained clastic sedimentary rock, composed of rounded to subangular fragments larger than 2 mm in diameter set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica, or hardened clay; the consolidated equivalent of gravel.

Cretaceous	A geological period from 145 to 65 million years ago.

Diabase	A mafic, subvolcanic rock equivalent to volcanic basalt or plutonic gabbro.

Digenite	A copper sulphide mineral that is black to dark blue opaque.

Diopside	A white to light green mineral occurring in metamorphic rocks.

Diorite	A grey to dark grey intermediate intrusive igneous rock composed principally of plagioclase feldspar.

Dip	The angle at which a bed, stratum, or vein is inclined from the horizontal, measured perpendicular to the strike and in the vertical plane.

Displacement	A general term for the change in position of any point on one side of a fault plane relative to any corresponding point on the opposite side of the fault plane.

Dolomite	A carbonate mineral composed of calcium magnesium carbonate and is a common sedimentary rock forming mineral.

Dolomitic Limestone	A limestone that has been incompletely dolomitized.

Drag	Fragments of ore torn from a lode by a fault.

Epidote	An abundant rock forming mineral, but one of secondary origin.

Fault	A fracture or a fracture zone in crustal rocks along which there has been displacement of the two sides relative to one another parallel to the fracture.

Fault Zones	A fault that is expressed as a zone of numerous small fractures.

Feldspar	A group of rock forming minerals that make up approximately 60% of the Earth’s crust.

Felsic	Rocks that contain more than 75% felsic minerals (namely quartz, orthoclase and plagioclase).

Flotation (testing)	A milling process in which valuable mineral particles are induced to become attached to bubbles and float as others sink.

Fossilferous	Containing fossils.

Garnet	A group of minerals used as gemstones and abrasives.

Goethite	An iron bearing oxide mineral found in soil and other low temperature environments.

Granite	A common and widely occurring type of intrusive, felsic and igneous rock.

Granodiorites	Course grained igneous rock intermediate in composition between granite and diorite.

HCI	Hydrogen Chloride.

HNO3	Nitric Acid.

Hedenbergite	A common rock-forming mineral in iron-rich metamorphic rocks, limestone skarns, and fayalite-bearing plutonic rocks.

Hematite	The mineral form of iron (III) oxide.

Hornfels(ed)	A fine-grained rock composed of a mosaic of equidimensional grains without preferred orientation and typically formed by contact metamorphism.

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Hypogene	Formed, taking place or originating beneath the Earth’s surface.

Intercalated	Means layered material.

Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks.

Jasperoid

A dense, usually gray, chertlike siliceous rock, in which chalcedony or cryptocrystalline quartz has replaced the carbonate minerals of limestone or dolomite; a silicified limestone. It typically develops as the gangue of metasomatic sulfide deposits of the lead-zinc type, such as those of Missouri, Oklahoma, and Kansas.

Jaw Crusher	A primary crusher designed to reduce large rocks or ores to sizes capable of being handled by any of the secondary crushers.

Jones riffle (splitter)

An apparatus used for cutting the size of a sample. It consists of a hopper above a series of open-bottom pockets, usually 1/2 in or 3/4 in (1.27 cm or 1.91 cm) wide, which are so constructed as to discharge alternately, first into a pan to the right, and then into another pan to the left. Each time the sample is passed through the riffle, it is divided into two equal parts; the next pass of one of those parts will give a quarter of the original sample, and so on, until the sample is reduced to the desired weight.

Jurassic	The geological period between 190 million years and 135 million years ago.

Kaolin	Fine usually white clay formed by the weathering of aluminous minerals, such as, feldspar.

Lacustrine	Formed at the bottom or on the shore of lakes.

Latite

A porphyritic extrusive rock having phenocrysts of plagioclase and potassium feldspar in nearly equal amounts, little or no quartz, and a finely crystalline to glassy groundmass, which may contain obscure potassium feldspar; the extrusive equivalent of monzonite.

Limestone	A sedimentary rock composed largely of mineral calcite.

Leaching	The separation, selective removal, or dissolving-out of soluble constituents from a rock or orebody by the natural action of percolating water.

Lode	A mineral deposit in solid rock.

Mafic	A silicate mineral or rock that is rich in magnesium or iron.

Magmatic	Pertain to or derived from magma.

Magnetite	A mineral commonly found in iron formations and magmatic iron deposits.

Malachite	A carbonate mineral known as copper carbonate.

Member	A division of a formation, generally of distinct character and of only local extent.

Metamorphism

The mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rocks in question originated.

Metasomatic	The chemical alteration of rock by hydrothermal or other fluids.

Metasomatism

The process of practically simultaneous capillary solution and deposition by which a new mineral of partly or wholly different chemical composition may grow in the body of an old mineral or mineral aggregate. The presence of interstitial, chemically active pore liquids or gases contained within a rock body or introduced from external sources is essential for the replacement process, that often, though not necessarily, occurs at constant volume with little disturbance of textural or structural features.

Metavolcanic	Metamorphosed volcanic rock.

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Mineralization	The concentration of metals and their chemical compounds within a body of rock.

Miocene	A geological epoch from about 23 million years ago to 5.3 million years ago.

Molybdenite	A mineral found in molybdenum.

Molybdenum	A hard, silvery-white metallic element used to toughen alloy steels and soften tungsten alloy.

Montmorillonite	A very soft phyllosilicate group of minerals that typically form in microscopic crystals, forming a clay.

Monzonites	A granular plutonic rock containing approximately equal amounts of orthoclase and plagioclase, and thus intermediate between syenite and diorite.

Oligocene	A geological period from about 34 million years ago to 23 million years ago.

Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Permeable	Means permitting passage of liquids or gases.

Phyllic	The hydrothermal alteration typically resulting from removal of sodium, calcium, and magnesium from calc-alkalic rocks, with pervasive replacement of silicates, muting the original rock texture.

Plagioclase	An important series of tectosilicate minerals within the feldspar family.

Plutonic	Pertaining to igneous rocks formed at great depths.

Pneumatolytic	The surface effect of gasses near volcanoes.

Porphyritic	Containing relatively large isolated crystals in a mass of fine texture.

Porphyry	A heterogeneous rock characterized by the presence of crustals in a relatively finer- grained matrix.

Potassic	Relating to or containing potassium or potash.

Propylitic	A chemical alteration of a rock, caused by iron and magnesium bearing hydrothermal fluids, altering biotite and amphibole within the rock groundmass.

Pyrite

The most common of the sulphide minerals. It is usually found associated with other sulphides or oxides in quartz veins, sedimentary rock and metamorphic rock, as well as in coal beds, and as the replacement mineral in fossils.

Pyrrhotite	An unusual iron sulphide mineral with variable iron content.

Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.

Quatenary Period	The geological time period roughly 2.588 million years ago.

Reverse Circulation (RC)

The circulation of bit-coolant and cuttings-removal liquids, drilling fluid, mud, air, or gas down the borehole outside the drill rods and upward inside the drill rods. Also called countercurrent; counterflush.

Rhyolite	An igneous, volcanic rock of felsic composition.

Sedimentary	A type of rock that is formed by sedimentation of material at the Earth’s surface.

Sericite	A term for a fine-grained white, pale green to oily greenish mica, mainly muscovite.

Serpentinite	A rock consisting almost wholly of serpentine-group minerals.

Shale	A rock formed by consolidation of clay, mud, or silt, having a laminated structure and composed of minerals essentially unaltered since deposition.

Sill	A bed of lava or tuff between older layer of rocks.

Silicate	A compound bearing silicon and forms a majority of the Earth’s crust.

Siltstone	A sedimentary rock with a grain size in the silt range.

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Skarn	Forms in the process of metamorphism and in the contact zone of magmatic intrusions.

Specularite	A black or gray variety of hematite with splendant metallic.

Sphalerite	An mineral that is a source for zinc.

Stockwork	A complex system of structurally controlled or randomly oriented veins.

Stratum (Strata)	A bed or layer of rock; strata, more than one layer.

Strike-Shift Fault	A fault on which the movement is parallel to the fault's strike.

Sulfide	A mineral compound characterized by the linkage of sulfur with a metal or semimetal.

Supergene	A mineral deposit or enrichment formed near the surface, commonly by descending solutions; also, said of those solutions and of that environment.

Syenitic	A group of plutonic rocks containing alkali feldspar.

Tactite	A rock formed by contact metamorphism and metasomatism of carbonate rocks.

Talc	A mineral that occurs as hydrothermal alteration of ultramafic rocks.

Tenor (Grade)	The relative quantity or the percentage of ore-mineral or metal content in an orebod.

Tertiary	The geological period between 65 to 1.64 million years ago.

Tourmaline	A semi-precious stone and the gemstone comes in a wide variety of colors.

Triassic	A geological period between 210 and 250 million years ago.

Tremolite	A mineral with magnesium replaced by iron, and silicon by aluminum toward actinolite.

Tuffaceous	Means sediments containing up to 50% tuff.

Tuffs	Rock composed of fine volcanic ash.

Tungsten	A hard, brittle, white or gray metallic element.

Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.

Volcanic	Characteristics of, pertaining to, situated in or upon, formed in, or derived from volcanoes.

Volcanism	The processes by which magma and its associated gases rise in the crust and are extruded onto the Earth's surface and into the atmosphere.

Volcanoclastic	Volcanic material that has been transported and reworked through wind or water.

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SCHEDULE “D” - FORM OF PROXY

D1

PROXY

SPECIAL MEETING OF THE STOCKHOLDERS OF
CANYON COPPER CORP.
(the "Company")

TO BE HELD AT:

SUITE 408, 1199 WEST PENDER STREET, VANCOUVER, BC,
CANADA V6E 2R1 ON MAY 21, 2013, at 10:00 AM (PACIFIC
STANDARD TIME)

The undersigned stockholder (“Registered Stockholder”) of the Company hereby appoints Benjamin Ainsworth, Chief Executive Officer, President, Secretary and a director of the Company, or failing this person, Kurt Bordian, Chief Financial Officer and Treasurer of the Company, or in place of the foregoing,  ______________________________ as proxyholder for and on behalf of the Registered Stockholder with the power of substitution to attend, act and vote for and on behalf of the Registered Stockholder in respect of all matters that may properly come before the Meeting of the Registered Stockholders of the Company and at every adjournment thereof, to the same extent and with the same powers as if the undersigned Registered Stockholder were present at the said Meeting, or any adjournment thereof.

The undersigned Registered Stockholder hereby revokes any proxy previously given to attend and vote at said Special Meeting.

SIGN HERE:

Please Print Name:

Date:

Number of Shares
Represented by Proxy:

The Registered Stockholder hereby directs the proxyholder to vote the securities of the Company registered in the name of the Registered Stockholder as specified herein.

Resolutions (For full detail of the proposal, please see the enclosed Notice of Special Meeting and Proxy Statement/Prospectus).

		For	Against

1.	Approve the Plan of Conversion

THIS PROXY FORM IS NOT VALID UNLESS IT IS SIGNED.

SEE IMPORTANT INFORMATION AND INSTRUCTIONS ON REVERSE

D2

Important Notice Regarding the Availability of Proxy Materials
for the Special Meeting of the Stockholders to Be Held on May 21, 2013.

This Proxy Statement/Prospectus to the Stockholders is available at www.canyoncc.com

INSTRUCTIONS FOR COMPLETION OF PROXY

1.	This proxy is solicited by the Management of the Company.

2.

This form of proxy (the “Instrument of Proxy”) must be signed by you, the Registered Stockholder, or by your attorney duly authorized by you in writing, or, in the case of a company, by a duly authorized officer or representative of the company; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany this Instrument of Proxy.

3.

If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the Registered Stockholder, for the named proxies to date this proxy seven (7) calendar days after the date on which it was mailed to you, the Registered Stockholder.

4.	A Registered Stockholder who wishes to attend the Meeting and vote on the resolutions in person, may simply register with the scrutineers before the Meeting begins.

5.

A Registered Stockholder who is not able to attend the Meeting in person but wishes to vote on the proposals set out in this Instrument of Proxy may appoint the management persons named on this Instrument of Proxy as proxy for the Registered Stockholder by completing and signing this Instrument of Proxy and by indicating your choice on a proposal by placing an “X” in the appropriate box. Where no choice is specified by a Registered Stockholder with respect to a proposal set out in this Instrument of Proxy, a management appointee acting as proxy will vote in favor of that proposal.

6.

The securities represented by this Instrument of Proxy will be voted or withheld from voting in accordance with the instructions of the Registered Stockholder on any poll of a resolution that may be called for and, if the Registered Stockholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. Further, the securities will be voted by the appointed proxy with respect to any amendments or variations of any of the resolutions set out on the Instrument of Proxy or matters which may properly come before the Meeting as the proxy, in its sole discretion, sees fit.

If a Registered Stockholder has submitted an Instrument of Proxy, the Registered Stockholder may still attend the Meeting and may vote in person. To do so, the Registered Stockholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior votes.

To be represented at the Special Meeting, this proxy form must be received at the office of the Company, by mail, fax or email no later than 5:00 pm (Pacific Standard Time) on May 17, 2013, or adjournment thereof or may be accepted by the Chairman of the Special Meeting prior to the commencement of the Special Meeting. The mailing address, fax number and email are:

Canyon Copper Corp. Suite 408, 1199 West Pender Street Vancouver, British Columbia, Canada V6E 2R1 Fax No. (604) 684-9365 Email: info@canyoncc.com

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